Exhibit 10.43

EXECUTION COPY

AGREEMENT

DATED 12th July, 2004

€140,000,000

CREDIT FACILITY

FOR

SECOND SHURGARD FINANCE S.À R.L.

ARRANGED BY

THE ROYAL BANK OF SCOTLAND

WITH

THE ROYAL BANK OF SCOTLAND PLC

as Facility Agent

relating to the development of

a portfolio of Properties

[GRAPHIC]

ALLEN & OVERY LLP

LONDON

THIS AGREEMENT is dated 12th July, 2004

BETWEEN:

(1)	SECOND SHURGARD SPRL (the Company) (a private limited liability company incorporated under the laws of Belgium registered with its register of legal entities (RPM/RPR) number 0864.611.874);

(2)	SECOND SHURGARD FINANCE S.À R.L (the Borrower) (a company incorporated as a société à responsabilité limitée under the laws of Luxembourg with its registered office at 1 rue des Glacis, L - 1628 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B-101, 011);

(3)	THE COMPANIES listed in Schedule 1 (Original Parties) as original guarantors (in this capacity the Original Guarantors);

(4)	THE ROYAL BANK OF SCOTLAND as Mandated Lead Arranger (in this capacity the Mandated Lead Arranger);

(5)	THE FINANCIAL INSTITUTION listed in Schedule 1 (Original Parties) as original lender (the Original Lender); and

(6)	THE ROYAL BANK OF SCOTLAND PLC as facility agent (in this capacity the Facility Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Accession Agreement means an agreement substantially in the form of Part 3 of Schedule 5 (Form of Accession and Resignation Documents) incorporating such changes as the Facility Agent may approve or reasonably require.

Account means a Master Proceeds Account, a Disbursement Account or a Property Proceeds Account and, where the context requires, includes each of them.

Account Security Agreement means a document in an agreed form creating a Security Interest over any bank account of an Obligor in favour of the Finance Parties.

Additional Guarantor means a member of the Group which becomes a Guarantor after the date of this Agreement in accordance with Clause 31.8 (Additional Guarantors).

Additional Property means any Approved Property acquired by a Guarantor after the date of this Agreement in accordance with the terms of this Agreement.

Administrative Party means the Mandated Lead Arranger or the Facility Agent.

Administrative Services Agreement means the agreement entered into between the Borrower and Shurgard Europe on or about the date of this Agreement, pursuant to which Shurgard Europe provides certain administrative services to the Borrower.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Applicable Registration and Formality Requirements means the registration and formality requirements set out in Part 2 of Schedule 7 (Stamp Duty and Registration and Formality Requirements).

Applicable Stamp Duties means those stamp duties and charges set out in Part 1 of Schedule 7 (Stamp Duty and Registration and Formality Requirements).

Approved Property has the meaning given to that term in Clause 22.6 (Approved Properties).

Architect means, in relation to a Property, any firm of architects appointed by an Obligor in respect of the Development of that Obligor’s Property.

Asset Company means, in relation to a Property, the Guarantor (excluding the Company, the Borrower and each Managing Company) incorporated in the jurisdiction where the Property that it legally and beneficially owns, is located.

Attributable Commitment means, subject to Clause 2.2 (Reduction of Commitment) and Clause 22.6 (Approved Properties), in respect of a Property, an amount of the Total Commitments that were allocated to that Property for its Development as set out in the approved Real Estate Package for that Property.

Attributable Loan means, in respect of a Property, each Loan outstanding in respect of the Development of that Property.

Available Proceeds means:

(a)	the aggregate amount outstanding of the Loans;

(b)	any Subordinated Loan advanced to the Borrower by an Equity Investor; or

(c)	any amount in the Borrower’s Disbursement Account.

Availability Period means the period from and including the date of this Agreement to and including the third anniversary of the date of this Agreement.

Batched Interest Cover means Interest Cover calculated on each Property Batch.

Belgian Companies Code means the Belgian Companies Code dated 7th May, 1999, as amended.

Belgian Obligor means any Obligor incorporated in Belgium and, where designated as being Original, means the Company.

Borrower has the meaning given to that term in paragraph (2) of the Parties Clause.

Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 28.3 (Break Costs) as compensation if any part of a Loan or overdue amount is repaid or prepaid.

Break Even Point means in relation to any Property, the earlier of:

(a)	the date falling 12 months after Construction Completion for that Property; and

(b)	the last date in any calendar month during which aggregate operating income derived by the relevant Obligor from the operation of that Property in that calendar month, as determined by the Facility Agent (acting reasonably) in accordance with the then most recent Monthly Report, exceeds aggregate operating costs and expenses incurred by that Obligor in relation to that Property during that calendar month.

Budgeted Costs means the itemised budgeted costs and expenses relating to the financing or refinancing and development of each Property as specified in the approved Real Estate Package in relation to that Property (including capitalised interest but excluding any carry cost (as specified in the approved Real Estate Package) of the investment in the Development).

Building Contract means a trade or building contract entered into or to be entered into between an Obligor and a Contractor, including all documents referred to in that contract.

Building Lease means a Lease between an Asset Company and the Managing Company that is the Holding Company of that Asset Company in respect of a Property owned by that Asset Company.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, Luxembourg, Brussels and:

(a)	if on that day a payment in or a purchase of a currency (other than euro) is to be made, the principal financial centre of the country of that currency; or

(b)	if on that day a payment in or a purchase of euro is to be made, which is also a TARGET Day.

CIBOR means for an Interest Period of any Loan or overdue amount in Danish Kroner:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Interest Period, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the Copenhagen interbank market, as of 11.00 a.m. (Copenhagen time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Interest Period.

Collateral Warranty means, in relation to a Property, a collateral warranty given by a Major Development Party in favour of the Facility Agent in relation to the Development of that Property (or an equivalent agreement or warranty (if any) which is market practice in the relevant jurisdiction).

Collateral Warranty Major Development Party means:

(a)	each Architect;

(b)	each principal Contractor in relation to a Property; and

(c)	any other Development Party appointed under an agreement under which the maximum amount payable by the relevant Obligor is more than €500,000 (or its equivalent).

Commitment means:

(a)	for the Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Commitments and the amount of any other Commitment it acquires; and

(b)	for any other Lender, the amount of any Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Company has the meaning given to that term in paragraph (1) of the Parties Clause.

Completed Property means a Property that has achieved Construction Completion.

Compliance Certificate means a certificate substantially in the form of Schedule 6 (Form of Compliance Certificate) setting out, amongst other things, calculation of the financial covenants.

Consents means:

(a)	in relation to a Property in England, the Planning Permission relating to any Development being conducted on any such Property, all listed building consents, scheduled monument consents, conservation area consents and all consents, licences, permissions and approvals (whether statutory or otherwise) required in connection with the carrying out and completion of the Development or that Property;

(b)	in relation to a Property in France, the Planning Permission relating to any Development being conducted on any such Property and all consents, licences, permissions and approvals (whether statutory or otherwise) required in connection with the carrying out and completion of the Development or that Property;

(c)	in relation to a Property in The Netherlands, the Planning Permission relating to any Development being conducted on any such Property, all listed building or environmental consents and all consents, licences, permissions, exemptions, authorisations and approvals (whether statutory or otherwise) required in connection with the carrying out and completion of the Development or that Property;

(d)	in relation to a Property in Sweden, the building permit relating to any Development being conducted on any such Property granted pursuant to Plan- and Building Act (1987-10) (Sweden) and all other consents, licences, permissions and approvals whether statutory or otherwise) required in connection with the carrying out and completion of the Development or that Property;

(e)	in relation to a Property in Denmark, the Planning Permissions relating to any Development being conducted on any such Property, or listed building or landscape consents, all Environmental Law consents, and all other consents, licences, permissions and approvals whether statutory or otherwise) required in connection with the carrying out and completion of the Development or that Property; and

(f)	in relation to a Property in Germany, the Planning Permission or construction permit (Bauvorbescheid, Baugenehmigung, Teilbaugenehmigung) which is undisputed or disputed without suspensive effect, relating to any Development being conducted on any such Property and all consents, licences, permissions and approvals (whether statutory or otherwise) required in connection with the carrying out of the Development and completion of that Property.

Consolidated Interest Cover means Interest Cover calculated on all of the Properties.

Construction Completion means, in relation to any Property, the earlier of:

(a)	the date that the Facility Agent and the Company agree (both acting reasonably), based on the Real Estate Package for that Property, is the date on which the requirements for the completion of the development works in relation to that Property have all been satisfied in accordance with the relevant Development Documents; and

(b)	the date falling one month after the Trading Date for that Property.

Construction Cost Consultant means WT Partners or such other Construction Cost Consultant as may be appointed by the Facility Agent.

Construction Properties means each Property that has not achieved Construction Completion.

Consultant means:

(a)	an Architect;

(b)	an Engineer;

(c)	a Quantity Surveyor;

(d)	a Construction Cost Consultant; or

(e)	any other consultant with a design responsibility in respect of the Development appointed by an Obligor with the approval of the Facility Agent.

Consultant Appointment means an agreement for the appointment of a Consultant by an Obligor.

Contractor means, in respect of a Property, any trade or building contractor appointed by an Obligor in respect of the Development.

Cost Overrun means, at any time, the aggregate of the amount by which the aggregate costs and expenses (as set out in the Monthly Reports) of the Development for Properties exceeds the Budgeted Costs for those Properties (as set out in the Real Estate Package for that Property).

Cost Overrun Percentage means, the Cost Overruns for the Properties as a percentage of the Budgeted Costs for those Properties.

Cost Overrun Period means any period of time during which:

(a)	an Event of Default is outstanding; or

(b)	Cost Overrun Percentage for the Properties exceeds four per cent. as notified to the Borrower by the Facility Agent.

Counterparty means any counterparty in connection with the Hedging Arrangements which becomes a Counterparty by delivering a Counterparty Accession Agreement in accordance with this Agreement.

Counterparty Accession Agreement means a letter, substantially in the form of Part 2 of Schedule 5 (Form of Accession and Resignation Documents), with such amendments as the Facility Agent may approve or reasonably require.

Crescent means Crescent Euro Self Storage Investments II S.à.r.l (registered in Luxembourg with registration number B 100 681).

Danish Asset Company means Second Shurgard Denmark Invest Aps (registered in Denmark with registration number CVR 27 51 08 68) or any other member of the Group incorporated in Denmark which accedes to this Agreement as a Guarantor in accordance with the terms of this Agreement, in all cases, being a wholly owned subsidiary of a Danish Managing Company.

Danish Kroner means the lawful currency for the time being of Denmark.

Danish Managing Company means Second Shurgard Denmark Aps (registered in Denmark with registration number CVR 2751 08 33) or any other member of the Group incorporated in Denmark which accedes to this Agreement as a Guarantor in accordance with the terms of this Agreement in all cases, being a Holding Company of a Danish Asset Company and itself being a wholly owned Subsidiary of the Company.

Danish Obligor means any Obligor incorporated in Denmark and, where designated as being Original, means any such Obligor which is an Original Guarantor.

Default means:

(a)	an Event of Default; or

(b)	an event which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

Desk Top Valuation means a desk top Valuation of a Property in form and substance satisfactory to the Facility Agent.

Development means the acquisition and development of a Property or the Properties (as the context requires) in accordance with each Real Estate Package and the business plan delivered to the Facility Agent prior to the date of this Agreement or any subsequent business plan approved by, and delivered to, the Facility Agent.

Development Agreements means:

(a)	the master development agreement dated on or about the date of this Agreement between Shurgard Europe and the Company relating to the Development and governed by Belgian law;

(b)	the local development agreement dated on or about the date of this Agreement between an Asset Company incorporated in Germany and the Equity Subsidiary incorporated in Germany in relation to the Development of any Property situated in Germany and governed by the laws of Germany;

(c)	the local development agreement dated on or about the date of this Agreement between an Asset Company incorporated in The Netherlands and the Equity Subsidiary incorporated in The Netherlands in relation to the Development of any Property situated in The Netherlands and governed by the laws of The Netherlands;

(d)	the local development agreement dated on or about the date of this Agreement between an Asset Company incorporated in England and Wales and the Equity Subsidiary incorporated in England and Wales in relation to the Development of any Property situated in England and governed by the laws of England and Wales;

(e)	the local development agreement dated on or about the date of this Agreement between an Asset Company incorporated in France and the Equity Subsidiary incorporated in France in relation to the Development of any Property situated in France and governed by the laws of France;

(f)	the local development agreement dated on or about the date of this Agreement between a Danish Asset Company and the Equity Subsidiary incorporated in Denmark in relation to the Development of any Property situated in Denmark and governed by the laws of Denmark;

(g)	the local development agreement initialled by the Facility Agent and the Company as being in agreed form and to be signed after the date of this Agreement between a Swedish Asset Company and the Equity Subsidiary incorporated in Sweden in relation to the Development of any Property situated in Sweden and governed by the laws of Sweden; and

(h)	any local development agreement entered into after the date of this Agreement substantially in the form agreed in that jurisdiction with the prior approval of the Facility Agent.

Development Costs means any management fees or other fees payable to Shurgard Europe or an Equity Subsidiary under a Development Agreement or a Property and Asset Management Agreement.

Development Document means:

(a)	a Building Contract;

(b)	a Consultant Appointment;

(c)	the Consents, Specifications and each Real Estate Package;

(d)	a Property and Asset Management Agreement;

(e)	a Development Agreement;

(f)	an Administrative Services Agreement;

(g)	a Joint Employer Agreement;

(h)	a Split Payroll Agreement;

(i)	a Collateral Warranty; or

(j)	any other document designated as such in writing by both the Facility Agent and the Company; and

(k)	any document entered into pursuant to a document listed in (a) to (j) above.

Development Party means:

(a)	a Contractor;

(b)	a Consultant; or

(c)	any other person designated as such by the Facility Agent and the Company.

Development Security Agreement means a document creating a Security Interest over the rights of each Obligor under each Development Agreement, each Property and Asset Management Agreement and each Building Lease to which it is a party.

Direct Agreement means each direct agreement entered into by Shurgard Europe or an Equity Subsidiary in favour of the Facility Agent.

Disbursement Account means each account designated as such under the terms of this Agreement.

Disbursement Amounts means:

(a)	all estimated costs and expenses expressly permitted to be paid under the Finance Documents which are due and payable in the following month; and

(b)	any other outstanding costs and expenses expressly permitted to be paid under the Finance Documents,

provided that, in each case, the relevant Obligor delivers a breakdown of those amounts to the Facility Agent.

Domination and Profit Loss Sharing Agreement means the domination and profit loss sharing agreement dated 12th November, 2002 entered into between Shurgard Deutschland GmbH and the Original German Obligor.

Due Diligence Report means the legal due diligence report prepared by Allen & Overy LLP concerning the Company, the Joint Venture Agreement and any Development Agreement and Property and Asset Management Agreement subject to Belgian law and containing a brief summary of each Development Agreement and Property and Asset Management Agreement subject to any other governing law from the legal adviser to the Finance Parties located in that jurisdiction.

Dutch Obligor means any Obligor incorporated in The Netherlands and, where designated as being Original, means any such Obligor which is an Original Guarantor.

Engineer means, in relation to a Property, any firm or firms of mechanical, electrical and/or structural engineers or any other engineers appointed by an Obligor.

English Obligor means any Obligor incorporated in England and Wales and, where designated as being Original, means any such Obligor which is an Original Guarantor.

Equity Commitment means a commitment to provide a total amount of €100,000,000 to the Company split into a First Tranche and a Second Tranche (including the Remaining Equity), in each case provided by the Equity Investors pro rata to their shareholdings in the Company by way of equity or Subordinated Loan, in form and substance satisfactory to the Facility Agent.

Equity Investor means Shurgard Europe or Crescent and, where the context requires, includes both of them.

Equity Subsidiary means each wholly owned Subsidiary of Shurgard Europe that is appointed under a Property and Asset Management Agreement or a Development Agreement to manage and develop a Property located in the jurisdiction of its incorporation.

EURIBOR means for an Interest Period of any Loan or overdue amount in euro:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Interest Period, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Interest Period.

euro or € means the single currency of the Participating Member States.

Event of Default means an event specified as such in Clause 23 (Default).

Excess Cash means any amount transferred to the Borrower’s Disbursement Account in accordance with Clause 16.2(f) (Bank Accounts) after deducting any amount that is set aside to pay for any other fees or costs permitted to be paid under the Finance Documents.

Facility means the credit facility made available under this Agreement.

Facility Agent has the meaning given to it that term in paragraph (6) of the Parties Clause.

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

Fee Letter means any letter entered into in connection with this Agreement between one or more Administrative Parties and the Company setting out (amongst other things) the amount of certain fees referred to in this Agreement.

Final Calculation Date means the earlier of:

(a)	the date falling 4 months after the date on which all Properties are Completed Properties provided that the Facility Agent and the Company agree that no Obligor intends to acquire or develop any new Approved Property as part of the Development; and

(b)	the date falling 40 months after the date of this Agreement.

Final Maturity Date means, subject to Clause 7.2 (Extension of Final Maturity Date), the fifth anniversary of the date of this Agreement.

Finance Document means:

(a)	this Agreement;

(b)	a Security Document;

(c)	any Hedging Arrangement;

(d)	the Subordination Agreement;

(e)	a Fee Letter;

(f)	a Transfer Certificate;

(g)	a Counterparty Accession Agreement; or

(h)	any other document designated as such by the Facility Agent and the Company.

Finance Party means a Lender, a Counterparty or an Administrative Party.

Financial Indebtedness means (without double counting) any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit (including any dematerialised equivalent);

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share;

(e)	any agreement treated as a finance or capital lease in accordance with generally accepted accounting principles in the jurisdiction of incorporation of the Company;

(f)	receivables sold or discounted (otherwise than on a non-recourse basis);

(g)	the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(h)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(i)	any other transaction (including any forward sale or purchase agreement) which, as its primary purpose, has the commercial effect of a borrowing;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs.

First Tranche means a commitment by the Equity Investors to the Company of €62,500,000.

French Obligor means any Obligor incorporated in France and, where designated as being Original, means any such Obligor which is an Original Guarantor.

German Civil Code means the Bürgerliches Gesetzbuch.

German Notarial Certificate means a notarial certificate in respect of a Property in Germany confirming that the application for registration of a person as registered owner or as holder of a hereditary building right of that Property has been duly filed with a competent land registry and that there are no obstacles which would prevent the registration of that person as registered owner or holder of a hereditary building right of that Property.

German Obligor means any Obligor incorporated under German law and, where designated as being Original, means any such Obligor which is an Original Guarantor.

Germany means the Federal Republic of Germany.

GmbH means a limited liability company incorporated in Germany.

GmbH & Co. KG means a limited liability partnership (with a GmbH as general partner) established in Germany.

Group means the Company and its Subsidiaries.

Guarantor means the Company, an Original Guarantor or an Additional Guarantor and, where the context requires, includes each of them.

Headlease means any lease under which an Asset Company derives its estate or interest in a Property.

Hedging Arrangement means any interest hedging arrangement entered into by the Borrower in connection with interest payable under this Agreement.

Hedging Assignment means an assignment of the Hedging Arrangements in favour of the Finance Parties, in form and substance satisfactory to the Facility Agent.

Holding Company of any other person, means a company in respect of which that other person is a Subsidiary.

IBOR means LIBOR, EURIBOR, CIBOR or STIBOR.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on its overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Initial Valuation means, in relation to a Property, the Desk Top Valuation for that Property supplied to the Facility Agent.

Intercompany Loan Agreement has the meaning given to that term in the Subordination Agreement.

Interest Cover means, at any time, the quarterly net operating income as a percentage of the quarterly finance costs at that time. For the purposes of this definition:

(a)	quarterly finance costs means:

(i)	in relation to Batched Interest Cover, for any Property Batch, the aggregate amount of interest payable to the Finance Parties in respect of that Property Batch under the Finance Documents; or

(ii)	in relation to Consolidated Interest Cover, the aggregate amount of interest payable to the Finance Parties under the Finance Documents,

in each case, during any three month period ending on a Test Date (as defined in Clause 22.7 (Interest cover)), in each ease, as determined by the Facility Agent;

(b)	quarterly net operating income means, as at any date, (for the purposes of Batched Interest Cover only, for a Property Batch) the operating income that will be received during the three month period ending on a Test Date (as defined in Clause 22.7 (Interest Cover)) after deducting all direct costs and expenses incurred by a member of the Group in relation to that Property (including, without limitation, all Taxes, the cost of salaries, wages and other costs relating to the employment of staff, administrative and general expenses and any management fees to be deducted during that period (on the understanding that marketing expenses will be averaged on an annual basis based on the budgeted marketing expenses for the year in which such quarter falls)), as determined by the Facility Agent; and

(c)	in determining quarterly finance costs the Facility Agent will take into account any amount payable or receivable by an Obligor during the relevant period under any Hedging Arrangements in respect of interest payable under this Agreement.

Interest Period means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

Joint Employer Agreement means the agreement between the Asset Company incorporated in England and Shurgard Storage Centres UK Limited (a company registered in England and Wales with registration number 3454778) pursuant to which the Asset Company incorporated in England and Wales and Shurgard Storage Centres UK Limited jointly employ certain employees.

Joint Venture Agreement means the agreement dated 11th May, 2004 between the Equity Investors and the Company.

JV1 Finance Documents means the credit agreement dated 26th May, 2003 between, inter alia, First Shurgard SPRL, First Shurgard Finance S.À R.L. and Société Générale (as amended from time to time).

Land Charge means each security interest in land (Buchgrundschuld or Briefgrundschuld) granted in respect of a Property located in Germany, in favour of the Facility Agent in form and substance satisfactory to it.

Lease means any present or future lease, underlease, sub-lease, licence, agreement, option, tenancy or right to occupy or use, in each case howsoever described, whether on a fixed term or periodic basis governing the use or occupation of a Property or any part of it including any Headlease or Building Lease.

Lender means:

(a)	the Original Lender; or

(b)	any person which becomes a Lender after the date of this Agreement.

LIBOR means for an Interest Period of any Loan or overdue amount:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Interest Period of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Interest Period.

Linklater’s Memorandum means the memorandum in relation to the cross default provisions in the JV1 Finance Documents addressed to the Facility Agent.

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

Loan to Value means, at any time, in respect of a:

(a)	Completed Property, the Attributable Loans for that Property as a percentage of the value of that Property (determined in accordance with the most recent Valuation at that time); or

(b)	Construction Property, the Attributable Loans for that Property as a percentage of the lesser of:

(i)	the value of that Property (determined in accordance with the most recent Valuation at that time); and

(ii)	the Budgeted Costs for that Property as set out in the Real Estate Package for that Property.

Luxembourg means the Grand Duchy of Luxembourg.

Luxembourg Obligor means an Obligor incorporated in Luxembourg.

Major Development Party means:

(a)	a Development Party which the Facility Agent and the Company agree prior to its appointment has a responsibility for the design or construction of a material part of a Property; or

(b)	any other Development Party which the Facility Agent considers (acting reasonably) to have a material role in relation to the Development of a Property.

Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

Managing Company means the Danish Managing Company, the Swedish Managing Company or any other person appointed by an Obligor with the approval of the Facility Agent.

Mandated Lead Arranger has the meaning given to that term in paragraph (4) of the Parties Clause.

Mandatory Cost means the percentage rate per annum calculated by the Facility Agent under Schedule 4 (Calculation of the Mandatory Cost).

Margin means initially 2.25 per cent. per annum and then ratcheting in accordance with the margin ratchet set out in Clause 9.3 (Margin adjustments).

Master Proceeds Account means each account designated as such under the terms of this Agreement.

Material Adverse Effect means a material adverse effect on:

(a)	the ability of the Company or the Borrower (as applicable) to perform its payment obligations or to comply with Clause 22.7 (Interest Cover) or Clause 22.8 (Loan to Value);

(b)	the ability of the Obligors (taken as a whole) to perform their obligations under any Finance Document; or

(c)	the validity or enforceability of any Finance Document.

Monthly Report has the meaning given to that term in Clause 21.5 (Information on the Development).

Obligor means the Borrower or a Guarantor.

Original Financial Statements means the audited consolidated accounts of Shurgard Europe for the year ended 31st December, 2003.

Original Guarantor has the meaning given to that term in paragraph (3) of the Parties Clause.

Original Lender has the meaning given to that term in paragraph (5) of the Parties Clause.

Original Obligor means the Borrower, the Company or an Original Guarantor and where the context requires, includes each of them.

Original Property means the Approved Property described in Part 2 of Schedule 1 (Original Property).

Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.

Permitted Jurisdiction means England, France, Germany, The Netherlands, Denmark or Sweden.

Planning Laws means:

(a)	in relation to a Property situated in England, the Town and Country Planning Act 1990, The Planning (Listed Buildings and Conservation Areas) Act 1990, The Planning (Hazardous Substances) Act 1990, The Planning (Consequential Provisions) Act 1990, The Planning and Compensation Act 1991 and any subsequent legislation of a similar nature;

(b)	in relation to a Property situated in France, means all applicable law, regulations, instructions and standards whether national or local with regard to city planning, space occupation, environmental, employees’ protection (to the extent dealing with building safety or environmental matters), use of a Property or similar matters;

(c)	in relation to a Property situated in The Netherlands, all laws, plans and decrees with regard to city planning, space occupation, environment, employees protection (to the extent dealing with building safety or environmental matters) or similar matters;

(d)	in relation to a Property situated in Sweden, the Plan- and Building Act (1987-10) (Sweden) and all other laws, plans and decrees with regard to city planning, space occupation, environment, employees protection (to the extent dealing with building safety or environmental matters) or similar matters;

(e)	in relation to a Property situated in Denmark, all laws, plans and decrees with regard to city planning, space occupation, environment, employees protection (to the extent dealing with building safety or environmental matters) or similar matters; and

(f)	in relation to any Property situated in Germany, the Town and Country Planning Act (Baugesetzbuch), the Land Use Ordinance (Baunutzungsverordnung) and the Urban Development Plans (Bebauungs- und Flächennutzungspläne).

Planning Permission means:

(a)	in relation to any Property situated in France, the demolition permit (or permits), the construction permit (or permits) and the transfer permit (or permits), the office/warehouse development permit (agrément), permit with regard to commercial premises (CDEC), with declaration of opening of the site, proof of publication at the Town Hall and on site, certificates of non-recourse and non-withdrawal granted in respect of that Property in accordance with the Planning Laws and under all building and other regulations and bye-laws so far in each case the same affect that Property or the user of that Property;

(b)	in relation to any Property situated in Germany, the demolition permit (or permits) (Abrißgenehmigung) and the (partial) construction permit (or permits) (Baugenehmigung, Teilbaugenehmigung, Bauvorbescheid) granted in respect of that Property in accordance with the Planning Laws, the Building Codes (Bauordnungen) of the relevant federal States and under all other regulations and by-laws so far, in each case, as the same affect that Property or the user of that Property; and

(c)	in relation to any other Property, the planning permission (or permissions) and/or building permit (or permits) granted in respect of that Property in accordance with the Planning Laws and under all building and other regulations and bye-laws so far in each case as the same affect that Property or the user of that Property.

Portfolio Valuation means a Valuation of all of the Properties in form and substance satisfactory to the Facility Agent.

Purchase Agreements means:

(a)	the agreement dated 4th September, 2003 between MC Grundbesitz GmbH & Co. Melatengürtel KG (seller) and the Original German Obligor regarding real property located in Cologne, Melatengürtel 69, Eisenstrasse (land register of the local court of Köln of Müngersdorf, plot 68, parcels 436, 437, 438, 4424/194);

(b)	the agreement dated 8th June, 2004 between ARTI Holzlacke & Beizen GmbH and Mr. Reinhard Teubler (seller) and the Original German Obligor regarding real property located in Wuppertal, Wasserstrasse (land register of the local court of Wuppertal of Barmen, plot 343, parcels 50, 58, 44); and

(c)	the agreement dated 30th October, 2003 between Mr. Peter Lothar Wolf, Mr. Peter Thomas Wolf and Mrs. Pamela Wolf (seller) and the Original German Obligor regarding real property located in Mülheim, Düsseldorfer Strasse (land register of the local court of Mülheim an der Ruhr Saarn, plot 1, parcels 228, 229, 230, 233, 236, 238, 226, 231, 232, 225 and 227).

Principles of Construction means those principles of construction set out in Schedule 8 (Principles of Construction).

Property means the Original Property or an Additional Property and, where the context so requires, includes the buildings on the Original Property or an Additional Property (and any rights of any nature particular to that Property which any Obligor may have).

Property and Asset Management Agreement means:

(a)	the master property and asset management agreement dated on or about the date of this Agreement between Shurgard Europe and the Company in relation to the Development of all the Properties and governed by Belgian law;

(b)	the local property and asset management agreement dated on or about the date of this Agreement between an Asset Company incorporated in Germany and the Equity Subsidiary incorporated in Germany in relation to the Development of any Property situated in Germany and governed by the laws of Germany;

(c)	the local property and asset management agreement dated on or about the date of this Agreement between an Asset Company incorporated in The Netherlands and the Equity Subsidiary incorporated in The Netherlands in relation to the Development of any Property situated in The Netherlands and governed by the laws of The Netherlands;

(d)	the local property and asset management agreement dated on or about the date of this Agreement between an Asset Company incorporated in England and Wales and the Equity Subsidiary incorporated in England and Wales in relation to the Development of any Property situated in England and governed by the laws of England and Wales;

(e)	the local property and asset management agreement dated on or about the date of this Agreement between an Asset Company incorporated in France and the Equity Subsidiary incorporated in France in relation to the Development of any Property situated in France and governed by the laws of France;

(f)	the local property and asset management agreement dated on or about the date of this Agreement between the Danish Managing Company and the Equity Subsidiary incorporated in Denmark in relation to the Development of any Property situated in Denmark and governed by the laws of Denmark;

(g)	the local property and asset management agreement initialled by the Facility Agent and the Company as being in agreed form and to be signed after the date of this Agreement between a Swedish Managing Company and the Equity Subsidiary incorporated in Sweden in relation to the Development of any Property situated in Sweden and governed by the laws of Sweden; and

(h)	any local development agreement entered into after the date of this Agreement substantially in the form agreed in that jurisdiction with the prior approval of the Facility Agent.

Property Batch means each Completed Property falling within a measurement period that ends on the same Test Date.

Property Proceeds Account means each account designated as such under the terms of this Agreement.

Pro Rata Share means:

(a)	for the purpose of determining a Lender’s share in a utilisation of the Facility, the proportion which its Commitment bears to the Total Commitments; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(ii)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled.

Quantity Surveyor means any quantity surveyor appointed by an Obligor in respect of a Property.

Rate Fixing Day means:

(a)	the first day of an Interest Period for a Loan denominated in Sterling;

(b)	the second Business Day before the first day of an Interest Period for a Loan denominated in any other currency (other than euro); or

(c)	the second TARGET Day before the first day of an Interest Period for a Loan denominated in euro,

or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Real Estate Package means, in relation to each Property, the real estate package referred to in Clause 22.6 (Approved Properties) prepared by the relevant Obligor and delivered to the Facility Agent in form and substance satisfactory to the Facility Agent.

Real Estate Security Document means:

(a)	in relation to any Property situated in France, the notarial mortgage deed (Acte d’affectation hypothécaire) granted by the French Obligor for the benefit of the Finance Parties;

(b)	in relation to any Property situated in England, a fixed and floating charge debenture or supplemental security agreement creating fixed and floating security over such assets entered or to be entered into by the relevant Obligor in favour of the Facility Agent;

(c)	in relation to any Property (onroerend goed) situated in The Netherlands, a mortgage (hypotheek) creating security over such Property entered or to be entered into by the relevant Obligor in favour of the Facility Agent;

(d)	in relation to any Property situated in Sweden, a mortgage agreement (avtal om pantförskrivning av pantbrev) or, in the case of buildings located on leased land, a security transfer agreement (avtal om säkerhetsöverlåtelse), entered or to be entered into by the relevant Obligor, whereby security, in amounts acceptable to the Facility Agent, is created over such Property in favour of the Facility Agent;

(e)	in relation to any Property (fast ejendom) situated in Denmark, a mortgage (pantebrev) and a first priority pledge of mortgage creating security over such

Property entered or to be entered into by the relevant Obligor in favour of the Facility Agent; and

(f)	in relation to any Property (Grundstück oder Erbbaurecht) situated in Germany, a notarial deed regarding the creation of a land charge (Grundschuld-bestellungsurkunde) purporting to create security over such Property in the form of a Land Charge entered or to be entered into by the German Obligor or, in circumstances where the relevant German Obligor is not yet registered as the owner, by the current owner, in favour of the Facility Agent and the related Security Purpose Declaration.

Receivables Security Agreement means a document in the agreed form creating a Security Interest over:

(a)	any right of the Group to receive payments under an insurance policy or any other receivables; or

(b)	any right of the Borrower to receive payments under an Intercompany Loan Agreement other than an Intercompany Loan Agreement where that loan is made to the Company by the Borrower for the purposes of on-lending to a German Obligor, in each case in favour of the Finance Parties.

Reference Banks means the Facility Agent, The Governor and Company of the Bank of Ireland and Skandinaviska Enskilda Banken AB (publ) and any other bank or financial institution appointed as such by the Facility Agent under this Agreement.

Relevant Real Estate Security Amount means, in respect of a Real Estate Security Document for a Property governed by the laws of Denmark, France, Germany or Sweden only, subject to Clause 21.5(g) (Information on the Development), an amount equal to the aggregate cost of the Development of a Property in that jurisdiction.

Remaining Equity means a commitment by the Equity Investors to the Company of €8,000,000 which forms part of the Second Tranche.

Rental Income means the aggregate of all amounts paid or payable to or for the account of an Obligor in connection with the letting of any part of a Property, including (without double counting) each of the following amounts:

(a)	rent, licence fees and equivalent amounts paid or payable;

(b)	any sum received or receivable from any deposit held as security for performance of a tenant’s obligations;

(c)	any other moneys paid or payable in respect of occupation and/or usage of a Property and any fixture and fitting on a Property including any fixture or fitting on a Property for display or advertisement, on licence or otherwise;

(d)	any sum paid or payable under any policy of insurance in respect of loss of rent or interest on rent;

(e)	any sum paid or payable, or the value of any consideration given, for the surrender or variation of any Lease (other than any Headlease or Building Leases);

(f)	any sum paid or payable by any guarantor of any tenant under any Lease (other than any Headlease or Building Leases); and

(g)	any interest paid or payable on, and any damages, compensation or settlement paid or payable in respect of, any sum referred to above less any related fees and expenses incurred (which have not been reimbursed by another person) by an Obligor.

Repeating Representations means the representations which are deemed to be repeated under the Finance Documents.

Report on Title means any report or certificate on title supplied to the Facility Agent as a condition precedent under this Agreement.

Request means a request for a Loan, substantially in the form of Schedule 3 (Form of Request).

Resignation Request means a letter substantially in the form of Part 4 of Schedule 5 (Form of Accession and Resignation Documents) incorporating such changes as the Facility Agent may approve or reasonably require.

Screen Rate means:

(a)	for LIBOR, the British Bankers Association Interest Settlement Rate;

(b)	for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union; and

(c)	for CIBOR and STIBOR, the percentage rate per annum,

for the relevant currency and Interest Period displayed on the appropriate page of the Telerate screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Borrower and the Lenders) may specify another page or service displaying the appropriate rate.

Second Tranche means a commitment by the Equity Investors to the Company of €37,500,000.

Security Document means:

(a)	an Account Security Agreement;

(b)	a Receivables Security Agreement;

(c)	a Shares Security Agreement.

(d)	a Real Estate Security Document;

(e)	a Hedging Assignment;

(f)	a Development Security Agreement;

(g)	a Direct Agreement;

(h)	any other document evidencing or creating a Security Interest over any asset to secure any obligation of any Obligor to a Finance Party under the Finance Documents; or

(i)	any other document designated as such by the Facility Agent and the Company.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation, security transfer of title or security interest or any other agreement or arrangement having a similar effect.

Security Purpose Declaration means an agreement including the agreement on the creation of a Land Charge and a declaration of security purpose made by the Facility Agent and the relevant Obligor (Sicherungszweckerklärung) in relation to a Land Charge.

Shares Security Agreement means a document creating a Security Interest over the shares issued by a member of the Group, in favour of the Finance Parties, in form and substance satisfactory to the Facility Agent.

Shurgard Europe means Shurgard Self Storage s.c.a. (a company incorporated in Belgium with registration number 0454.057.394).

Specifications means the drawings, plans and specifications set out in a Real Estate Package for the Development of each Property, as they may be amended in accordance with this Agreement.

Split Payroll Agreement means:

(a)	the split payroll agreement dated on or about the date of this Agreement between the Danish Managing Company that is an Original Danish Obligor and Shurgard Denmark ApS, CVR-no.26271126, pursuant to which certain employees employed by Shurgard Denmark ApS shall perform work on behalf of both Shurgard Denmark ApS and that Danish Managing Company;

(b)	the split payroll agreement dated on or about the date of this Agreement between a Swedish Managing Company and Shurgard Sweden AB, registration number 556550-5152, pursuant to which certain employees employed by Shurgard Sweden AB shall perform work on behalf of both Shurgard Sweden AB and that Swedish Managing Company; and

(c)	any other split payroll agreement designated as such by the Company and the Facility Agent.

Sterling means the lawful currency for the time being of the U.K.

STIBOR means for an Interest Period of any Loan or overdue amount in Swedish Kronor:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for Swedish Kronor or the Interest Period of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the Stockholm interbank market, as of 12.00 noon (Stockholm time) on the Rate Fixing Day for the offering of deposits in Swedish Kronor for a period comparable to that Interest Period.

Subordinated Creditor has the meaning given to that term in the Subordination Agreement.

Subordinated Loan has the meaning given to that term in the Subordination Agreement.

Subordination Agreement means a subordination agreement in form and substance satisfactory to the Company and the Facility Agent.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

Swedish Asset Company means any Asset Company incorporated in Sweden, being a Subsidiary of a Swedish Managing Company with that Swedish Managing Company being its general partner.

Swedish Kronor means the lawful currency for the time being of Sweden.

Swedish Managing Company means a Holding Company of a Swedish Asset Company and itself being a wholly owned Subsidiary of the Company.

Swedish Obligor means any Obligor incorporated in Sweden.

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

Test Date has the meaning given to it in:

(a)	Clause 22.7(a) (Interest Cover), in relation to Batched Interest Cover; or

(b)	Clause 22.7(c) (Interest Cover), in relation to Consolidated Interest Cover.

Total Commitments means the aggregate of the Commitments of all the Lenders.

Trading Date means the first date from which a Lease (other than a Headlease or a Building Lease) is effective in respect of a Property.

Transaction Document means:

(a)	a Finance Document;

(b)	a Development Document;

(c)	the Joint Venture Agreement;

(d)	a Headlease or a Building Lease; or

(e)	any other document designated as such by the Facility Agent and the Company.

Transfer Certificate means a certificate, substantially in the form of Part 1 of Schedule 5 (Forms of Accession and Resignation documents), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

U.K. means the United Kingdom.

Utilisation Date means each date on which the Facility is utilised.

Valuation means an Initial Valuation, a Desk Top Valuation or a Portfolio Valuation, in each case, in form and substance satisfactory to the Facility Agent, prepared and issued by the Valuer and addressed to the Finance Parties, valuing the relevant Obligor’s interests in that Property or, in relation to a Portfolio Valuation, valuing all Obligor’s interests in all Properties:

(a)	in relation to a Property in England, carried out on an open market value basis as defined in the then current Royal Institution of Chartered Valuers appraisal and Valuation Manual in association with the Incorporated Society of Valuers and Auctioneers and the Institute of Revenues Rating and Valuation, Practice Statement 4 (or its successor);

(b)	in relation to any Property in France, carried out on the basis of a negotiated private sale (excluding registration duties, transfer taxes and VAT) and measured as the gross investment value to the purchaser;

(c)	in relation to a Property in The Netherlands, carried out on the basis of a negotiated private sale and measured as the gross investment value to the purchaser (but excluding registration duties, transfer taxes and VAT);

(d)	in relation to a Property in Sweden, carried out on the basis of a negotiated private sale;

(e)	in relation to a Property in Denmark, carried out on the basis of a negotiated private sale (excluding registration duties, transfer taxes and VAT) and measured as the gross investment value to the purchaser; and

(f)	in relation to a Property in Germany, carried out by a certified surveyor (zertifizierter Sachverständiger) on the basis of the evaluation of the market value of the property as calculated in accordance with §12 of the German Mortgage Bank Act (Hypothekenbankgesetz).

Valuer means Cushman and Wakefield, Drivers Jonas or any other surveyor or valuer appointed by the Facility Agent.

1.2	Construction

(a)	In this Agreement, in addition to the Principles of Construction, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vi)	know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(viii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which the persons to which it applies are accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a currency is a reference to the lawful currency for the time being of the relevant country;

(x)	a Default being outstanding means that it has not been remedied or waived;

(xi)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xii)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiv)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(xv)	a time of day is a reference to London time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and notwithstanding any term of any Finance Document, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of any Finance Document.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

(e)	The headings in this Agreement do not affect its interpretation.

2.	FACILITY

2.1	Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Reduction of Commitment

(a)	At any time, if there is a Cost Overrun where the Cost Overrun Percentage is greater than four percent. (a Relevant Cost Overrun), the aggregate Commitments available to be drawn by the Borrower under the terms of this Agreement shall be reduced by a factor of 2.33 times that Relevant Cost Overrun (the Reduction) (and the Facility Agent shall recalculate the Attributable Commitments for each Property on the basis of a pro rata reduction) until such time as the Facility Agent has confirmed to the Borrower that it has received evidence in form and substance satisfactory to it that either:

(i)	the Equity Investors have financed the Cost Overrun whether by way of:

(A)	a contribution of equity into the Company which is then downstreamed to the Borrower by way of equity contribution or Subordinated Loan; or

(B)	by a Subordinated Loan to the Borrower,

in each case, which is downstreamed by way of a Subordinated Loan to the relevant Asset Company, in each case, in form and substance satisfactory to the Facility Agent; or

(ii)	as a result of the on-going Development or the application of Excess Cash, the Cost Overrun has been eliminated or financed.

(b)	At any time, if there are insufficient or no Commitments to achieve the Reduction referred to in paragraph (a) above, the Borrower must promptly prepay an amount in accordance with the terms of Clause 8.5 (Mandatory prepayment - Cost Overruns) so that it is in compliance with paragraph (a) above.

(c)	If the Facility Agent has not received evidence in form and substance satisfactory to it that the Second Tranche has been committed to the Company by the date falling 75 days after the date of this Agreement:

(i)	the Commitments shall be immediately cancelled by an amount of €52,500,000 in accordance with Clause 8.7(b) (Automatic Cancellation); and

(ii)	the Company shall provide to the Facility Agent, a revised business plan for the Development in form and substance satisfactory to the Facility Agent.

2.3	Nature of a Finance Party’s rights and obligations

Unless all the Finance Parties agree otherwise:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

3.	PURPOSE

3.1	Loans

Each Loan may only be used for financing or refinancing, directly or indirectly, payment of the costs and expenses referred to in the Budgeted Costs in relation to the Development of a Property as specified in the Real Estate Package for that Property.

3.2	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of the Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

A Request may not be given until the Facility Agent has notified the Borrower that it has received all of the documents and evidence set out in Part 1 of Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that:

(a)	on both the date of the Request and the Utilisation Date for that Loan;

(i)	the Repeating Representations are correct in all material respects; and

(ii)	no Default is outstanding or would result from the making of the Loan; and

(b) (i)	the Facility Agent has received evidence satisfactory to it that an amount of the Equity Commitment being no less than 30 percent. of the Budgeted Costs for Development of the Property the subject of the Loan have been either:

(A)	contributed to the Company by way of equity which is then downstreamed to the Borrower by way of equity contribution or Subordinated Loan; or

(B)	contributed to the Borrower by way of Subordinated Loan,

and, in each case, then downstreamed by the Borrower to the Asset Company that owns that Property by way of Subordinated Loan or equity contribution, in all cases, in form and substance satisfactory to the Facility Agent; and

(ii)	in relation to the first Loan relating to an Additional Property, the Facility Agent has received all the documents and evidence set out in Part 3 of Schedule 2 (Conditions precedent documents) and, if applicable, Part 2 of Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Borrower and the Lender promptly upon being so satisfied. The Facility Agent may refuse to accept a Request if the Facility Agent believes that the notification will not be given on or before the Utilisation Date for that Additional Property.

5.	UTILISATION

5.1	Giving of Requests

(a)	The Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. three Business Days before the Rate Fixing Day for the proposed borrowing.

(c)	Each Request is irrevocable.

5.2	Completion of Requests

(a)	A Request will not be regarded as having been duly completed unless:

(i)	the Utilisation Date is a Business Day falling within the Availability Period;

(ii)	the amount of the Loan requested does not exceed the:

(A)	maximum undrawn amount available under the Facility on the proposed Utilisation Date; and

(B)	lesser of:

I.	the Attributable Commitment for that Property;

II.	70 per cent. of the Budgeted Costs for that Property; and

III.	70 per cent. of the value of that Property as set out in the Initial Valuation,

in each case, taking into account the amount of each Attributable Loan already outstanding for that Property; and

(iii)	the proposed currency and Interest Period complies with this Agreement.

(b)	Only one Loan may be requested in a Request. No more than 25 Loans may be outstanding at any time. For the avoidance of doubt, the Borrower may deliver more than one Request on any day.

5.3	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if, as a result, the Loans would exceed the Total Commitments.

(d)	If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the Borrower through its Facility Office on the Utilisation Date.

6.	OPTIONAL CURRENCIES

6.1	General

In this Clause:

Agent’s Spot Rate of Exchange means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with euros as of 11.00 a.m. on a particular day.

euro Amount of a Loan or part of a Loan means:

(a)	if the Loan is denominated in euros, its amount; or

(b)	if the Loan is denominated in an Optional Currency, its equivalent in euros if it had first been drawn down and had remained denominated in euros, adjusted to reflect any repayment, prepayment, consolidation or splitting of that Loan.

Optional Currency means any currency (other than euros) in which a Loan may be denominated under this Agreement.

6.2	Selection

(a)	The Borrower must select the currency of a Loan in its Request.

(b) (i)	The amount of a Loan requested in an Optional Currency must be a minimum euro Amount of 1,000,000 and, if required by the Facility Agent, an integral multiple of a euro Amount of 500,000.

(ii)	The amount of a Loan in an Optional Currency will be its euro Amount notionally converted into that Optional Currency at the Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day for the first Interest Period of that Loan.

(c)	Unless the Facility Agent otherwise agrees, the Loans may not be denominated at any one time in more than four currencies.

6.3	Conditions relating to Optional Currencies

(a)	A Loan may be denominated in an Optional Currency for an Interest Period if:

(i)	that Optional Currency is readily available in the amount required and freely convertible into euros in the relevant interbank market on the Rate Fixing Day and the first day of that Interest Period; and

(ii)	that Optional Currency is Danish Kroner, Sterling or Swedish Kronor or has been previously approved by the Facility Agent (acting on the instructions of all the Lenders).

(b)	If the Facility Agent has received a request from the Borrower for a currency to be approved as an Optional Currency, the Facility Agent must, within five Business Days, confirm to the Borrower:

(i)	whether or not the Lenders have given their approval; and

(ii)	if approval has been given, the minimum amount (and, if required, integral multiples) for any Loan in that currency.

6.4	Revocation of currency

(a)	Notwithstanding any other term of this Agreement, if before 9.30 a.m. on any Rate Fixing Day the Facility Agent receives notice from a Lender that:

(i)	the Optional Currency requested is not readily available to it in the relevant interbank market in the amount and for the period required; or

(ii)	participating in a Loan in the proposed Optional Currency might contravene any law or regulation applicable to it,

the Facility Agent must give notice to the Borrower to that effect promptly and in any event before 11.00 a.m. on that day.

(b)	In this event:

(i)	that Lender must participate in the Loan in euros; and

(ii)	the share of that Lender in the Loan and any other similarly affected Lender(s) will be treated as a separate Loan denominated in euros during that Interest Period.

6.5	Optional Currency equivalents

(a)	The equivalent in euros of a Loan or part of a Loan in an Optional Currency for the purposes of calculating:

(i)	whether any limit under this Agreement has been exceeded;

(ii)	the amount of a Loan;

(iii)	the share of a Lender in a Loan;

(iv)	the amount of any repayment or prepayment of a Loan; or

(v)	the undrawn amount of a Lender’s Commitment,

is its euro Amount.

(b)	The rate of exchange to be used for calculating the amount in euros of any repayment or prepayment of a Loan in an Optional Currency is that last used for determining the current amount of that Loan in that Optional Currency.

6.6	Loans – change of currency

(a)	A Loan will remain denominated in the same currency through successive Interest Periods, unless the currency is changed under paragraph (c) below.

(b)	The Borrower may change the currency of a Loan with effect from the start of an Interest Period by giving notice to the Facility Agent by 9.00 a.m. three Business Days before the first day of that Interest Period. The Loan will remain denominated in that currency until it is changed again under this Subclause.

(c)	If a Loan is to be denominated in different currencies during successive Interest Periods:

(i)	the Borrower must repay that Loan on the last day of its current Interest Period in the currency in which it is then denominated (the old currency); and

(ii)	the Lenders must, subject to the terms of this Agreement, re-advance the Loan in the currency in which the Borrower requires the Loan to be denominated for the next Interest Period (the new currency).

The amount of the Loan in the new currency will be calculated by reference to its euro Amount.

(d)	Alternatively, if the Facility Agent and the Borrower agree:

(i)	the Facility Agent may apply the amount (or so much of that amount as is necessary) of the Loan in the new currency to purchase an amount of the old currency sufficient to discharge the obligation of the Borrower to repay the Loan in the old currency;

(ii)	the Facility Agent must apply any amount of the old currency purchased under sub-paragraph (i) above towards repaying the Loan in the old currency;

(iii)	the Facility Agent will promptly notify the Company if there is a shortfall or an excess;

(iv)	if there is a shortfall, the Borrower must pay to the Facility Agent on the date the Loan is due to be repaid in the old currency an amount in the old currency equal to the shortfall; and

(v)	if there is an excess, the Facility Agent must pay to the Borrower on the date the Loan is due to be repaid in the old currency an amount in the new currency equal to the excess.

(e)	If the day on which the old currency is due to be repaid is not also a Business Day for the new currency:

(i)	the Facility Agent must notify the Borrower and the Lenders promptly;

(ii)	the Loan will remain in the old currency until the next day which is a Business Day for both the old and the new currencies; and

(iii)	during this period, the Loan will have Interest Periods running from one Business Day to the next Business Day.

(f)	The Borrower must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of any foreign exchange contract entered into for the purpose of this Clause.

6.7	Loans – continuing in same Optional Currency

(a)	If a Loan is to be denominated in the same Optional Currency during two successive Interest Periods, the Facility Agent must calculate the amount of the Loan in the Optional Currency for the second of those Interest Periods.

(b)	The amount of the Loan in the Optional Currency for the second Interest Period will be the amount determined by notionally converting into that Optional Currency the euro Amount of the Loan on the basis of the Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day for that Interest Period.

(c)	If the amount calculated is less than the existing amount of that Loan in the Optional Currency during the first Interest Period, the Borrower must repay, subject to paragraph (e) below, on the last day of the first Interest Period an amount equal to the difference and the amount of the Loan will be reduced accordingly.

(d)	If the amount calculated is more than the existing amount of that Loan in the Optional Currency during the first Interest Period, each Lender must advance, subject to paragraph (e)

below, on the last day of the first Interest Period its Pro Rata Share of the difference and the amount of the Loan will be increased accordingly.

(e)	If the calculation made by the Facility Agent under paragraph (a) above shows that the amount of the Loan in the Optional Currency has increased or decreased by less than five per cent. since it was borrowed or (if later) the most recent adjustment under paragraph (c) or (d) above, no payment is required under paragraph (c) or (d) above and the amount of the Loan will remain the same.

6.8	Conditions precedent

The obligation of each Lender under this Clause to re-advance its share of a Loan in a new currency or make any payment increasing the amount of a Loan in an Optional Currency is subject to the condition precedent that on the date of the relevant payment:

(a)	the Repeating Representations are correct in all material respects; and

(b)	no Default is outstanding or would result from that payment.

6.9	Notification

The Facility Agent must notify the Lenders and the Borrower of the relevant euro Amount (and the applicable Agent’s Spot Rate of Exchange) promptly after they are ascertained.

7.	REPAYMENT

7.1	Repayment of Loans

Without prejudice to Clause 7.2 (Extension of Final Maturity Date), the Borrower must repay the Loans in full on the Final Maturity Date.

7.2	Extension of Final Maturity Date

(a)	Subject to paragraph (b) below, the Borrower (at its option) may request that the Final Maturity Date is extended by one year to the sixth anniversary of the date of this Agreement by written notice to the Facility Agent at least 30 days but no more than 60 days prior to the Final Maturity Date (the Extension Option).

(b)	If, on the Final Maturity Date:

(i)	no Default is then outstanding; and

(ii)	the Company or the Borrower has paid to the Facility Agent (for the account of the Lenders) a flat fee of 0.50 per cent. of the Total Commitments,

the Final Maturity Date will be extended to the sixth anniversary of the date of this Agreement.

(c)	The Facility Agent must notify the Lenders promptly of the exercise of the Extension Option.

8.	PREPAYMENT AND CANCELLATION

8.1	Mandatory prepayment – illegality

(a)	A Lender must notify the Borrower promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

(b)	After notification under paragraph (a) above:

(i)	the Borrower must repay or prepay the share of that Lender in each Loan on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the current Interest Period for that Loan; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above, which must not be earlier than the last day of any applicable grace period allowed by law.

8.2	Mandatory prepayment – change of control

(a)	For the purposes of this Clause:

a change of control occurs if:

(i)	any person or group of persons, acting in concert, gains control of the Company; or

(ii)	the Equity Investors cease to hold the voting capital of the Company in the proportions held on the date of this Agreement,

except that if Shurgard Europe:

(A)	acquires the entire voting capital of the Company held by Crescent; or

(B)	gains control of the Company,

these events shall not constitute a change of control; or

(iii)	any person or group of persons, acting in concert, gains control of Shurgard Europe except that any transfer of all, or any part of, the voting capital or the profit certificates in Shurgard Europe held by Fremont SE (G.P.) Ventures, L.L.C., Fremont SE (G.P.) II Ventures, L.L.C., Fremont SE (L.P.) Ventures, L.L.C. or Fremont SE (L.P.) II Ventures, L.L.C., shall not constitute a change of control;

control means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise; and

acting in concert means acting together pursuant to an agreement or understanding (whether formal or informal).

(b)	The Company must promptly notify the Facility Agent if it becomes aware of any change of control. The Company shall have the option to notify the Facility Agent of any intended or proposed change of control provided that it shall not be obliged so to do.

(c)	After notification under Clause 8.2(b) above, the Majority Lenders shall negotiate in good faith with the Company for not less than 30 days with a view to resolving any concerns of the Lenders arising from a change of control. If, at the expiry of that 30 day period (or, if later, on the occurrence of the change control), the matter has not been resolved to the reasonable satisfaction of the Majority Lenders, then, if the Majority Lenders so require, the Facility Agent must:

(i)	cancel the Total Commitments; and

(ii)	declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable.

Any	such notice will take effect in accordance with its terms.

8.3	Mandatory prepayment – disposals

(a)	In this Subclause:

blocked account means an interest bearing blocked account in the name of the Borrower with the Facility Agent;

net proceeds means any amount received by a member of the Group as consideration for a relevant disposal to a person which is not a member of the Group, including any amount received or recovered under any insurance policy for loss or damage to its assets or business unless those proceeds have to be applied in replacement or reinstatement of damaged assets, less all reasonable costs and expenses incurred by members of the Group in connection with the disposal, receipt or recovery; and

relevant disposal means a disposal of a Property (whether by way of a share or asset sale or otherwise).

(b)	Subject to paragraph (d) below, if any member of the Group enters into a relevant disposal as permitted in accordance with this Agreement, the Borrower must apply the net proceeds first, in prepayment of the Attributable Loans and cancellation of the unutilised Attributable Commitment for that Property and, secondly, in prepayment of the other outstanding Loans and cancellation of the other Attributable Commitments on a pro rata basis.

(c)	Subject to paragraph (d) below, any prepayment under this Subclause must be made immediately on the relevant disposal.

(d)	With regard to the excess above 100 per cent. of the Attributable Commitment for that relevant disposal, to the extent that there are insufficient other Loans outstanding that can be prepaid in accordance with paragraph (b) above, the amount of the net proceeds that have not been applied in prepayment of the Loans must be deposited into the blocked account immediately on the relevant disposal, until such time as a Construction Property becomes a Completed Property. On the date on which any Construction Property becomes a Completed Property, the Borrower irrevocably authorises the Facility Agent to apply any amount deposited with it in the blocked account towards prepayment of the Loans in relation to that Completed Property.

8.4	Mandatory prepayment – dividends/interest

(a)	If:

(i)	the Company pays a dividend to the Equity Investors as permitted in accordance with the terms of this Agreement; or

(ii)	any interest is paid to the Equity Investors under an Equity Investor Loan (as defined in the Subordination Agreement) as expressly permitted in the Subordination Agreement,

the Borrower must apply an amount equal to the aggregate amount of that dividend or interest (as appropriate) in prepayment of the Loans.

(b)	Any prepayment under this Subclause must be made at the same time as the payment of the dividend or interest (as appropriate) to the Equity Investors.

8.5	Mandatory prepayment – Cost Overruns

(a)	At any time, if there are insufficient or no Commitments to achieve the Reduction (as defined in Clause 2.2(a) (Reduction of Commitment)), the Borrower must apply an amount equal to the shortfall in prepayment of the Loans.

(b)	Any prepayment under this Subclause must be made immediately on the occurrence of a Relevant Cost Overrun (as defined in Clause 2.2 (Reduction of Commitment)).

8.6	Voluntary prepayment

(a)	Subject to the terms of this Agreement, the Borrower may, by giving not less than ten Business Days’ prior notice to the Facility Agent, prepay any Loan at any time in whole or in part.

(b)	A prepayment of part of a Loan must be in a minimum amount of €1,000,000 and an integral multiple of 1,000,000.

8.7	Automatic cancellation

(a)	The Commitment of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

(b)	If the Facility Agent has not received evidence in form and substance satisfactory to it that the Second Tranche has been contributed to the Company in accordance with Clause 2.2(c) (Reduction of Attributable Commitment), the Commitments shall be immediately cancelled by an amount of €52,500,000. Any cancellation in part will be applied against the Commitment of each Lender pro rata.

8.8	Voluntary cancellation

(a)	Subject to the terms of this Agreement, the Borrower may, by giving not less than ten Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b)	Partial cancellation of the Total Commitments must be in a minimum amount of €1,000,000 and an integral multiple of 1,000,000.

(c)	Any cancellation in part will be applied against the Commitment of each Lender pro rata.

8.9	Involuntary prepayment and cancellation

(a)	If the Borrower is, or will be, required to pay to a Lender:

(i)	a Tax Payment;

(ii)	an Increased Cost; or

(iii)	any amount under paragraph 3 of Schedule 4 (Calculation of Mandatory Cost),

the Borrower may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) above:

(i)	the Borrower must repay or prepay that Lender’s share in each Loan on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the current Interest Period for that Loan; or

(ii)	if earlier, the date specified by the Borrower in its notification.

8.10	Restriction on right to prepay or cancel

Notwithstanding any other term of this Clause, the Borrower may not exercise any right of prepayment or cancellation under this Clause (other than referred to in Clause 8.3 (Mandatory prepayment - disposals), Clause 8.5 (Mandatory prepayment—Cost Overruns) or Clause 8.7(b) (Automatic cancellation)) until it has received confirmation from the Facility Agent that the Majority Lenders (acting reasonably) are satisfied that, after the prepayment or cancellation, the Borrower will have adequate funding to achieve Construction Completion in relation to each Property.

8.11	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment or cancellation under this Agreement except for Break Costs.

(c)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

(f)	No amount of a Loan prepaid under this Agreement may subsequently be re-borrowed.

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin;

(b)	IBOR; and

(c)	Mandatory Cost.

9.2	Payment of interest

Except where it is provided to the contrary in this Agreement, the Borrower must pay accrued interest on each Loan at the end of each Interest Period.

9.3	Margin adjustments

(a)	Subject to the other provisions of this Clause, from the first test date under Clause 22.7(c) (Interest Cover), the Margin will be calculated in accordance with the table set out below and the information set out in the Compliance Certificate:

Consolidated Interest Cover (per cent.)	Margin (per cent. per annum)
175 or more	1.50
less than 175	2.25

(b)	Any change in the Margin will occur, subject to paragraph (c) below, on the first day of the Interest Period for a Loan following receipt by the Facility Agent of a Compliance Certificate.

(c)	For so long as:

(i)	the Company is in default of its obligation under this Agreement to provide a Compliance Certificate; or

(ii)	an Event of Default is outstanding,

the Margin will be the highest applicable rate, being 2.25 per cent. per annum.

(d)	If the Margin has been calculated on the basis of a Compliance Certificate but:

(i)

would have been higher if it had been based on the subsequent financial statements of the Company, the Margin will instead be calculated by reference to the relevant financial statements of the Company. If, in this event, any amount of interest has been paid by the Borrower on the basis of the Compliance Certificate, the Borrower must immediately pay to the Facility Agent any shortfall in the amount which would have been paid to the Lenders if the Margin had been calculated by reference to the relevant financial statements; or

(ii)	subsequently the Compliance Certificate proves to be incorrect or subject to adjustment in any respect so that, had the Compliance Certificate been correct on its delivery, the Borrower would not have been entitled to a reduction in the Margin or the Margin would have been increased in respect of that and any subsequent Interest Periods, the Borrower shall promptly pay to the Facility Agent the amount which represents the difference between the amount which the Lenders actually received and the amount which the Lenders should have received.

Any change will have a retrospective effect.

9.4	Hedging

(a)	From and including the first Utilisation Date, the Borrower must maintain Hedging Arrangements (on behalf of the Asset Companies) in respect of interest payable under this Agreement in accordance with this Clause.

(b)	All Hedging Arrangements must be:

(i)	with a Counterparty or another counterparty acceptable to the Facility Agent;

(ii)	in form and substance satisfactory to the Facility Agent; and

(iii)	charged or assigned by way of security under the Hedging Assignment.

(c) (i)	The parties to each Hedging Arrangement must comply with the terms of that Hedging Arrangement.

(ii)	Neither a Counterparty nor the Borrower may amend or waive the terms of any Hedging Arrangement without the consent of the Facility Agent.

(d)	Neither a Counterparty nor the Borrower may terminate or close out any Hedging Arrangement (in whole or in part) except:

(i)	if it becomes illegal for that party to continue to comply with its obligations under that Hedging Arrangement;

(ii)	if all the Loans and other amounts outstanding under the Finance Documents have been unconditionally and irrevocably paid and discharged in full;

(iii)	in the case of termination or closing out by a Counterparty, if the Facility Agent serves notice under Clause 23.19 (Acceleration) or, having served notice under Clause 23.19 (Acceleration), makes a demand; or

(iv)	in the case of termination or closing out by the Borrower, with the consent of the Facility Agent.

(e)	A Counterparty may only suspend making payments under a Hedging Arrangement if the Borrower is in breach of its payment obligations under that Hedging Arrangement.

(f)	Each Counterparty acknowledges that the rights of the Borrower under the Hedging Arrangements to which it is party have been charged or assigned by way of security under the Hedging Assignment.

9.5	Interest on overdue amounts

(a)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Interest Periods of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Interest Period.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Interest Period, then:

(i)	the first Interest Period for that overdue amount will be the unexpired portion of that Interest Period; and

(ii)	the rate of interest on the overdue amount for that first Interest Period will be one per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Interest Period for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Interest Periods but will remain immediately due and payable.

9.6	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Length of Interest Periods

(a)	Each Loan has successive Interest Periods.

(b)	Each Interest Period for a Loan will start on its Utilisation Date or on the expiry of its preceding Interest Period and end on the date falling one, two, three or six months (as selected in a Request) or such other period as the Borrower and the Facility Agent may agree after its Utilisation Date or expiry of its preceding Interest Period as appropriate.

10.2	Consolidation

All Loans denominated in the same currency will be consolidated at the end of each Interest Period and subsequently treated as one Loan.

11.	MARKET DISRUPTION

11.1	Failure of a Reference Bank to supply a rate

If IBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (local time) on a Rate Fixing Day, the applicable IBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

11.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	IBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon (local time) on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 30 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of IBOR for the relevant Interest Period.

(b)	The Facility Agent must promptly notify the Borrower and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Interest Period will be the aggregate of the applicable:

(i)	Margin;

(ii)	rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)	Mandatory Cost.

11.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Borrower so requires, the Borrower and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

12.	TAXES

12.1	General

In this Clause:

Qualifying Lender means:

(a)	with respect to an Obligor incorporated in England and Wales, a Lender which is:

(i)	a U.K. Lender; or

(ii)	a Treaty Lender; and

(b)	with respect to any other Obligor, a Lender which is beneficially entitled under a law or double taxation agreement or any published practice or published concession of any relevant taxing authority to receive that payment without a Tax Deduction (subject, as the case may be, to the completion of the necessary procedural formalities).

Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

Treaty Lender means, in respect of an Obligor incorporated in England and Wales, a Lender which is:

(a)	resident (as defined in the appropriate double taxation agreement) in a country with which the U.K. has a double taxation agreement giving residents of that country full exemption from U.K. taxation on interest; and

(b)	does not carry on a business in the U.K. through a permanent establishment with which the payment is effectively connected.

U.K. Lender means, with respect to an Obligor incorporated in England and Wales, a Lender which is within the charge to U.K. corporation tax in respect of, and beneficially entitled to, a payment of interest on a Loan made by a person that was a bank for the purposes of section 349 of the Taxes Act (as currently defined in section 840A of the Taxes Act) at the time the Loan was made.

12.2	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If:

(i)	a Lender is not, or ceases to be, a Qualifying Lender; or

(ii)	an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction),

it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)	Except as provided below, if a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

Except as provided below, an Obligor (other than the Company in respect of payments to the UK Lenders) is not required to make a payment under paragraph (c) above for a Tax Deduction in respect of the tax imposed by the jurisdiction of incorporation of an Obligor (other than the Company in respect of payments to the UK Lenders) to a Lender that is not, or has ceased to be, a Qualifying Lender in excess of the amount that the Obligor (other than the

Company in respect of payments to the UK Lenders) would have had to pay had the Lender been, or not ceased to be, a Qualifying Lender.

(e)	Paragraph (d) above will not apply if the Lender has ceased to be a Qualifying Lender by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority.

(f)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of the tax imposed by the jurisdiction of incorporation of an Obligor if that Lender is a Qualifying Lender and the Obligor making the payment is able to demonstrate that the Tax Deduction would not have been required if the Lender had complied with its obligations under paragraph (i) below.

(g)	If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(h)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction or payment must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(i)	A Lender must co-operate with each Obligor by using its reasonable endeavours to complete any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.3	Tax indemnity

(a)	Except as provided below, the Borrower must indemnify a Finance Party against any loss or liability which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply to any Tax assessed on a Finance Party:

(i)	under the laws of the jurisdiction in which:

(A)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(B)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose; or

(ii)	to the extent a loss or liability is compensated for by an increased payment under Clause 12.2 (Tax gross-up) or would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) or (f) of Clause 12.2 (Tax gross-up) applied.

(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party (in its absolute discretion) determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	it has used and retained that Tax Credit,

the Finance Party must pay an amount to the Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.

12.5	Stamp taxes

The Borrower must pay and indemnify each Finance Party against any stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

12.6	Value added taxes

(a)	Any amount payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, an Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all value added tax or any other Tax of a similar nature incurred by the Finance Party in respect of those costs or expenses but only to the extent that the Finance Party (acting reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the Tax.

13.	INCREASED COSTS

13.1	Increased Costs

Except as provided below in this Clause, the Borrower must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation made after the date of this Agreement.

13.2	Exceptions

The Borrower need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause; or

(b)	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation or any gross negligence of any of them.

13.3	Claims

(a)	A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Borrower.

(b)	Each Finance Party must, together with its demand to the Facility Agent, provide a certificate confirming the amount of its Increased Cost and the basis of calculation.

14.	MITIGATION

14.1	Mitigation

(a)	Each Finance Party must, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)	that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank,

including (but not limited to) transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)	The Borrower must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Clause.

(d)	A Finance Party is not obliged to take any step under this Clause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

14.2	Conduct of business by a Finance Party

No term of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax other than in accordance with Clause 13.3 (Claims).

15.	PAYMENTS

15.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank:

(a)	in the principal financial centre of the country of the relevant currency; or

(b)	in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

15.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

15.3	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank:

(i)	in the principal financial centre of the country of the relevant currency; or

(ii)	in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)

Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

15.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in euros.

15.5	No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be made without set-off or counterclaim.

15.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

15.7	Partial payments

(a)	If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of:

(A)	any periodical payments (not being payments as a result of termination or closing out) due but unpaid to any Counterparty under the Hedging Arrangements; and

(B)	any accrued interest due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of:

(A)	any payments (not being payments referred to in sub-paragraph (iv) below) as a result of termination or closing out due but unpaid to any Counterparty under the Hedging Arrangements; and

(B)	any principal amount due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment pro rata of any payments due as a result of termination or closing out arising from:

(A)	it becoming illegal for one or more Counterparties to comply with their obligations under the Hedging Arrangements; or

(B)	an event of default relating to any Counterparty,

due but unpaid to those Counterparties under the Hedging Arrangements; and

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by all the Lenders and the Counterparties, vary the order set out in sub-paragraphs (a)(ii) to (v) above.

(c)	This Subclause will override any appropriation made by an Obligor.

15.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party (where so stated in a Finance Document, through the Facility Agent).

15.9	Facility Agent as Joint and Several Creditor

(a)	Each of the Obligors and each of the Finance Parties agree that the Facility Agent shall be the joint and several creditor (Gesamtgläubiger) (together with the relevant Finance Party) of each and every obligation of any Obligor incorporated in Germany towards each of the Finance Parties under this Agreement, and that accordingly the Facility Agent will have its own independent right to demand performance by the relevant Obligor of those obligations. However, any discharge of any such obligation to one of the Facility Agent or other Finance Party shall, to the same extent, discharge the corresponding obligation owing to the other.

(b)	Without limiting or affecting the Facility Agent’s rights against any Obligor (whether under this paragraph or under any other provision of the Finance Documents), the Facility Agent agrees with each other Finance Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint and several creditor with a Finance Party except with the consent of the relevant Finance Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Facility Agent’s right to act in the protection or preservation of rights under or to enforce any Security Document as contemplated by this Agreement and/or to enforce any Security Document (or to do any act reasonably incidental to any of the foregoing).

16.	BANK ACCOUNTS

16.1	Designation of Accounts

(a)	The Borrower must maintain the following bank accounts in its name:

(i)	a disbursements account designated the Disbursement Account; and

(ii)	a master proceeds account designated the Master Proceeds Account.

(b)	Each Asset Company (other than the Danish Asset Company and the Swedish Asset Company) and each Managing Company must maintain the following bank accounts in its name:

(i)	a disbursements account designated the Disbursements Account;

(ii)	a master proceeds account designated the Master Proceeds Account; and

(iii)	for each Property that it owns, a property proceeds account designated a Property Proceeds Account.

(c)	The Company, the Danish Asset Company and the Swedish Asset Company must maintain a disbursements account in its name designated the Disbursement Account.

(d)	The Obligors must not, without the prior consent of the Facility Agent, maintain any other bank accounts other than an expenses account in the Borrower’s name with Société Générale designated the Expenses Account.

16.2	Master Proceeds Accounts

(a)	The Facility Agent has sole signing rights in relation to each Master Proceeds Account.

(b)	Each Obligor must ensure that:

(i)	at the end of each week, all Rental Income (other than an amount so that, at the end of each week, a Property Proceeds Account shall have a balance of not more than €4,000) in a Property Proceeds Account in its name is paid into its Disbursement Account; and

(ii)	(in relation to the Borrower only) any amounts payable to it under any Hedging Arrangements and, (in relation to each Obligor) at the end of each month, all Rental Income in its Disbursement Account (other than the Disbursement Amounts) are paid into its Master Proceeds Account.

(c)	Each Obligor must ensure that all amounts credited to its Master Proceeds Account are promptly paid into the Borrower’s Master Proceeds Account immediately prior to the end of each Interest Period in a sufficient amount to ensure that the Borrower can comply with its obligations under paragraphs (f)(i) and (f)(ii) below.

(d)	If any payment of any amount referred to in paragraphs (b) to (c) above are paid into an Account other than the relevant Disbursement Account or Master Proceeds Account (as applicable), that payment must be paid immediately into the relevant Disbursement Account or Master Proceeds Account (as applicable).

(e)	If any payment is made into a Master Proceeds Account which should have been paid into another Account, then, unless an Event of Default is outstanding, the Facility Agent must, at the request of the relevant Obligor and on receipt of evidence satisfactory to the Facility Agent that the payment should have been made to that other Account, pay that amount to that other Account.

(f)	Except as provided in Clause 15.7 (Partial payments) and paragraph (g) below, at the end of each Interest Period, the Facility Agent must, and is irrevocably authorised by the Borrower to, withdraw from, and apply amounts standing to the credit of, the Borrower’s Master Proceeds Account, in the following order:

(i)	first, payment pro rata of any unpaid costs and expenses of the Administrative Parties due but unpaid under the Finance Documents;

(ii)	secondly, payment pro rata:

(A)	to the Counterparties of any amount due but unpaid under the Hedging Arrangements; and

(B)	to the Facility Agent for the relevant Finance Parties of any accrued interest, fees and other amounts due but unpaid under the Finance Documents; and

(iii)	thirdly, to the extent applicable, payment of any surplus into the Borrower’s Disbursement Account.

(g)	The Facility Agent is obliged to make a withdrawal from the Borrower’s Master Proceeds Account in accordance with paragraph (f) above only if:

(i)	no Event of Default is outstanding; and

(ii)	the Repeating Representations are correct and will be correct immediately after the withdrawal.

(h)	The Facility Agent may authorise withdrawals at any time from any Master Proceeds Account to pay any amount due but unpaid under the Finance Documents. The Facility Agent shall promptly notify the Borrower of any such withdrawal.

16.3	Disbursement Accounts and Property Proceeds Accounts

(a)	Except as provided in paragraph (d) below, each Obligor has signing rights in relation to the Disbursement Account and the Property Proceeds Account in its name.

(b)	Each Obligor must ensure that:

(i)	all Rental Income is paid promptly into the Property Proceeds Account in its name for that Property; and

(ii)	any amount received by it, other than any amount specifically required under this Agreement to be paid into any other Account, is paid into the Disbursement Account in its name.

(c)

Subject to any restriction in the Subordination Agreement and provided that no Event of Default is outstanding, the relevant Obligor may withdraw from, and apply amounts standing to the credit of, the Disbursement Account in its name (other than any amounts required to be paid into an Obligor’s Master Proceeds Account in accordance with Clause 16.2(b)(ii) (Master Proceeds Account)), in the following order:

(i)	first, towards costs, management fees or any other fees expressly permitted to be paid to Shurgard Europe or an Equity Subsidiary in accordance with the terms of the Finance Documents; and

(ii)	secondly, towards any other amount permitted to be paid under the Finance Documents.

(d)	At any time when an Event of Default is outstanding, the Facility Agent may, and is irrevocably authorised by each Obligor to:

(i)	operate the Disbursement Account and the Property Proceeds Account in that Obligor’s name; and

(ii)	withdraw from, and apply amounts standing to the credit of, any Disbursement Account or any Property Proceeds Account in or towards any purpose for which moneys in any Account may be applied.

16.4	Miscellaneous Accounts provisions

(a)	Each Obligor must ensure that no Account goes in to overdraft.

(b)	Any amount received or recovered by any Obligor otherwise than by credit to an Account must be held subject to the security created by the Finance Documents to the maximum extent possible under any applicable governing law and immediately be paid to the relevant Account or to the Facility Agent in the same funds as received or recovered.

(c)	Without prejudice to any other term of this Agreement, if an Event of Default is outstanding, the monies standing to the credit of each Account may be applied by the Facility Agent on the date any repayment of the Loans is due to be made in or towards repayment of the Loans and all other amounts due to a Finance Party under the Finance Documents.

(d)	No Finance Party is responsible or liable to any Obligor for:

(i)	any non-payment of any liability of that Obligor which could be paid out of moneys standing to the credit of an Account; or

(ii)	any withdrawal wrongly made, if made in good faith except where that Finance Party is grossly negligent.

(e)	The Borrower must ensure that the aggregate amount standing to the credit of the Expenses Account (which shall only be used for the financing or refinancing of administration costs and directors fees for the Borrower) may not exceed €20,000 at any time.

(f)	The Borrower must, within five Business Days of any request by the Facility Agent, supply the Facility Agent with the following information in relation to any payment received in an Account:

(i)	the date of payment or receipt;

(ii)	the payer; and

(iii)	the purpose of the payment or receipt.

16.5	Change of Bank Accounts

(a)	Each Account shall be held at a branch of the bank holding that Account as the Facility Agent and the Company (acting on behalf of the relevant member of the Group) may agree from time to time (acting reasonably).

(b)	If a member of the Group requests and the Facility Agent so consents (acting reasonably) the bank holding that Account shall (as soon as reasonably practicable) be changed to another bank that agrees to its appointment.

(c)	A change of Account only becomes effective when the proposed new bank agrees with the Facility Agent and the relevant Obligor, in a manner satisfactory to the Facility Agent, to fulfil the role of the bank holding that Account.

17.	GUARANTEE AND INDEMNITY

17.1	General guarantee and indemnity

Each Guarantor jointly and severally and irrevocably and unconditionally (but subject to any limitations set out in Clause 17.10 (Limitations)):

(a)	guarantees to each Finance Party punctual performance by the Borrower of all of its obligations under the Finance Documents:

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under any Finance Document, it must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any payment obligation guaranteed by it is or becomes unenforceable invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover.

17.2	Continuing obligation

The obligations of each Guarantor under this Clause are continuing and will extend to the ultimate balance of all sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

(a)	If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of each Guarantor under this Clause will continue as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

17.4	Waiver of defences

The obligations of each Guarantor under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any Finance Party). This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement with any person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Finance Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security.

17.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from that Guarantor under this Clause.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of any Guarantor under this Clause:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(c)	hold in an interest-bearing suspense account any moneys received from a Guarantor or on account of that Guarantor’s liability under this Clause.

17.7	Non-competition

Unless:

(a)	all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full; or

(b)	the Facility Agent otherwise directs,

no Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)	be subrogated to (or exercise any right of subrogation to which it may be entitled in respect of) any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity (or exercise any right of contribution or indemnity to which it may be entitled) in respect of any payment made or moneys received on account of that Guarantor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

Each Guarantor must hold in trust for (or, if a trust is not recognised in any jurisdiction, segregate from its other assets) and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

17.8	Release of Guarantor’s right of contribution

If any Guarantor ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Guarantor:

(a)	that Guarantor will be released by each other Guarantor from any liability whatsoever to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor will waive any right it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of any Finance Party under any Finance Document or of any other security taken under, or in connection with, any Finance Document by any Finance Party.

17.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

17.10	Limitations

(a)	This guarantee does not apply to any liability to the extent it would result in this guarantee constituting unlawful financial assistance.

(b)	In respect of a German Obligor:

(i)	Each Finance Party agrees that its right to enforce any guarantee or indemnity granted by a German Obligor which is constituted in the form of a GmbH & Co. KG or a

GmbH (a Relevant German Obligor) shall, if and to the extent that such guarantee or indemnity secures liabilities of any shareholder of such Relevant German Obligor or any such shareholder’s affiliated company (verbundenes Unternehmen) within the meaning of §15 of the German Stock Corporation Act (Aktiengesetz) (other than such Relevant German Obligor’s Subsidiaries), at all times be limited to an amount equal to the Relevant German Obligor’s, and, in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner’s, net assets (as defined in paragraph (ii) below).

(ii)	For the purposes of this Clause 17.10(b), net assets shall be calculated by taking into account the captions reflected in §266(2) A, B and C of the German Commercial Code (Handelsgesetzbuch) less the sum of:

(A)	the Relevant German Obligor’s, or, in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner’s, liabilities (the calculation of which shall take into account the captions reflected in §266(3) B, C and D of the German Commercial Code); and

(B)	the registered share capital (Stammkapital) of the Relevant German Obligor or, in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner’s registered share capital.

(iii)	For the purpose of the calculation of the enforceable amount, the Relevant German Obligor will, within 6 weeks after the Facility Agent has made a demand for payment under the guarantee or indemnity pursuant to Clause 17.1 (General guarantee and indemnity), deliver to the Facility Agent an audited up-to-date balance sheet of the Relevant German Obligor, and, in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner which shows the value of the net assets.

(iv)	If the Relevant German Obligor fails to deliver a copy of its balance sheet or, in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner’s balance sheet, in accordance with paragraph (iii), the Facility Agent shall be entitled to enforce the guarantee or indemnity up to an amount which the Facility Agent determines in good faith by reference to the most recent financial statements delivered under the terms of this Agreement in relation to such Relevant German Obligor and the payment of which would not result in the Relevant German Obligor or, in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner, having insufficient assets to maintain its stated share capital.

(v)

Following an enforcement pursuant to paragraph (iv) above, the Facility Agent agrees to release proceeds from the enforcement of the guarantee or indemnity if and to the extent that it is a guarantee or indemnity which secures liabilities of any shareholder of such Relevant German Obligor or any such shareholder’s affiliated company (verbundenes Unternehmen) within the meaning of §15 of the German Stock Corporation Act (Aktiengesetz) (other than such Relevant German Obligor’s Subsidiaries) and that such enforcement or the application of proceeds from such enforcement towards the secured obligations would otherwise lead to the situation that the Relevant German Obligor, or, in the case of GmbH & Co. KG, such Relevant German Obligor’s general partner, does not have sufficient net assets to maintain its registered share capital (Stammkapital). In particular, and without prejudice to the foregoing, if an audited balance sheet delivered by the Relevant German Obligor to the Facility Agent after commencement of the relevant enforcement action confirms that the amount available under the guarantee or indemnity at the time of enforcement was less than the amount recovered by the Facility Agent, the Facility Agent agrees to release to the Relevant German Obligor an amount of the proceeds equal to the amount by which the recoveries relating to the guarantee or indemnity exceeded the amount determined to be available.

(vi)	For the purposes of the calculation of the enforceable amount specified in paragraph (ii) above and the amount to be released specified in paragraph (v) above, the following balance sheet items shall be adjusted as follows:

(A)	the amount of any increase of registered share capital out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) and, in the case of a GmbH & Co. KG, the registered share capital of the general partner after the date hereof that has been effected without the prior written consent of the Facility Agent shall be deducted from the registered share capital and, in the case of GmbH & Co. KG, the deduction shall take place from the registered share capital of the general partner; and

(B)	loans and other contractual obligations incurred in violation of the provisions of the Finance Documents shall be disregarded.

(vii)	Furthermore, if and to the extent legally permissible each such Relevant German Obligor, or, in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner, shall, in a situation where it does not have sufficient net assets to maintain its registered share capital, realise any and all of its assets that are shown in the balance sheet with a book value (Buchwert) which is significantly lower than the realisable market value of such assets and to the extent such assets are not necessary for the Relevant German Obligor’s, or, in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner’s, business or operations (nicht betriebsnotwendig).

(viii)	The limitations set out in this Clause 17.10(b) shall not apply to a guarantee granted by a Relevant German Obligor in relation to any amounts borrowed under this Agreement to the extent the proceeds of such borrowing are on-lent to it or any of its Subsidiaries from time to time and have not been repaid.

(c)	In respect of a French Obligor, the obligations and liabilities under the guarantee under this Agreement shall not include any obligations which if incurred would constitute the provision of financial assistance as defined under Article L.225-216 of the French Commercial Code for the subscription or the acquisition or the refinancing of the acquisition of its own shares and shall be limited, at any time, to the higher of:

(i)	an aggregate amount of all intercompany loans made to that Obligor up to the date of such determination to the extent only that any such intercompany loan is funded directly or indirectly to such French Obligor out of the proceeds of any Loan; and

(ii)	the residual value of the Properties held by such French Obligor where residual value means the market value of the building at the date on which a demand is made pursuant to this guarantee less the financial costs related to those Properties (being an amount in principal and interest due under the intercompany loans referred to in paragraph (c)(i) above).

(d)

Notwithstanding anything to the contrary herein, the obligations and liabilities of a Swedish Obligor under this Agreement shall be limited if (and only if) required by an application of the provisions of the Swedish companies act (Sw. aktiebolagslagen (1975:1385)) regulating prohibited loans and guarantees and distribution of assets taking into account also any other security granted and/or guarantee given by a Swedish Obligor subject to the corresponding limitation (assuming that all steps open to a Swedish Obligor and all its shareholders to authorise that Swedish Obligor’s liabilities under this Agreement have been taken), and it is understood that the obligations of a Swedish Obligor for such obligations and liabilities under this Agreement shall apply only to the extent permitted by the above-mentioned provisions as applied together with other applicable provisions of the Swedish companies act (Sw. aktiebolagslagen(1975:1385)), and the guarantee created under this Agreement shall be limited in accordance herewith.

(e)	In respect of a Danish Obligor, this guarantee shall be limited:

(i)	to the extent required to comply with Danish statutory provisions on unlawful financial assistance, including, but not limited to sections 49 and 50 of the Danish Act on Private Limited Liability Companies (Anpartsselskabsloven); and

(ii)	to an amount equivalent to the higher of:

(A)	the equity of the relevant Danish Obligor at the date of this Agreement calculated in accordance with accounting principles and practices generally accepted in Denmark;

(B)	the equity of the relevant Danish Obligor from time to time calculated in accordance with accounting principles and practices generally accepted in Denmark; or

(C)	the amounts borrowed by the relevant Danish Obligor under this Agreement or on-lent or otherwise put at disposal of the relevant Danish Obligor.

18.	REPRESENTATIONS

18.1	Representations

The representations set out in this Clause are made by each Obligor or (if it so states) the Company only to each Finance Party.

18.2	Status

(a)	It is a limited liability company, or, in the case of a German Obligor, a limited liability company (GmbH) or a limited partnership (GmbH & Co. KG), duly incorporated or established and validly existing under the laws of its jurisdiction of original incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

18.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

18.4	Legal validity

(a)	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Transaction Document to which it is a party is its legally binding, valid and enforceable obligation.

(b)	Each Transaction Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.

18.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any document which is binding upon it or any of its assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect or result in any liability on a Finance Party.

18.6	No default

(a)	No Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Transaction Document;

(b)	there is no outstanding breach of any term of any Development Document or any Building Lease and no person has disputed, repudiated or disclaimed liability under any Development Document or any Building Lease or evidenced an intention so to do, in each case, which has or is reasonably likely to have a Material Adverse Effect;

(c)	there has been no amendment to the cross default provisions the subject of Linklater’s Memorandum in the JV1 Finance Documents; and

(d)	no other event is outstanding which constitutes a default under any document which is binding on it or any of its assets to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.

18.7	Authorisations

Except for registration of the Security Documents in accordance with Clause 18.8 (Registration requirements), all authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents have been obtained or effected (as appropriate) and are in full force and effect (or will be when required) except as expressly specified in any Finance Document.

18.8	Registration requirements

(a)	Except for registration of each Security Document under the Companies Act 1985 and, where appropriate, the Land Registration Act 2002, and any registrations referred to in the Applicable Registration and Formality Requirements and any other notifications referred to in the Security Documents, it is not necessary to notify, file, register or record any Finance Document in any public place or elsewhere; and

(b)	except for registration fees payable at the Companies Registry and, where appropriate, the Land Registry and fees for any registrations referred to in the Applicable Registration and Formality Requirements, no stamp, registration or similar tax or charge is payable in respect of any Finance Document.

18.9	Financial statements

Its financial statements most recently delivered to the Facility Agent (which in the case of the Company as at the date of this Agreement, are the Original Financial Statements):

(a)	in relation to the Company, have been prepared in accordance with US GAAP and, in relation to each other Obligor, have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, in each case, consistently applied; and

(b)	fairly represent its financial condition (consolidated if applicable) as at the date to which they were drawn up, except, in each case, as disclosed to the contrary in those financial statements or to the Facility Agent in writing at the same time as those financial statements are delivered to the Facility Agent in accordance with this Agreement.

18.10	No material adverse change

In the case of the Company only, as at the date of this Agreement there has been no material adverse change in its financial condition (consolidated if applicable) since the date to which the Original Financial Statements were drawn up.

18.11	Litigation

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect.

18.12	Information

(a)	All information supplied by an Obligor or on its behalf to any Finance Party in connection with the Finance Documents and the Development was true and accurate (or, in the case of information provided by any other person, was true and accurate to the best of its knowledge and belief after making all reasonable enquiries) in all material respects as at its date or (if appropriate) as at the date at which it is stated to be given;

(b)	any financial projections contained in the information referred to in paragraph (a) above have been prepared as at their date, on the basis of information and assumptions believed by it (or, in the case of information provided by any other person, believed by it to the best of its knowledge and belief after making all reasonable enquiries) to be fair and reasonable;

(c)	at the time that the information referred to in paragraph (a) above was supplied, it has not omitted to supply any information which, if disclosed, would make any other information referred to in paragraph (a) above untrue or misleading in any respect;

(d)	at the first Utilisation Date, to the best of its knowledge and belief after making all reasonable enquires, nothing has occurred since the date information referred to in paragraph (a) above was supplied which, if disclosed, would make that information untrue or misleading in any material respect.

18.13	Valuation

(a)	All information supplied by it or on its behalf to the Valuer for the purposes of each Valuation was true and accurate (or, in the case of information provided by any other person, was true and accurate to the best of its knowledge and belief after making all reasonable enquiries) in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given;

(b)	any financial projections contained in the information referred to in paragraph (a) above have been prepared as at their date, on the basis of information and assumptions believed by it (or, in the case of information provided by any other person, believed by it to the best of its knowledge and belief after making all reasonable enquiries) to be fair and reasonable;

(c)	at the time that the information referred to in paragraph (a) above was supplied, it has not omitted to supply any information which, if disclosed, would adversely affect the Valuation; and

(d)	in the case of each Initial Valuation only, it is not aware (to the best of its knowledge and belief after making all reasonable enquiries) that anything has occurred since the date information referred to in paragraph (a) above was supplied and the first Utilisation Date in respect of a Property which, if it had occurred prior to that Initial Valuation, would adversely affect that Initial Valuation.

18.14	Title to Property

(a)	Each Asset Company will from the first Utilisation Date for a Property:

(i)	(except where a German Notarial Certificate has been supplied to the Facility Agent in respect of a Property (but this exception shall only apply until such time as the relevant German Obligor has been registered as the legal owner of that Property)) be the legal and beneficial owner of, or the holder of a Headlease or Building Lease over, those Properties located in the jurisdiction of incorporation of that Asset Company; and

(ii)	(except for a Property located in Germany for which a German Notarial Certificate has been supplied to the Facility Agent (but this exception shall only apply until such time as the relevant German Obligor has been registered as the legal owner of that Property)), have good and marketable title to the Properties that it owns which are located in the jurisdiction of incorporation of that Asset Company, in each case free from Security Interests (other than those set out in the Security Documents or expressly permitted under this Agreement) and restrictions and onerous covenants.

(b)	From the first Utilisation Date, except as disclosed in any Report on Title:

(i)	no breach of any law or regulation is outstanding which adversely affects or might adversely affect the value of a Property;

(ii)	there is no covenant, agreement, stipulation, reservation, condition, interest, right or other matter adversely affecting a Property;

(iii)	nothing has arisen or has been created or is outstanding which would be an overriding interest, or an unregistered interest which overrides first registration or registered dispositions, over a Property;

(iv)	no facility necessary for the enjoyment and use of a Property is enjoyed by that Property on terms entitling any person to terminate or curtail its use;

(v)	no Obligor has received any notice of any adverse claim by any person in respect of the ownership of a Property or any interest in it, nor has any acknowledgement been given to any person in respect of a Property; and

(vi)	each Property located in a jurisdiction is held by an Asset Company incorporated in that jurisdiction free from any lease or licence (other than those permitted in accordance with the Finance Documents).

(c)	All deeds and documents necessary to show good and marketable title to an Asset Company’s interests in a Property situated in England will from the first Utilisation Date be:

(i)	in the possession of the Facility Agent; or

(ii)	held at the applicable Land Registry to the order of the Facility Agent.

18.15	Information for Due Diligence Report and Reports on Title

(a)	The information supplied by it or on its behalf to the lawyers who prepared the Due Diligence Report or any Report on Title for the purpose of the Due Diligence Report or that Report on Title was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given;

(b)	the information referred to in paragraph (a) above did not at the date it was expressed to be given omit any information which, if disclosed would make that information untrue or misleading in any material respect; and

(c)	as at the first Utilisation Date for a Property, nothing has occurred since the date of any information referred to in paragraph (a) above which, if disclosed, would make that information untrue or misleading in any material respect.

18.16	No other business

(a)	No Obligor (other than the Company and the Borrower) has traded or carried on any business since the date of its incorporation except for the development, ownership and management of its interests in the Properties.

(b)	The Company has not traded or carried on any business since the date of its incorporation except for the management of the Development.

(c)	The Borrower is a special purpose entity used for financing the Development and has not traded or carried on any other business since the date of its incorporation.

(d)	As at the date of this Agreement, no Obligor is party to any material agreement other than, (until the first Utilisation Date only and with respect to the Original German Obligor only), the Domination and Profit Loss Sharing Agreement and, at all times, the Transaction Documents or, in respect of the Original German Obligor, the Purchase Agreements provided that each Real Estate Package for the real estate the subject of the Purchase Agreements have been delivered to the Facility Agent prior to the date of this Agreement, in accordance with the terms of this Agreement.

18.17	Ownership

(a)	As at the date of this Agreement, the Company’s entire issued share capital is legally and beneficially owned and controlled by the Equity Investors.

(b)	The Borrower’s entire issued share capital is legally and beneficially owned by the Company.

(c)	Each Obligor (other than the Company) is a wholly owned Subsidiary of the Company, except for Shurgard Deutschland RE 2 GmbH, which, as at the date of this Agreement, is a wholly owned Subsidiary of Shurgard Europe and the voting capital of which will be held, following the transfer of 94.8 per cent. of the voting capital to the Company prior to the first Utilisation Date, by the Company (94.8 per cent.) and Shurgard Deutschland GmbH (a wholly owned Subsidiary of Shurgard Europe (5.2 per cent.)).

(d)	Each Danish Asset Company is a wholly owned Subsidiary of a Danish Managing Company.

(e)	The shares in the capital of each Obligor are fully paid.

18.18	Ranking of Security

The security conferred by each Security Document constitutes a first priority security interest of the type described, over the assets referred to, in that Security Document and those assets are not subject to any prior or pari passu Security Interest.

18.19	VAT

It is not a member of a value added tax group.

18.20	Taxes on payments

(a)	As at the date of this Agreement, all amounts payable by an Obligor (other than the Company) under the Finance Documents may be made without any Tax Deduction.

(b)	No Rental Income payable to any Obligor is subject to a requirement to make a Tax Deduction at the time of submission of that Real Estate Package except as specifically disclosed to the Facility Agent in the Real Estate Package for the relevant Property.

18.21	Stamp duties

As at the date of this Agreement, except for registration fees payable at the Companies Registry and, where appropriate the Land Registry (in each case in respect of the Security Documents) and the Applicable Stamp Duties, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

18.22	Immunity

(a)	The execution by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes; and

(b)	it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

18.23	Jurisdiction/governing law

(a)	Subject to any reservations or limitations referred to in any legal opinion delivered in accordance with the terms of this Agreement, its:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)	Subject to any reservations or limitations referred to in any legal opinion delivered in accordance with the terms of this Agreement, any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

18.24	Times for making representations

(a)	The representations set out in this Clause are made by each Obligor on the date of this Agreement.

(b)	Unless a representation is expressed to be given at a specific date, each representation is deemed to be repeated by:

(i)	each Additional Guarantor, the Borrower and the Company on the date that Additional Guarantor becomes an Obligor; and

(ii)	(other than the representations set out in Clauses 18.11 (Litigation), 18.16 (No other business), 18.17(a)-(d) (Ownership), 18.18 (Ranking of Security), 18.22 (Immunity) and 18.23 (Jurisdiction/governing law)), each Obligor on the date of each Request, on each Utilisation Date and the first day of each Interest Period (other than:

(A)	Clause 18.15 (Information for Due Diligence Report and Reports on Title) which, in respect of information solely provided for the purposes of the Due Diligence Report, shall be deemed to be repeated by each Obligor on the date of the first Request and on the first Utilisation Date only; and

(B)	Clause 18.8 (Registration requirements)) which shall be deemed to be repeated by each Obligor that enters into a Finance Document on the date that it enters into that Finance Document in relation to that Finance Document).

(c)	When the representation in Clause 18.6 (No default) is repeated on the first day of an Interest Period (other than the first Interest Period for a Loan), the reference to a Default will be construed as a reference to an Event of Default.

(d)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

19.	INFORMATION COVENANTS

19.1	Financial statements

(a)	The Company must supply to the Facility Agent in sufficient copies for all the Lenders:

(i)	its audited consolidated financial statements for each of its financial years; and

(ii)	the unconsolidated statutory accounts of each Obligor for each of its financial years; and

(iii)	its consolidated management accounts (to include a profit and loss account, a balance sheet and cashflow statement) for each of its financial quarters.

(b)	All financial statements must be supplied as soon as they are available and:

(i)	in the case of the Company’s audited financial statements, within 120 days;

(ii)	in the case of each Obligor’s statutory accounts, within 150 days; and

(iii)	in the case of the Company’s consolidated management accounts, within 45 days,

of the end of the relevant financial period.

19.2	Form of financial statements

(a)	Each Obligor must ensure that each set of financial statements supplied by it under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, its financial condition (consolidated or otherwise) as at the date to which those financial statements were drawn up.

(b)	Each Obligor must notify the Facility Agent of any change to the manner in which its audited consolidated (if appropriate) financial statements are prepared.

(c)	If requested by the Facility Agent, an Obligor must supply to the Facility Agent:

(i)	a full description of any change notified under paragraph (b) above; and

(ii)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated (if appropriate) financial statements supplied to the Facility Agent under this Agreement.

19.3	Compliance Certificate

(a)	The Company must supply to the Facility Agent a Compliance Certificate with each set of its financial statements or management accounts sent to the Facility Agent under this Agreement.

(b)	A Compliance Certificate must be signed by one authorised signatory of the Company and, in the case of a Compliance Certificate supplied with its annual audited consolidated financial statement, its auditors.

19.4	Information – miscellaneous

Each Obligor must supply to the Facility Agent in sufficient copies for all the Lenders if the Facility Agent so requests.

(a)	copies of all documents despatched by it to its shareholders (or any class of them), in the case of a Belgian Obligor, in accordance with the Belgian Companies Code or its creditors generally or any class of them at the same time as they are despatched;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which have or might, if adversely determined, have a Material Adverse Effect; and

(c)	promptly on request, such further information regarding its financial condition and operations as any Finance Party through the Facility Agent may reasonably request.

19.5	Notification of Default

(a)	Unless the Facility Agent has already been so notified by another Obligor, each Obligor must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Each Obligor must supply to the Facility Agent:

(i)	together with any financial statements supplied to the Facility Agent under this Agreement; and

(ii)	promptly at any other time, if the Facility Agent reasonably so requests,

a certificate, signed by an authorised signatory of the Obligor or of the Company on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

19.6	Use of websites

(a)	Except as provided below, the Company or any other Obligor may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

(i)	the Facility Agent and that Lender agree;

(ii)	the Company and the Facility Agent designate an electronic website for this purpose;

(iii)	the Company notifies the Facility Agent of the address of and password for the website; and

(iv)	the information posted is in a format agreed between the Company and the Facility Agent.

The Facility Agent must supply each relevant Lender with the address of and password for the website.

(b)	Notwithstanding the above, the Company or any other Obligor must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)	any Lender not agreeing to receive information via the website; and

(ii)	within ten Business Days of request any other Lender, if that Lender so requests.

(c)	The Company or any other Obligor must promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in sub-paragraphs (i) or (ii) above occur, the Company or any other Obligor must supply any information required under this Agreement in paper form until the Facility Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

19.7	Know your customer requirements

(a)	Each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)	Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all applicable know your customer requirements.

20.	GENERAL COVENANTS

20.1	Authorisations

Each Obligor must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Transaction Document to which it is a party.

20.2	Compliance with laws

Each Obligor must comply in all respects with all laws to which it is subject where failure to do so has or is reasonably likely to have a Material Adverse Effect.

20.3	Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

20.4	Negative pledge

(a)	Except as provided below, an Obligor must not create or allow to exist any Security Interest on any of its assets.

(b)	Paragraph (a) does not apply to:

(i)	any Security Interest constituted by the Security Documents;

(ii)	any lien or other Security Interest, in each case, arising by operation of law and in the ordinary course of trading;

(iii)	any Security Interest comprising a netting or set-off arrangement entered into by an Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iv)	any Security Interest arising out of title retention provisions in a supplier’s standard conditions arising in the ordinary course of trading between any Obligor and its suppliers or customers;

(v)	cash collateral provided by any Obligor in support of a letter of credit or other assurance against financial loss given to a Contractor under a Building Contract or given to a seller under a purchase contract for the purchase of real estate, in an aggregate amount not exceeding:

(A)	€7,000,000 in respect of all French Obligors; and

(B)	€7,000,000 in total in respect of all other Obligors;

(vi)	with respect to any Property located in Germany, any encumbrance registered in section two of the relevant land register with the exception of any pre-emptive right (Vorkaufsrecht), priority notice (Vormerkung) or any other encumbrance that materially affects the value or the use of any Property located in Germany; and

(vii)	any Security Interest to which the Majority Lenders have given prior consent.

(c)	An Obligor must not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by it or any of its related entities;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangements having a similar effect,

in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

20.5	Disposals

(a)	Except as provided in this Agreement, an Obligor must not, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets.

(b)	Paragraph (a) does not apply to any disposal:

(i)	of a Property provided that, in each case:

(A)	those net proceeds (as defined in Subclause 8.3 (Mandatory prepayment - disposals)) are no less than an amount equal to 125 percent of the Attributable Commitment for that Property; and

(B)	those net proceeds (as defined in Subclause 8.3 (Mandatory prepayment - disposals) are applied in accordance with Subclause 8.3 (Mandatory prepayment - disposals);

(ii)	in accordance with paragraph (c) below;

(iii)	of cash by way of a payment out of an Account in accordance with this Agreement;

(iv)	made in the ordinary course of trading of any asset not the subject of a Security Document (other than any floating charge under any Security Document governed by English law);

(v)	of plant or equipment which is obsolete provided that no Default has occurred which is outstanding;

(vi)	by way of grant of a Lease to tenants or licensees for any vacant lettable space in its Properties provided that Lease entered into:

(A)	is for a term which is not longer than twelve months except in connection with:

I.	any use arising pursuant to national commercial accounts provided that the aggregate Rental Income payable in respect of each Property and that use shall not exceed 10 per cent. of the aggregate Rental Income of that Property; and

II.	any non-self-storage use provided that such was specified in the Real Estate Package for that Property and that no more than 10 per cent. of that Property is let for a non-self-storage use (including any Leases granted under sub-paragraph (B) below); or

(B)	without prejudice to paragraph (A)I above, for a period of not more than twelve months for self-storage use only, except if otherwise specified in the Real Estate Package for that Property; or

(vii)	made with the prior consent of the Majority Lenders.

(c) (i)	If any event (a Relevant Event) referred to in Clauses 23.12 (Abandonment), 23.13 (Compulsory purchase) or 23.14 (Major damage), Clause 23.3(b) (Breach of other obligations) in respect of Clauses 21 (Development covenants) or 22 (Property covenants) (other than Clauses 22.6 (Approved Properties) to 22.8 (Loan to value) (inclusive)) or in respect of any other undertaking in any Finance Document (other than this Agreement), and that Relevant Event or breach of undertaking occurs only in relation to a specific Property, the Company shall (on behalf of the relevant Obligor) notify the Facility Agent of the occurrence of that Relevant Event or breach of undertaking within five Business Days of that Obligor becoming aware of its occurrence together with its intention to dispose of, or substitute, that Property in accordance with the terms of this Agreement.

(ii)	Subject to subparagraph (iii) below, upon the giving of that notice, the Relevant Event will cease to constitute a Default but only where the Facility Agent and that Obligor agree that disposal or substitution of that Property would cure the Default.

(iii)	The relevant Asset Company shall, in each case, within 30 Business Days (or such longer period agreed by the Facility Agent) from the giving of that notice, dispose of that Property provided that, immediately upon such disposal:

(A)	it prepays and cancels the Facility in accordance with this Clause 20.5 and Clause 8.3 (Mandatory prepayment – disposals); or

(B)	subject to Clause 22.6 (Approved Properties) and provided that the Facility Agent is satisfied that sufficient Commitments for the Development of a new Approved Property are available, it substitutes that Property with another Approved Property.

20.6	Financial Indebtedness

(a)	Except as provided below, no member of the Group may incur any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any Financial Indebtedness incurred under, or expressly permitted by, the Finance Documents;

(ii)	any Subordinated Loan;

(iii)	any Financial Indebtedness owed by one Obligor to another;

(iv)	any Financial Indebtedness that arises as a normal trade credit in respect of a Building Contract or that arises under a purchase contract for the purchase of real estate which is secured by a letter of credit or other assurance against financial loss in an aggregate amount not exceeding:

(A)	€7,000,000 in respect of all French Obligors; and

(B)	€7,000,000 in total in respect of all other Obligors; and

(v)	any Financial Indebtedness pursuant to any Property owned by an Obligor pursuant to a Headlease where either:

(A)	the term of such Headlease, taking into account any option of an Obligor to extend its term, is at least 50 years; or

(B)	the relevant lessor is obliged to pay to the relevant Obligor the cost of replacement of a Headlease on its termination or expiry,

such that, in either case, the interest of the Obligor in the Property the subject of the Headlease constitutes Financial Indebtedness under US GAAP; and

(vi)	in respect of the Original German Obligor, any Financial Indebtedness in an amount not exceeding €5,000,000 together with any interest (at a rate not exceeding 10 per cent. per annum) accrued thereon in respect of development costs pre-funded by Shurgard Europe and provided that such Financial Indebtedness is discharged on or prior to the first Utilisation Date with funds provided to the Original German Obligor by way of equity contribution from the Equity Investors or Subordinated Loan.

20.7	Lending and guarantees

(a)	No Obligor shall make any loan or provide any form of credit to any person other than as permitted under Clause 20.6 (Financial Indebtedness).

(b)	Except as permitted under paragraph (c) below, no Obligor shall give any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which that Obligor assumes any liability of any other person.

(c)	Paragraph (b) shall not apply to an indemnity given by the Company relating to the obligations of Shurgard Deutschland GmbH arising in connection with the termination of the Domination and Profit Loss Sharing Agreement provided that the aggregate amount of that indemnity does not exceed €50,000.

20.8	Change of business

(a)	An Obligor (other than the Company and the Borrower) must not carry on any business other than the development, ownership and management of its interests in a Property.

(b)	The Company must not:

(i)	carry on any business other than acting as the Holding Company of the Group; and

(ii)	have any Subsidiary other than the Obligors (excluding the Company).

(c)	The Borrower must not:

(i)	carry on any business other than acting as the special purpose entity used for financing the Development; and

(ii)	have any Subsidiary other than an Obligor (excluding the Company and the Borrower).

20.9	Mergers

No Obligor may enter into any amalgamation, demerger, merger or reconstruction other than an intra-Group reorganisation on a solvent basis or any other transaction agreed by the Majority Lenders.

20.10	Acquisitions

(a)	Except as provided below, no Obligor shall make any acquisition or investment.

(b)	Paragraph (a) does not apply to:

(i)	acquisitions or investments in the ordinary course of trade;

(ii)	an Asset Company’s acquisition of an Approved Property;

(iii)	an acquisition by the Company or an Obligor of a company for the purposes of acquiring an Approved Property provided that the acquired company accedes to this Agreement as an Additional Guarantor in accordance with the terms of this Agreement;

(iv)	on or prior to the first Utilisation Date, an acquisition by the Company of 94.8 per cent. of the issued share capital of the Original German Obligor from Shurgard Deutschland GmbH; or

(v)	any acquisition or investment with the consent of the Majority Lenders.

20.11	Other Contracts

Each Obligor must not enter into any contract other than:

(a)	the Transaction Documents;

(b)	any contract entered into in the ordinary course of trade and for which the value of the consideration to be paid by an Obligor does not exceed €200,000 (or its equivalent); and

(c)	any other contract expressly allowed under any other term of this Agreement.

20.12	Shares and dividends

(a)	Except as provided below, the Borrower or the Company must not:

(i)	declare or pay any dividend or make any other distribution in respect of any of its shares;

(ii)	issue any further shares (except as contemplated under the terms of the Joint Venture Agreement) or alter any rights attaching to its issued shares as at the date of this Agreement;

(iii)	repay or redeem any of its share capital; or

(iv)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of the shareholders of the Company.

(b)	Subparagraph (a) does not apply to any management or other fees payable to Shurgard Europe or any Equity Subsidiary under the terms of any Development Agreement, Property and Asset Management Agreement or the Joint Venture Agreement provided that those fees shall not be increased from the amounts notified to the Facility Agent prior to the date of this Agreement.

(c)	Subparagraph (a) does not apply to any dividends paid to the Equity Investors after the Availability Period provided that:

(i)	Consolidated Interest Cover on the most recent Test Date is more than 250 per cent.; and

(ii)	the equivalent aggregate amount of any dividend paid to the Equity Investors is applied promptly in prepayment and cancellation of the Facility in accordance with Clause 8.4 (Mandatory prepayment - dividends).

20.13	Ownership

The Company must ensure that at all times it legally and beneficially owns and controls the entire share capital of the Borrower.

20.14	VAT group/Tax

(a)	The Company must not be a member of a value added tax group.

(b)	Each Asset Company incorporated in France shall and shall procure that all of its direct and indirect shareholders shall, conduct all necessary steps in order to ensure that none of them will, to the extent within their control, at any time be liable for the three per cent. tax provided under Article 990 D of the French Tax Code (Code Générale des Impôts (CGI).

(c)	The Company must promptly notify the Facility Agent if any tax becomes payable under Article 990 D of the CGI and calculate the impact that has on Interest Cover.

20.15	JV1 Finance Documents

The Company must notify the Facility Agent promptly of any event of default howsoever described under the JV1 Finance Documents.

20.16	Remaining Equity

The Company is entitled to utilise the Remaining Equity portion of the Equity Commitment in circumstances where:

(a)	the Facility is otherwise unavailable in respect of a Property because of an outstanding condition precedent (the Outstanding CP) in respect of that Property to be delivered in accordance with Clause 31.7 (Additional Properties) (other than the obligation to execute and deliver a Real Estate Security Agreement over that Property) provided that:

(i)	the Facility Agent (at its absolute discretion) is of the opinion that the Outstanding CP is technical and remediable in nature;

(ii)	the relevant Asset Company that owns that Property and the Company provide a condition subsequent letter in form and substance satisfactory to the

Facility Agent undertaking that the Outstanding CP shall be remedied and delivered in accordance with the terms of this Agreement by the date falling no later than six months after the date on which the Equity Investors have made available the portion of the Remaining Equity to the Company and on-lent it to the relevant Asset Company, in each case, by way of Subordinated Loan, in form and substance satisfactory to the Facility Agent;

(iii)	all other conditions precedent in relation to an Additional Property have been delivered or satisfied in accordance with the terms of this Agreement; and

(iv)	the amount of the Remaining Equity to be utilised by the Company (and downstreamed to the relevant Asset Company by way of a Subordinated Loan) in respect of a Property is no less than the Attributable Commitment that would have been required to be advanced to the Borrower under this Agreement;

(b)	an Obligor plans to invest in any real estate that has been approved by the Lenders, provided that, in any case, the Company or the relevant Obligor delivers all conditions precedent required for an Additional Property as set out in Part 3 of Schedule 2 (Condition precedent documents) in form and substance satisfactory to the Facility Agent; or

(c)	for working capital and liquidity purposes of the Group.

20.17	Intercompany Loans

(a)	The Borrower will promptly apply the Available Proceeds required by any Guarantor to meet Development Costs and other operating costs and expenses incurred or to be incurred by that Guarantor by way of intercompany loan governed by English law lent directly or, in relation to a German Obligor, through the Company, to the relevant Guarantor concerned.

(b)	If and to the extent legally permissible, any Asset Company will apply the Available Proceeds required by an Obligor to meet any payment obligations under the Finance Documents, Development Costs and other operating costs and expenses incurred or to be incurred by that Obligor by way of intercompany loan lent directly to the Borrower and where such Available Proceeds are required by that other Guarantor, the Borrower will lend such Available Proceeds, directly or indirectly, to that Guarantor in accordance with paragraph (a) above.

(c)	Interest will accrue on each such intercompany loan:

(i)	at a rate per annum of not less than the rate of interest payable from time to time by the Borrower on the Loans under Clause 9 (Interest); and

(ii)	in arrear (on the basis of a 360 day year) during each Interest Period applicable to the Loans.

21.	DEVELOPMENT COVENANTS

21.1	Development

Each Obligor must ensure that the Development is completed:

(a)	in accordance with the Real Estate Package for that Property and the Transaction Documents;

(b)	in a good and workmanlike manner, using materials of good quality which are fit for their respective purposes;

(c)	in accordance with the Consents; and

(d)	at least in accordance with:

(i)	in relation to a Property in England, the relevant Codes of Practice, the Construction Design Management Regulations 1995 and British Standard Specifications relating to designs, layout, workmanship and materials used;

(ii)	in relation to a Property in Germany, the technical ordinances (Technische Baubestimmungen) of the relevant German Federal States introduced pursuant to Article 3(2) Building Act Bavaria, sec. 3(3) Building Code Baden-Württemberg, sec. 3(3) Building Code Berlin, sec. 3(4) Building Code Brandenburg, sec. 3(3) Building Code Bremen, sec. 3(3) Building Code Hamburg, sec. 3(3) Building Code Hesse, sec. 96(1) Building Code Lower Saxony, sec. 3(3) Building Code Mecklenburg-Vorpommern, sec. 3(3) Building Code North-Rhine Westphalia, sec. 3(3) Building Code Rhineland-Palatinate, sec. 3(4) Building Code Saarland, sec. 3(3) Building Code Saxony, sec. 3(4) Building Code Saxony-Anhaltina, sec. 3(3) Building Code Schleswig-Holstein, sec. 3(3) Building Code Thuringia, as far as Developments in the respective German Federal States are concerned unless the competent authorities have granted an exception which is undisputed or disputed without suspensive effect; and

(iii)	in relation to any other Property, in accordance with all applicable international, federal state, national, regional or local statutes, laws, by-laws, regulations, directives, codes of practice, codes of conduct, circulars, guidance notes and the like.

21.2	Authorisations

Each Obligor must:

(a)	use all reasonable endeavours to ensure that each Consent is maintained and remains effective without amendment for the benefit of the Development; and

(b)	obtain all necessary consents of adjoining owners or occupiers and all necessary grants, releases, waivers, modifications, covenants and other matters desirable to enable the Development to be completed.

21.3	Development Documents

(a)	Each Obligor must:

(i)	exercise its rights and comply with its obligations under each Transaction Document (other than a Finance Document); and

(ii)	ensure (so far as this is within its control) that others exercise their rights and comply with their obligations under each Transaction Document (other than a Finance Document),

in a manner consistent with each Obligor’s obligations under the Finance Documents and in a proper and timely manner.

(b)	No Obligor shall:

(i)	agree to any material amendment or waiver in respect of any Development Agreement, Property and Asset Management Agreement, Joint Employer Agreement, Split Payroll Agreement or any other Development Document with a Collateral Warranty Major Development Party without the prior consent of the Majority Lenders and that consent shall not be withheld if the amendments or waiver would not have a Material Adverse Effect; or

(ii)	abandon any part of the Development other than as expressly permitted by the terms of this Agreement.

(c)	No more than 45 employees shall be jointly employed by members of the Group with any person outside the Group at any time.

(d)	The Company or an Obligor must promptly:

(i)	notify the Facility Agent of any proposed amendment or waiver to any Development Agreement, Property and Asset Management Agreement, Joint Employer Agreement, Split Payroll Agreement or any other Development Document with a Collateral Warranty Major Development Party; and

(ii)	supply to the Facility Agent copies of any such amendment or waiver made or given.

(e)	During a Cost Overrun Period, the Facility Agent may request that an Obligor provides a copy of any Development Document (without translation) to the Facility Agent or any other Finance Party.

(f)	Each Obligor must ensure that each Development Agreement and Property and Asset Management Agreement provides, to the satisfaction of the Facility Agent, that:

(i)	that Obligor’s rights under that Development Agreement and Property and Asset Management Agreement may be assigned, pledged or delegated or that direct rights thereover may be granted (as applicable) to the Facility Agent or its nominee; and

(ii)	that Obligor’s obligations under that Development Agreement and Property and Asset Management Agreement may be assumed by the Facility Agent or its nominee,

without any requirement for consent from any other person.

21.4	Development costs

(a)	No Obligor must incur any cost or expense for goods or services in connection with the Development which is not anticipated for that category of costs or expenses in the Real Estate Package for that Property unless it is funded:

(i)	by a Subordinated Loan; or

(ii)	by way of equity from the Equity Investors that is downstreamed to the relevant Asset Company by way of a Subordinated Loan; or

(iii)	from any Excess Cash.

(b)	The Company must ensure payment or funding, by way of equity or a Subordinated Loan from the Equity Investors or by way of utilising any Excess Cash, of all Cost Overruns, within ten Business Days of the Final Calculation Date.

(c)	Notwithstanding paragraph (b) above, at any time, the Company must notify the Facility Agent of a Cost Overrun and in the circumstances where the relevant Cost Overrun Percentage is greater than four per cent., the Commitments shall be reduced in accordance with Clause 2.2 (Reduction of Commitment).

21.5	Information on the Development

(a)	The Company must supply to the Facility Agent, within 30 days of the end of each month, a report in form and substance satisfactory to the Facility Agent (a Monthly Report), the first of which starts on the date of this Agreement, including details of the costs and expenses in relation to each Property incurred in connection with the Development. These must include:

(i)	in relation to all Construction Properties:

(A)	a report on the progress on each item in the Budgeted Costs for those Construction Properties;

(B)	a breakdown of the costs and expenses incurred by each Obligor in connection with the Development of that Construction Property to date;

(C)	a comparison of actual costs and expenses incurred in connection with each item set out in the Budgeted Costs as against the anticipated cost or expense of that item set out in the Budgeted Costs and any actual or anticipated Cost Overruns for that Property;

(D)	a forecast of costs and expenses to be incurred through to Construction Completion of that Property with respect to each item set out in the Budgeted Costs and any Cost Overruns anticipated as a result; and

(ii)	in relation to all Completed Properties:

(A)	profit and loss accounts on a consolidated basis and profit and loss accounts on a country by country basis comparing actual performance against budgeted performance for each month and for that financial year to date; and

(B)	a comparison of actual performance against budgeted performance (as set out in each Real Estate Package) in respect of the costs of each Development and the time involved to reach construction completion; and

(iii)	in relation to any Development of any Property, details of the development programme, the development pipeline and construction activity reports.

(b)	Each Obligor must promptly inform the Facility Agent upon becoming aware of:

(i)	any breach or alleged breach under any Development Document; and

(ii)	any claim or demand made against any Obligor by any person in connection with the Development,

in each case, that is reasonably likely to have a Material Adverse Effect.

(c)	The Company must promptly supply any other information in relation to:

(i)	the costs of the Development; or

(ii)	any other matters relating to the Development,

as the Facility Agent may reasonably request.

(d)	The Company shall, within 60 days of Construction Completion in relation to a Property, deliver to the Facility Agent a report by the Construction Cost Consultant confirming that the Property has been constructed in accordance with the Specifications and the Budgeted Costs set out in the Real Estate Package for that Property.

(e)	On a Break Even Point, the Company must provide to the Facility Agent an updated Desk Top Valuation on all Properties that have achieved Break Even Point.

(f)	On the third anniversary of the date of this Agreement, the Company must provide to the Facility Agent a Portfolio Valuation.

(g)	On each day on which the Company must provide to the Facility Agent a Valuation, the Relevant Real Estate Security Amount shall be increased to an amount equal to the relevant Valuation to the extent that the Valuation provided shows the market value of a Property to be greater than the current Relevant Real Estate Security Amount for that Property provided that:

(i)	no increase shall be made in circumstances where that Valuation only shows an increase from the current Relevant Real Estate Security Amount for that Property of less than ten per cent.; and

(ii)	any increase from the current Relevant Real Estate Security Amount for a Real Estate Security Document does not result in a duplication of the costs incurred for the original Real Estate Security Document for that Property.

21.6	Inspection/meetings

(a)	Each Obligor must ensure that the Facility Agent and any of its officers, employees and agents has access to each Property at all reasonable times.

(b)	At any time when a Default is outstanding, each Obligor that owns a Property must:

(i)	give reasonable prior notice to the Facility Agent of, and allow a representative of the Facility Agent to attend, all project and site meetings concerning that Property;

(ii)	ensure that the Facility Agent is given access to the records of the Development of that Property (including all drawings and specifications) during normal business hours; and

(iii)	have due regard to any representations made by the Facility Agent at any meeting concerning that Property.

21.7	Contractor and Consultants

(a)	During a Cost Overrun Period, no Obligor must:

(i)	appoint a Development Party or any other adviser, contractor or consultant, in all cases, with respect to the Development; or

(ii)	terminate the appointment or change the terms of appointment of a Development Party,

without the prior consent of the Facility Agent.

(b)	Each Obligor must ensure that any Development Party selected is a reputable contractor or consultant (as the case may be) having relevant experience in building properties similar to the Properties the subject of the Development.

(c)	The Facility Agent shall be entitled (at its absolute discretion and at the Company’s expense) to appoint a Construction Cost Consultant.

(d)	If:

(i)	a Development Party is in default of its obligations under the Development Document to which it is a party; and

(ii)	an Obligor is entitled to rescind or terminate that contract as a result,

then, if the Facility Agent so requires, that Obligor must promptly use all reasonable endeavours to terminate that contract. Following any such termination, that Obligor must appoint a new Development Party whose identity and terms of appointment are acceptable to the Facility Agent.

(e)	Each Obligor must obtain a Collateral Warranty from each Collateral Warranty Major Development Party on or before its appointment.

21.8	Effect of approvals and visits

Each Obligor acknowledges that:

(a)	no approval of drawings or specifications or the passing of any work by the Facility Agent; or

(b)	any visit to a Property or attendance at any meetings by the Facility Agent or its respective officers, employees or agents,

will excuse an Obligor from the due performance of any of its obligations under the Finance Documents.

21.9	Equity Subsidiaries

The Company must ensure that Shurgard Europe and each Equity Subsidiary (as applicable):

(a)	enters into a Direct Agreement with the Facility Agent in form and substance satisfactory to the Facility Agent; and

(b)	acknowledges to the Facility Agent that it has notice of the Security Interests created by the Finance Documents.

22.	PROPERTY COVENANTS

22.1	Repair

Each Obligor must keep:

(a)	its Completed Properties in good and substantial repair and condition; and

(b)	its fixtures and fittings and fixed plant and machinery on any Completed Property in a good state of repair and in good working order and condition.

22.2	Leases

(a)	Each Obligor must:

(i)	use reasonable endeavours to find tenants for any vacant lettable space in its Properties;

(ii)	observe and perform all the material terms on its part contained in any Lease (other than a Headlease); and

(iii)	ensure that any Lease complies with the terms of Clause 20.5 (Disposals).

(b)	Each Obligor will, in relation to any Lease under which it derives its estate or interest in its Properties:

(i)	observe and perform all material covenants, stipulations and obligations on the lessee under any Lease;

(ii)	enforce all material covenants on the part of the lessor under any Lease;

(iii)	not, without the prior consent of the Facility Agent:

(A)	waive, release or vary any material obligation under, or the terms of; or

(B)	exercise any option or power to breach, determine or extend,

in each case, any Lease;

(iv)	not do or permit anything to be done under any Lease whereby that Lease may be forfeited;

(v)	not agree any increase in the rent payable under a Lease (for the avoidance of doubt, other than any increases in rent contractually agreed to in that Lease as part of any rent review); and

(vi)	promptly notify the Facility Agent of any matter or event under or by reason of which that Lease has or may become subject to determination termination or to the exercise of any right of re-entry or forfeiture.

22.3	Notices/Planning Permissions

(a)	Each Obligor must, within 14 days after the receipt by it of any material application, requirement, order or notice served or given by any public or local or any other authority with respect to a Property (or any part of it):

(i)	deliver a copy to the Facility Agent; and

(ii)	inform the Facility Agent of the steps being taken or proposed to be taken to comply with the relevant requirements.

(b)	In relation to a Property located in France, the Asset Company that owns that Property must deliver to the Facility Agent:

(i)	a conformity certificate (certificat de conformité) no later than the date falling one year after Construction Completion of that Property; and

(ii)	either:

(A)	a non-withdrawal certificate granted in respect of that Property in accordance with the Planning Laws, no later than the date falling five months after the first Utilisation Date for that Property, or

(B)	evidence satisfactory to the Facility Agent that the Asset Company that owns that Property has applied for a non-withdrawal certificate and that the City hall (mairie) has refused to issue that certificate on the grounds that as a matter of practice it does not issue such certificates but that, if it did issue such certificates, it would issue a non-withdrawal certificate for that Property.

22.4	Insurances

(a)	In this Clause, insurance policy means an insurance policy or contract required under this Subclause.

(b)	Each Obligor must ensure that at all times from the first Utilisation Date in respect of a Property:

(i)	that Property and the plant and machinery on that Property (including fixtures and improvements) are insured on a full reinstatement basis, such insurance to include:

(A)	cover against all normally insurable risks of loss or damage;

(B)	cover for site clearance, professional fees and value added tax together with adequate allowance for inflation;

(C)	loss of rent insurance (in respect of a period of not less than two years) including provision for increases in rent during the period of insurance;

(D)	cover against acts of sabotage and terrorism; and

(E)	cover reasonably requested by the Facility Agent against any other risks identified by the Facility Agent;

(ii)	property owners public liability and products liability insurance is in force;

(iii)	all insurance required under the relevant Building Contract is in force and, in relation to any Property situated in France, that the mandatory insurance called dommage ouvrage is duly subscribed and the premia duly paid; and

(iv)	such other insurances are in force as a prudent company in the same business as the Company would effect,

all such insurances to be in an amount, and in form, and with an insurance company or underwriters, acceptable to the Facility Agent.

(c)	Each Obligor must procure that:

(i)	in respect of each insurance policy placed in each Permitted Jurisdiction (other than France or Sweden) the Facility Agent (as agent and trustee for the Finance Parties) is named as co-insured and a loss payee (or the equivalent); and

(ii)	in respect of each insurance policy placed in France or Sweden, the Facility Agent’s interest is noted on the policy.

(d)	Each Obligor must procure that each insurance policy contains:

(i)	a standard mortgagee clause under which the insurance will not be vitiated or avoided as against the Facility Agent as a result of any misrepresentation, act or neglect or failure to disclose, or breach of any policy term or condition, on the part of any insured party or any circumstances beyond the control of an insured party;

(ii)	(other than in Sweden and France where each obligor must use reasonable efforts to procure that each Insurance Policy contains) terms, providing that it will not, so far as any Finance Party is concerned, be invalidated as against the Facility Agent by any act or omission or by any alteration whereby the risk of damage is increased unknown to or beyond the control of the insured party, provided that the insured party, immediately when they become aware thereof, shall give notice to the insurers and pay an additional premium if required. Any increase in the risk of damage resulting from any act or neglect of any Obligor, leaseholder, lessee or occupier of any Property insured by a policy will not prejudice the interest of the Facility Agent or any Finance Party provided that such increase in risk is without their prior knowledge or authority and that the insurers are notified immediately they become aware of such increase in risk and pay an appropriate additional premium if required; and

(iii)	a waiver of the rights of subrogation of the insurer as against each Obligor, the Finance Parties and the tenants of a Property.

(e)	Each Obligor must use its best endeavours to ensure that the Facility Agent receives copies of the insurance policies and any information in connection with the insurances and claims under them which the Facility Agent may reasonably require.

(f)	The relevant Obligor must promptly notify the Facility Agent of:

(i)	the proposed terms of any future renewal of any insurance policy (to the extent that those terms have changed from the previous insurance policy in a material respect);

(ii)	any material variation, termination, avoidance or cancellation of any insurance policy made or, to its knowledge, threatened or pending;

(iii)	any material claim, and any actual or threatened refusal of any material claim, under any insurance policy; and

(iv)	any event or circumstance which has led or may lead to a breach by an Obligor of any term of this Clause.

(g)	Each Obligor must:

(i)	comply with the terms of all insurance policies;

(ii)	not do or permit anything to be done which may make void or voidable any insurance policy; and

(iii)	comply with all reasonable risk improvement requirements of its insurers.

(h)	Each Obligor must ensure that:

(i)	each premium for insurance is paid promptly and in any event prior to the commencement of the period of insurance for which that premium is payable; and

(ii)	all other things necessary to keep each insurance policy in force are done.

(i)	If an Obligor fails to comply with any term of this Subclause, the Facility Agent may, at the expense of the Company, effect any insurance and generally do such things and take such other action as the Facility Agent may reasonably consider necessary or desirable to prevent or remedy any breach of this Clause.

(j) (i)	Except as provided below, the proceeds of any insurance policy must, if the Facility Agent so requires, be used to prepay the Loans.

(ii)	To the extent required by the basis of settlement under any insurance policy or Lease, an Obligor must apply moneys received under any insurance policy in respect of a Property towards replacing, restoring or reinstating that Property.

(iii)	The proceeds of any loss of rent insurance will be treated as Rental Income and applied in such manner as the Facility Agent (acting reasonably) requires to have effect as if it were Rental Income received over the period of the loss of rent.

(iv)	Moneys received under liability policies which are required by an Obligor to satisfy established liabilities of that Obligor to third parties, must be used to satisfy these liabilities.

22.5	Environmental matters

(a)	In this Clause:

Environmental Approval means any authorisation required by an Environmental Law.

Environmental Claim means any claim by any person in connection with:

(i)	a breach, or alleged breach, of an Environmental Law;

(ii)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(iii)	any other environmental contamination.

Environmental Law means any law or regulation concerning:

(i)	the protection of health and safety;

(ii)	the environment; or

(iii)	any emission or substance which is capable of causing harm to any living organism or the environment.

(b)	Each Obligor must ensure that it is, and has been, in compliance with all Environmental Law and Environmental Approvals applicable to it, where failure to do so has or is reasonably likely to have a Material Adverse Effect or result in any liability for a Finance Party.

(c)	Each Obligor must promptly upon becoming aware thereof notify the Facility Agent of:

(i)	any Environmental Claim current, or to its knowledge, pending or threatened;

(ii)	any circumstances reasonably likely to result in an Environmental Claim; or

(iii)	any suspension, revocation or notification of any Environmental Approval,

which has or, if substantiated, is reasonably likely to either have a Material Adverse Effect or result in any liability for a Finance Party.

(d)	The Borrower must indemnify each Finance Party against any loss or liability which:

(i)	that Finance Party incurs as a result of any actual or alleged breach of any Environmental Law by any person; and

(ii)	which would not have arisen if a Finance Document had not been entered into,

unless it is caused by that Finance Party’s negligence or wilful misconduct.

22.6	Approved Properties

At any time other than when a Default is outstanding, an Asset Company may acquire any freehold, leasehold, hereditary building right or any other real estate property (a real estate) and (subject to Clause 31.7 (Additional Properties)) commence Development of that Property if the following criteria are satisfied in respect of that real estate to the satisfaction of the Facility Agent:

(a)	no more than:

(i)	one third of the Total Commitments shall be allocated to Properties in England;

(ii)	one fifth of the Total Commitments shall be allocated to Properties in Denmark;

(iii)	one third of the Total Commitments shall be allocated to Properties in France;

(iv)	one fifth of the Total Commitments shall be allocated to Properties in The Netherlands;

(v)	one third of the Total Commitments shall be allocated to Properties in Germany; and

(vi)	one fifth of the Total Commitments shall be allocated to Properties in Sweden;

(b)	the Facility Agent is satisfied that:

(i)	that real estate is located in a Permitted Jurisdiction;

(ii)	the Budgeted Costs for that real estate do not exceed €10,000,000 (or its equivalent) for any real estate in England or €7,000,000 (or its equivalent) for any real estate in any other Permitted Jurisdiction;

(iii)	the proposed net lettable area is intended to be no less than 3,000 square metres and no more than 6,000 square metres at Construction Completion; and

(iv)	if that real estate is a leasehold estate or, in relation to subparagraph (C) below, a hereditary building right:

(A)	the term of that leasehold is no less than 99 years for a Property situated in England;

(B)	the term of that leasehold is no less than 50 years for a Property situated in The Netherlands;

(C)	for a Property situated in Germany, the Majority Lenders have given their consent to that leasehold estate or, in relation to a hereditary building right, the term of that hereditary building right is no less than 50 years;

(D)	the term of that leasehold is no less than 50 years for a Property situated in France;

(E)	the term of that leasehold is no less than 60 years for a Property situated in Sweden; and

(F)	the term of that leasehold is no less than 50 years for a Property situated in Denmark; and

(c)	the relevant Obligor delivers to the Facility Agent not less than five Business Days prior to the acquisition by the relevant Asset Company of the real estate, a real estate package (a Real Estate Package) in form and substance satisfactory to the Facility Agent in respect of that real estate that sets out:

(i)	projected Budgeted Costs for the Development;

(ii)	a detailed financial plan (including profit and loss accounts and cash flow) for the period from the Trading Date for that real estate to the third anniversary of that Trading Date;

(iii)	an environmental report from a Consultant addressed to the Finance Parties together with an overview from the Company including an explanation of any perceived environmental risks; and

(iv)	the Specifications; and

(d)	the Majority Lenders have given their consent to the Real Estate Package and the acquisition of the real estate (such approval shall be deemed to have been given five Business Days from receipt of the Real Estate Package by the Lenders unless expressly not given within that time),

(an Approved Property).

22.7	Interest Cover

(a)	Subject to paragraph (b) below, the Company must ensure that Batched Interest Cover for Completed Properties is, at all times, at least the percentage set out in Column I in the table below for the three month period ending on the Test Date set out in Column II below:

Column I Individual Interest Cover (%)	Column II Test Date
0	The date falling 15 months after the date on which a Property becomes a Completed Property (the Relevant Date for a Property)

50	The date falling 18 months after the Relevant Date for a Property.

100	The date falling 21 months after the Relevant Date for a Property.

125	The date falling 24 months after the Relevant Date for a Property.

150	Thereafter, on a three monthly basis.

(b)	If, at any time, there are less than three Completed Properties constituting a Property Batch, Batched Interest Cover shall continue to be tested for that Property Batch. However, any breach of the Batched Interest Cover test for that Property Batch is deemed to be waived under the terms of this Agreement (a Deemed Waiver) subject to an aggregate maximum of two occurrences of a Deemed Waiver at any one time.

(c)	The Company must ensure that Consolidated Interest Cover is, at all times, at least the percentage set out in Column I in the table below for the three month period ending on the Test Date set out in Column II below:

Column I Consolidated Interest Cover (%)	Column II Test Date

100	The date falling 36 months after the date of this Agreement.

125	The date falling 39 months after the date of this Agreement.

150	The date falling 42 months after the date of this Agreement.

175	The date falling 45 months after the date of this Agreement.

200	The date falling 48 months after the date of this Agreement.

225	The date falling 51 months after the date of this Agreement.

250	Thereafter, on a three monthly basis.

22.8	Loan to Value

The Company must ensure that the aggregate Loan to Value for all Properties does not, at any time, exceed 70 per cent.

23.	DEFAULT

23.1	Events of Default

Each of the events set out in this Clause is an Event of Default.

23.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)	is caused by technical or administrative error; and

(b)	is remedied within five Business Days of the due date.

23.3	Breach of other obligations

(a)	An Obligor does not comply with any term of:

(i)	Clause 19.5(a) (Notification of Default);

(ii)	Clauses 20.3 (Pari passu ranking), 20.4 (Negative pledge), 20.5 (Disposals), 20.6 (Financial Indebtedness), 20.7 (Lending and guarantees), 20.8 (Change of business), 20.9 (Mergers), 20.10 (Acquisitions) or 20.12 (Shares and dividends); or

(iii)	Clauses 22.7 (Interest cover) or 22.8 (Loan to Value) (inclusive).

(b)	An Obligor or a Subordinated Creditor does not comply with any term of the Finance Documents (other than any term referred to in Clause 23.2 (Non-payment) or paragraph (a) above), unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within seven Business Days of the earlier of the Facility Agent giving notice and an Obligor or a Subordinated Creditor, as appropriate, becoming aware of the non-compliance.

23.4	Misrepresentation

A representation made or repeated by an Obligor or a Subordinated Creditor in any Finance Document or in any document delivered by or on behalf of an Obligor or a Subordinated Creditor under any Finance Document is incorrect in any material respect when made or deemed to be repeated.

23.5	Cross-default

Any of the following occurs in respect of an Obligor or Shurgard Europe:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is capable of being declared by a creditor to be prematurely due and payable or being placed on demand,

in each case, as a result of an event of default (howsoever described); or

(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within all or any of paragraphs (a) to (c) above at any one time is less than:

(A)	in respect of Shurgard Europe, €2,000,000; or

(B)	in respect of all of the Obligors, €200,000,

in each case, or its equivalent.

in each case, or its equivalent.

23.6	Insolvency

Any of the following occurs in respect of a member of the Group:

(a)	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent or, in the case of a German Obligor or a member of the Group incorporated in Germany, is over-indebted;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on any of its debts or announces an intention so to do;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or adjustment of any of its indebtedness; or

(e)	a moratorium is declared in respect of any of its indebtedness.

If a moratorium occurs in respect of a member of the Group, the ending of the moratorium will not remedy any Event of Default caused by the moratorium, and notwithstanding any other term of the Finance Documents that Event of Default will continue to be outstanding unless and until it is expressly waived by the Majority Lenders.

23.7 Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of a member of the Group:

(i)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

(iii)	any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration or dissolution;

(iv)	an order for its winding-up, administration or dissolution is made;

(v)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vi)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(vii)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) above does not apply to a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 21 days or to a transaction with the prior consent of the Majority Lenders.

23.8 Creditors’ process

Any attachment, sequestration, distress, execution or analogous event having an aggregate value of €200,000 or more or its equivalent affects any asset(s) of a member of the Group and is not discharged within 30 days.

23.9	Cessation of business

An Obligor ceases, or threatens to cease, to carry on business except, in the case of the Company, as a result of any disposal allowed under this Agreement.

23.10	Effectiveness of Finance Documents

(a)	It is or becomes unlawful for an Obligor or a Subordinated Creditor to perform any of its obligations under the Finance Documents in any material respect.

(b)	Any Finance Document is not effective in accordance with its terms in any material respect or is alleged by an Obligor or a Subordinated Creditor to be ineffective in accordance with its terms for any reason.

(c)	An Obligor or a Subordinated Creditor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.11	Ownership of the Obligors

(a)	Any Asset Company (other than a Danish Asset Company and the Original German Obligor), any Danish Managing Company or any Swedish Managing Company are not or cease to be a legally and beneficially wholly owned Subsidiary of the Company.

(b)	A Danish Asset Company is not or ceases to be a legally and beneficially wholly owned Subsidiary of a Danish Managing Company.

(c)	The Original German Obligor is not or ceases to be:

(i)	a legally and beneficially owned Subsidiary of Shurgard Europe until the transfer of 94.8 per cent. of its issued share capital to the Company which must take place prior to the first Utilisation Date; or

(ii)	a legally and beneficially owned Subsidiary of the Company and (with respect to 5.2 per cent. of its issued share capital) Shurgard Deutschland GmbH upon completion of the transfer of 94.8 per cent. of its issued share capital to the Company prior to the first Utilisation Date, provided that the Company shall own at least 94.8 per cent. of the issued share capital of the Original German Obligor at all times.

(d)	The Borrower is not or ceases to be a legally and beneficially wholly owned Subsidiary of the Company.

23.12	Abandonment

Any member of the Group or any Equity Subsidiary abandons all or a significant part of the Development for a period of twenty eight days or more.

23.13	Compulsory purchase

(a)	Any part of a Property is compulsorily purchased or the applicable local authority makes an order for the compulsory purchase of all or any part of a Property; and

(b)	in the opinion of the Majority Lenders, taking into account the amount and timing of any compensation payable, the compulsory purchase has or will have a Material Adverse Effect.

23.14	Major damage

(a)	Any part of a Property is destroyed or damaged; and

(b)	taking into account the amount and timing of receipt of the proceeds of insurance effected in accordance with the terms of this Agreement, the destruction or damage has or will have a Material Adverse Effect.

23.15	Headlease

Forfeiture proceedings with respect to a Headlease are commenced or a Headlease is forfeited.

23.16	Termination or Amendment of Development Documents

Any Development Agreement, Property and Asset Management Agreement, the Joint Venture Agreement or any other Development Document with a Collateral Warranty Major Development Party is:

(a)	terminated; or

(b)	amended in a manner that is reasonably likely to have a Material Adverse Effect.

23.17	Completion Construction

Construction Completion for all Properties does not occur on or before the date falling six months after the end of the Availability Period.

23.18	Material adverse change

Any event or series of events occurs which, in the opinion of the Majority Lenders, has or is reasonably likely to have a Material Adverse Effect.

23.19	Acceleration

If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders by notice to the Borrower:

(a)	cancel all or any part of the Total Commitments; and/or

(b)	declare that all or part of any amounts outstanding under the Finance Documents are:

(i)	immediately due and payable; and/or

(ii)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.

Any notice given under this Subclause will take effect in accordance with its terms and must be copied by the Facility Agent to each other Finance Party.

24.	SECURITY

24.1	General

For the purpose of this Clause:

Parallel Debt has the meaning given to that term in Clause 24.3 (Parallel Debt).

Principal Obligations means, in relation to each Obligor, all monetary obligations (other than its Parallel Debt) which now or at any time hereafter may be or become due, owing or incurred by such Obligor to any Finance Party, whether due or not, whether contingent or not and whether alone or jointly with others, as principal, guarantor, surety or otherwise, under or in connection with or pursuant to the Finance Documents, as such obligations may be extended, increased, restated, prolonged, amended or renewed from time to time.

24.2	Facility Agent as holder of security

Unless expressly provided to the contrary and except as otherwise required by applicable law, the Facility Agent holds any security created by a Security Document on trust or administers such security for the Finance Parties.

24.3	Parallel Debt

(a)	Each Obligor hereby irrevocably and unconditionally undertakes, as far as necessary in advance, to pay to the Facility Agent an amount equal to the aggregate of all its Principal Obligations to all the Finance Parties from time to time due in accordance with the terms and conditions of such Principal Obligations (such payment undertaking and the obligations and liabilities which are the result thereof, its Parallel Debt).

(b)	Each of the Parties hereby acknowledges that:

(i)	for this purpose, the Parallel Debt of an Obligor constitutes undertakings, obligations and liabilities of such Obligor to the Facility Agent which are separate and independent from, and without prejudice to, the Principal Obligations which such Obligor has to any Finance Party; and

(ii)	the Parallel Debt represents the Facility Agent’s own claim to receive payment of such Parallel Debt by such Obligor, provided that the total amount which may become due under the Parallel Debt of such Obligor under this Clause shall never exceed the total amount which may become due under all the Principal Obligations of such Obligor to all the Finance Parties.

(c) (i)	The total amount due by an Obligor as the Parallel Debt under this Clause 24.3 shall be decreased to the extent that such Obligor shall have paid any amounts to the Finance Parties or any of them to reduce such Obligor’s outstanding Principal Obligations or any Finance Party otherwise receives any amount in payment of such Principal Obligations (other than by virtue of paragraph (ii) below); and

(ii)	to the extent that an Obligor shall have paid any amounts to the Facility Agent under the Parallel Debt or the Facility Agent shall have otherwise received monies in payment of such Parallel Debt, the total amount due under the Principal Obligations shall be decreased.

24.4	Responsibility

The Facility Agent is not liable or responsible to any other Finance Party for:

(a)	any failure in perfecting or protecting the security created by any Security Document; or

(b)	any other action taken or not taken by it in connection with any Security Document, unless directly caused by its gross negligence or wilful misconduct.

24.5	Title

The Facility Agent may accept, without enquiry, the title (if any) an Obligor may have to any asset over which security is intended to be created by any Security Document.

24.6	Possession of documents

The Facility Agent is not obliged to hold in its own possession any Security Document, title deed or other document in connection with any asset over which security is intended to be created by a Security Document.

24.7	Investments

Except as otherwise provided in any Security Document, all moneys received by the Facility Agent under a Security Document may be invested in the name of, or under the control of, the Facility Agent in any investments selected by the Facility Agent. Additionally, those moneys may be placed on deposit in the name of, or under the control of, the Facility Agent at any bank or institution (including itself) and upon such terms as it may think fit.

24.8	Approval

Each Finance Party confirms its approval of each Security Document.

24.9	Release of security

(a)	If a Guarantor is released from all its obligations under the Finance Documents, in a manner allowed by the Finance Documents, any security created by that Guarantor over its assets under the Security Documents will be released.

(b)	If a disposal of any asset subject to security created by a Security Document is made to a person in the following circumstances:

(i)	all the Lenders agree to the disposal;

(ii)	the disposal is allowed by the terms of the Finance Documents and will not result or could not reasonably be expected to result in any breach of any term of any Finance Document;

(iii)	the disposal is being made at the request of the Facility Agent in circumstances where any security created by the Security Documents has become enforceable; or

(iv)	the disposal is being effected by enforcement of a Security Document,

the assets being disposed of will be released from any security over it created by a Security Document. However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).

(c)	If the Facility Agent is satisfied that a release is allowed under this Subclause, the Facility Agent must execute (at the request and expense of the Borrower) any document which is reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Facility Agent to execute any such document.

25.	THE ADMINISTRATIVE PARTIES

25.1	Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents. Each Finance Party (other than the Facility Agent) releases the Facility Agent from the restrictions set forth in § 181 of the German Civil Code.

(b)	Each Finance Party irrevocably authorises the Facility Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Facility Agent.

(c)	The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

25.2	Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger has no obligations of any kind to any other Party in connection with any Finance Document.

25.3	No fiduciary duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

25.4	Individual position of an Administrative Party

(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

25.5	Reliance

The Facility Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(d)	act under the Finance Documents through its personnel and agents.

25.6	Majority Lenders’ instructions

(a)	The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(b)	The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

(d)	The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

25.7	Responsibility

(a)	No Administrative Party is responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	No Administrative Party is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other document.

(c)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

25.8	Exclusion of liability

(a)	The Facility Agent is not liable to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)

No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Facility Agent may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)	The Facility Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d) (i)	Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)	Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

25.9	Default

(a)	The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal, interest, commitment fee or any other fee payable to a Finance Party (other than the Facility Agent or the Mandated Lead Arranger) under this Agreement, it must promptly notify the other Finance Parties.

25.10	Information

(a)	The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Facility Agent has no duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)	In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e)	The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	Each Obligor irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

25.11	Indemnities

(a)	Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent, except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)	The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Finance Document but unpaid.

25.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

25.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively, the Facility Agent may resign by giving notice to the Finance Parties and the Borrower, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)	If no successor Facility Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)	The person(s) appointing a successor Facility Agent must, if practicable, consult with the Borrower prior to the appointment. Any successor Facility Agent must have an office in the U.K.

(e)	The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(f)	The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

(g)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)	The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above.

25.14	Relationship with Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

25.15	Facility Agent’s management time

If the Facility Agent requires, any amount payable to the Facility Agent by any Party under any indemnity or in respect of any costs or expenses incurred by the Facility Agent under the Finance Documents after the date of this Agreement may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to the Facility Agent under any other term of the Finance Documents.

25.16	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

26.	EVIDENCE AND CALCULATIONS

26.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

26.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

26.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.

27.	FEES

27.1	Facility Agent’s fee

The Company must pay, on behalf of the Borrower, to the Facility Agent for its own account an agency fee in the manner agreed in the Fee Letter between the Mandated Lead Arranger and the Company.

27.2	Arrangement fee

The Company must pay, on behalf of the Borrower, to the Mandated Lead Arranger for its own account an arrangement fee in the manner agreed in the Fee Letter between the Mandated Lead Arranger and the Company.

27.3	Commitment fee

(a)	The Borrower must pay a commitment fee computed at the rate of 0.75 per cent. per annum on the undrawn, uncancelled amount of each Lender’s Commitment.

(b)	Accrued commitment fee is payable quarterly in arrear. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Commitment is cancelled in full.

28.	INDEMNITIES AND BREAK COSTS

28.1	Currency indemnity

(a)	Each Obligor must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

28.2	Other indemnities

(a)	Each Obligor must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of negligence or default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with this Agreement.

Each Obligor’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan.

(b)	Each Obligor must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

28.3	Break Costs

(a)	The Borrower must pay to each Lender its Break Costs.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)	the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Interest Period for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Interest Period;

exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period.

(c)	Each Lender must supply to the Facility Agent for the Borrower details of the amount of any Break Costs claimed by it under this Subclause.

29.	EXPENSES

29.1	Initial costs

The Company must pay to each Administrative Party the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of the Finance Documents.

29.2	Subsequent costs

The Company must pay to the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement;

(b)	any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by this Agreement; and

(c)	when a Default has occurred which is outstanding, the monitoring of the Development.

29.3	Valuations

(a)	The Company must on demand by the Facility Agent pay the costs of the Initial Valuation and any Valuation (including any report by a Construction Cost Consultant) requested by the Facility Agent:

(i)	as required under this Agreement; or

(ii)	at any time when a Default is outstanding or is reasonably likely to occur as a result of the request by the Facility Agent.

(b)	The Company must supply to the Facility Agent a copy of any Valuation of a Property it obtains, promptly upon obtaining it.

29.4	Enforcement costs

The Borrower must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

30.	AMENDMENTS AND WAIVERS

30.1	Procedure

(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

30.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)	an increase in, or an extension of, a Commitment or the Total Commitments;

(v)	a release of an Obligor other than in accordance with the terms of this Agreement;

(vi)	a release of any Security Document other than in accordance with the terms of the Finance Documents;

(vii)	a term of a Finance Document which expressly requires the consent of each Lender;

(viii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(ix)	this Clause,

may only be made with the consent of all the Lenders.

(b)	A Fee Letter may be amended or waived with the agreement of the Administrative Party that is party to that Fee Letter and the Company.

(c)	An amendment or waiver which relates to the rights or obligations of a Counterparty may only be made with the consent of that Counterparty.

(d)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

30.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

30.4	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

31.	CHANGES TO THE PARTIES

31.1	Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

31.2	Assignments and transfers by Lenders

(a)	A Lender (the Existing Lender) may, subject to the following provisions of this Subclause, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other person (the New Lender).

(b)	Unless the Borrower and the Facility Agent otherwise agree, a transfer of part of a Commitment or rights and obligations under this Agreement by the Existing Lender must be in a minimum amount of €5,000,000.

(c)	The consent of the Borrower is required for any assignment or transfer unless:

(i)	the New Lender is an existing Lender or an Affiliate of an existing Lender; or

(ii)	a Default is outstanding.

The consent of the Borrower must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Borrower is given notice of the request unless it is expressly refused by the Borrower within that time.

(d)	The Facility Agent is not obliged to execute a Transfer Certificate until it has completed all know your customer requirements to its satisfaction. The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(e)	A transfer of obligations will be effective only if either:

(i)	the obligations are novated in accordance with the following provisions of this Clause; or

(ii)	the New Lender confirms to the Facility Agent and the Borrower in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as a Lender. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(f)	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of €1,500.

(g)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

(h)	A novation under this Clause does not extinguish or otherwise affect the obligations of any Obligor under the Finance Documents.

31.3 Procedure for transfer by way of novations

(a)	In this Subclause:

Transfer Date means, for a Transfer Certificate, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Facility Agent executes that Transfer Certificate.

(b)	A novation is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent executes it.

The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(c)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)	On the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

(ii)	the Existing Lender will be released from those obligations and cease to have those rights.

(e)	The Facility Agent must, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

(f)	Subject to the terms of this Agreement, the obligations of each Guarantor under this Agreement will continue in full force and effect following any novation under this Clause.

(g)	For the purposes of Article 1278 and 1281 of the French Civil Code, each Party agrees, that upon any transfer in whole or in part of any of its rights and obligations under this Agreement by way of novation:

(i)	the obligations of each Guarantor under this Agreement will continue in full force and effect; and

(ii)	the Security Interest created by the Security Documents will be preserved for the benefit of the New Lender, the Existing Lenders and the Facility Agent.

A novation under this Clause is a novation (novation) within the meaning of Article 1271 et seq of the French Civil Code.

(h)	For the purposes of Article 1278 and Article 1281, third paragraph of the Belgian Civil Code, the Finance Parties expressly reserve (and the Obligors expressly agree that) the Security Interests and guarantees created pursuant to the Agreement, any Security Document and any Accession Agreement in favour of any New Lender or the Facility Agent.

(i)	Each Party agrees that, on a transfer in whole or in part of any of its rights and obligations under the Finance Documents (by way of novation or otherwise), the Security Interests and guarantees created by any Swedish Obligor or any Danish Obligor under the Finance Documents, will continue in full force and effect and will be preserved for the benefit of the Finance Parties.

31.4	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.

31.5	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost,

then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the relevant Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

31.6	Counterparties

(a)	If the Company wishes a Lender or an Affiliate of a Lender to become a Counterparty, then it may, with the approval of the Facility Agent, deliver to the Facility Agent a completed Counterparty Accession Agreement.

(b)	The relevant Lender or Affiliate shall become a Counterparty when the Facility Agent executes the relevant Counterparty Accession Agreement.

31.7	Additional Properties

If an Asset Company acquires an Approved Property after the date of this Agreement in accordance with the terms of this Agreement, that Asset Company must deliver to the Facility Agent each of the documents and evidence listed in Part 3 of Schedule 2 (Conditions Precedent Documents).

31.8	Additional Guarantors

(a)	If one of the wholly-owned Subsidiaries of the Borrower is to become an Additional Guarantor, then the Borrower must (following consultation with the Facility Agent) deliver to the Facility Agent each of the documents and evidence listed in Part 2 of Schedule 2 (Conditions precedent documents).

(b)	If the accession of an Additional Guarantor requires any Finance Party to carry out know your customer requirements in circumstances where the necessary information is not already available to it, the Company must promptly on request by any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or, prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(c)	The prior consent of all the Lenders is required if the Additional Guarantor is not incorporated in a Permitted Jurisdiction.

(d)	The relevant Subsidiary will become an Additional Guarantor when the Facility Agent notifies the other Finance Parties and the Borrower that it has received all of the documents and evidence referred to in paragraphs (a) and (b) above in form and substance satisfactory to it. The Facility Agent must give this notification as soon as reasonably practicable.

(e)	Delivery of an Accession Agreement, executed by the relevant Subsidiary and the Company, to the Facility Agent constitutes confirmation by that Subsidiary and the Company that the Repeating Representations are then correct in all material respects.

31.9	Resignation of a Guarantor

(a)	If a Property owned by a Guarantor is to be disposed of in accordance with the terms of this Agreement, the Company may request that a Guarantor (other than the Company or the Borrower) ceases to be a Guarantor by giving to the Facility Agent a duly completed Resignation Request.

(b)	The Facility Agent must accept a Resignation Request and notify the Company and the Lenders of its acceptance if:

(i)	the Majority Lenders have consented to the Resignation Request;

(ii)	it is not aware that a Default is outstanding or would result from the acceptance of the Resignation Request; and

(iii)	no amount owed by that Guarantor under this Agreement is still outstanding.

(c)	The Guarantor will cease to be a Guarantor when the Facility Agent gives the notification referred to in paragraph (b) above.

(d)	A Guarantor (other than the Company or the Borrower) may also cease to be a Guarantor in any other manner approved by the Majority Lenders.

31.10	Changes to the Reference Banks

After the syndication of the Facility by the Mandated Lead Arranger, if a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a

Lender, the Facility Agent must (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

31.11	Affiliates of Lenders

(a)	Each Lender may fulfil its obligations in respect of any Loan through an Affiliate if:

(i)	the relevant Affiliate is specified in this Agreement as a Lender or becomes a Lender by means of a Transfer Certificate in accordance with this Agreement; and

(ii)	the Loans in which that Affiliate will participate are specified in this Agreement or in a notice given by that Lender to the Facility Agent and the Borrower.

In this event, the Lender and the Affiliate will participate in Loans in the manner provided for in sub-paragraph (ii) above.

(b)	If paragraph (a) above applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders.

32.	DISCLOSURE OF INFORMATION

(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information (which may include copies of Finance Documents):

(i)	to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement;

(ii)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(iii)	in connection with any legal or arbitration proceedings;

(iv)	if required to do so under any law or regulation;

(v)	to a governmental, banking, taxation or other regulatory authority with which it is accustomed to comply;

(vi)	to its professional advisers;

(vii)	to another Obligor;

(viii)	to any related entity of an Obligor; or

(ix)	with the agreement of the relevant Obligor,

provided that, in relation to paragraph (a)(i) above and, to the extent that a professional adviser is not already subject to a duty of confidentiality whether arising by contract or any other means, in relation to paragraph (a)(vi) above, before that person may receive any confidential information, it must agree with the relevant Finance Party to keep the information confidential on the terms of this paragraph.

(b)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

33.	SET-OFF

When an Event of Default is outstanding, a Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.	PRO RATA SHARING

34.1	Redistribution

If any amount owing by an Obligor under this Agreement to a Lender (the recovering Lender) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

(a)	the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received and distributed by the Facility Agent under this Agreement; and

(c)	the recovering Lender must pay to the Facility Agent an amount equal to the excess (the redistribution).

34.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)	the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

34.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Lender notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

35.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.	NOTICES

37.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given in person, by post, fax, e-mail or any other electronic communication approved by the Facility Agent.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

37.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Address:	c/o Second Shurgard SPRL
48 Quai du Commerce
1000 Brussels, Belgium

Fax:	+32 2 229 56 65
Attention:	Bruno Roqueplo (with a copy to Steven de Tollenaere and the General
Counsel)

(c)	The contact details of the Borrower for this purpose are:

Address:	Second Shurgard Finance S.À R.L.
c/o Mas SARL
291 Route d’ Arlon
L - 1150 Luxembourg

Fax:	+ 352 26 25 88 79
Attention	Steven de Tollenaere

(d)	The contact details of the Facility Agent for this purpose are:

(i)	For operational matters:

2½ Devonshire Square

London EC2M 4BB

Attention:         Loans Administration/LAU.

Fax number:     +44 (0)20 7615 7673

(ii)	For non-operational matters:

Level 7

135 Bishopsgate

London EC2M 3UR

Attention:         Syndicated Loans Agency

Fax number:     +44 (0)20 7375 4564

(e)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(f)	Where a Finance Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

37.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.

37.4	Obligors

(a)	All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)	All communications under the Finance Documents to or from an Obligor (other than the Company) must be sent through the Company.

(c)	Each Obligor (other than the Borrower) irrevocably appoints the Borrower to act as its agent:

(i)	to give and receive all communications under the Finance Documents;

(ii)	to supply all information concerning itself to any Finance Party; and

(iii)	to sign all documents under or in connection with the Finance Documents.

(d)	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to other Obligors.

The Facility Agent may assume that any communication made by the Company is made with the consent of each other Obligor.

38.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

39.	GOVERNING LAW

This Agreement is governed by English law.

40.	ENFORCEMENT

40.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

40.2	Service of process

(a)	Each Obligor not incorporated in England and Wales irrevocably appoints Shurgard UK Properties (2004) Limited (to be renamed Second Shurgard UK Limited) as its agent under the Finance Documents for service of process in any proceedings before the English courts.

(b)	If any person appointed as process agent is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

(c)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

40.3	Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

40.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

PART 1

ORIGINAL PARTIES

Name of Guarantor	Registration number (or equivalent, if any)
Shurgard Deutschland RE 2 GmbH (to be	Amtsgericht Kleve HRB 2601
renamed Second Shurgard Deutschland GmbH)

Second Shurgard France SAS	Paris 443404 876

Second Shurgard Nederland B.V.	27268212

Shurgard UK Properties (2004) Limited (to be	4910275
renamed Second Shurgard UK Limited)

Second Shurgard Denmark Invest ApS	CVR no. 27 51 08 68

Second Shurgard Denmark ApS	CVR no. 27 51 08 33

Name of Original Lender	Commitments

The Royal Bank of Scotland plc	€140,000,000

____________

Total Commitments	€140,000,000

____________

PART 2

ORIGINAL PROPERTY

Name of Property	Address
Köln, Melatengürtel	Melatengürtel 69/ Eisenstrasse
50825 Cologne
Germany

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART 1

FOR INITIAL DRAWDOWN

All Original Obligors

1.	A copy of the constitutional documents of each Obligor.

2.	If applicable, a copy of a resolution of the board of directors (or of any other relevant assembly) of each Obligor (or, in the case of any Guarantor if required by any applicable law or to the extent reasonably required or desirable, for the purposes of issuing any legal opinion or at the Guarantor’s option, a committee of its board of directors) approving the terms of, and the transactions contemplated by, this Agreement.

3.	If applicable, a copy of a resolution of the board of directors of the relevant Guarantor establishing the committee referred to in paragraph 2 above.

4.	A specimen of the signature of each person authorised on behalf of each Original Obligor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

5.	To the extent reasonably required or desirable for the purpose of issuing any legal opinion, a copy of a resolution signed by all (or any lower percentage agreed by the Facility Agent) of the holders of the issued or allotted shares in each Guarantor approving the terms of, and the transactions contemplated by, the Finance Documents.

6.	To the extent reasonably required or desirable for the purpose of issuing any legal opinion, a copy of a resolution of the board of directors of each corporate shareholder in each Guarantor approving the terms of the resolution referred to in paragraph 5 above.

7.	A certificate of an authorised signatory of the Company:

(a)	confirming that the Borrower utilising the Total Commitments in full would not breach any limit binding on it; and

(b)	certifying that each copy document specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

8.	Evidence required by the Facility Agent for the purpose of any applicable money laundering regulations.

9.	Evidence that the agent of each Original Obligor incorporated outside England and Wales under the Finance Documents for service of process in England and Wales has accepted its appointment.

For French Obligors

1.	A certified copy of the statuts and an original extract of the K-Bis of the Registry of Commerce and Companies dated no earlier than one month before the date of this Agreement.

2.	Evidence that each person signing the Finance Documents on behalf of each French Obligor is authorised to do so.

3.	For any French Obligor, a copy of the resolution of the sole shareholder made in accordance with Article L.227-10 of the French Commercial Code approving the terms of, and the transactions contemplated by, this Agreement.

For Dutch Obligors

1.	A copy of a resolution of the managing board or, if applicable, the supervisory board, and the shareholders in general meeting of each Dutch Obligor approving the terms of, and the transactions contemplated by, this Agreement.

2.	Confirmation from the managing directors of the Dutch Obligor that it does not have a works council.

3.	An extract of the registration of each Dutch Obligor in the trade register of the chamber of commerce.

For Belgian Obligors

1.	A certificate from the Crossroad Bank of Enterprise.

For Danish Obligors

1.	A copy of or an online transcript from the Danish Commerce and Companies Agency (Erhvervs – og Selskabsstyrelsen) for each Danish Obligor.

2.	(If applicable) a power of attorney authorising specific persons to execute any Finance Documents or any other documents contemplated.

For German Obligors

1.	A copy of a resolution of the shareholders (Gesellschafter) and, if applicable, the supervisory board (Aufsichtsrat) of each German Obligor approving the terms of, and the transactions contemplated by, this Agreement and any other Finance Document.

2.	A certified copy of an excerpt from the commercial register (Handelsregister) for each German Obligor.

3.	If applicable, a copy of a notarised power of attorney validly executed by an authorised managing director (Geschäftsführer) of each German Obligor authorising a specified person or persons to execute any Finance Document and to sign or send any document or notice in connection with a Finance Document.

4.	A copy of the consent of Shurgard Deutschland RE 2 GmbH and a copy of the shareholders’ resolution regarding the pledge of shares in Shurgard Deutschland RE 2 GmbH.

For the Borrower

1.	A copy of the articles of association (statuts) of the Borrower.

2.	An excerpt of the Luxembourg Trade and Companies Register for the Borrower.

3.	A copy of the resolutions of the board of managers of the Borrower, approving the terms of, and the transactions contemplated by, this Agreement and any other Finance Document and authorising a specified person or persons to execute any Finance Document and to sign or send any document or notice in connection with a Finance Document.

Financial Information

1.	A proforma balance sheet of each Obligor.

2.	The Original Financial Statements and the audited accounts for Shurgard Storage Centres, Inc. for the year ended 31st December, 2003.

Original Property

1.	All title documents relating to the German Asset Company’s interests in the Original Property as follows:

(a)	a certified land register excerpt (beglaubigter Grundbuchauszug); and

(b)	a copy of all necessary Land Registry application forms in relation to any Land Charge and an original of a notarial confirmation.

2.	Evidence that all Security Interests affecting the Asset Company’s interests in the Original Property have been, or will be, discharged by the first Utilisation Date (including relevant consents to discharge (Löschungsbewilligung)).

3.	Copies of all authorisations (if any) required in connection with the transfer of the Original Property to the Asset Company incorporated in Germany and the charging of the Original Property in favour of the Facility Agent.

4.	The Real Estate Package for the Original Property and, with regard to the projected Budgeted Costs set out in that Real Estate Package, an overview by a Construction Cost Consultant.

5.	An Initial Valuation addressed to the Finance Parties in respect of the Original Property.

6.	Evidence, in the form of an insurance broker certificate, that the insurance cover in force in respect of the Original Property complies with the terms of this Agreement and the necessary premia have been paid.

Development Documents

1.	A letter from the agreed legal adviser (as defined in Part 3 of Schedule 2) in Germany addressed to the Finance Parties summarising the terms of each Development Document with a Collateral Warranty Major Development Party and the scope of the Collateral Warranty in relation to each of those Development Documents, in relation to the Original Property.

2.	A Collateral Warranty from each Collateral Warranty Major Development Party in relation to the Original Property.

3.

A letter addressed to the Finance Parties from Clifford Chance LLP, legal advisors in Germany to the Obligors confirming that all Consents in relation to the Original Property have been obtained, it being understood that if a partial building permit (Teilbaugenehmigung) is delivered in relation to a Property in Germany, that permit shall be sufficient a Consent for the purpose of granting a Loan in relation to the financing of the costs of the demolition works (if any), earth works and the construction of the basement of that Property as permitted by that partial building permit.

4.	A copy of each Development Agreement, Property and Asset Management Agreement and Administrative Services Agreement.

Security and other Finance Documents

1.	In relation to:

(a)	the Borrower, the Company, each Asset Company (other than the Danish Asset Company) and the Danish Managing Company, an Account Security Agreement (and, in respect of the Swedish Managing Company, an agreed form of Account Security Agreement initialled by the Facility Agent and the Company);

(b)	each Obligor (other than the Company, the Borrower or the Original French Obligor) a Receivables Security Agreement (and, in respect of the Swedish Asset Company and the Original French Obligor, an agreed form of Receivables Security Agreement initialled by the Facility Agent and the Company);

(c)	each Obligor, a Shares Security Agreement (and, in respect of the Swedish Asset Company, an agreed form of Shares Security Agreement initialled by the Facility Agent and the Company); and

(d)	each Obligor (other than the Borrower), a Development Security Agreement (and, in respect of each Swedish Obligor, an agreed form of Development Security Agreement, in each case, initialled by the Facility Agent and the Company).

2.	Each Direct Agreement (and, in respect of the Equity Subsidiary incorporated in Sweden, an agreed form of Direct Agreement, initialled by the Facility Agent and the Company).

3.	In relation to the Original Property, a Real Estate Security Document securing the Relevant Real Estate Security Amount.

4.	A Hedging Assignment.

5.	The Subordination Agreement.

6.	Copies of the documentation for the Hedging Arrangements.

7.	The share certificates of each Original Obligor together with duly executed stamped stock transfer forms (if applicable).

8.	Copies of the bank mandates for the Accounts.

Legal opinions

1.	A legal opinion of Allen & Overy LLP, London, legal advisers in England to the Mandated Lead Arranger and the Facility Agent addressed to the Finance Parties.

2.	A legal opinion of Allen & Overy LLP, Paris, legal advisers in France to the Mandated Lead Arranger and the Facility Agent addressed to the Finance Parties.

3.	A legal opinion of Gorissen Federspiel Kierkegaard, legal advisers in Denmark to the Mandated Lead Arranger and the Facility Agent addressed to the Finance Parties.

4.	A legal opinion of Allen & Overy LLP, Frankfurt, legal advisers in Germany to the Mandated Lead Arranger and the Facility Agent addressed to the Finance Parties.

5.	A legal opinion of Allen & Overy LLP, Amsterdam, legal advisers in The Netherlands to the Mandated Lead Arranger and the Facility Agent addressed to the Finance Parties.

6.	A legal opinion of Allen & Overy LLP, Brussels, legal advisers in Belgium to the Mandated Lead Arranger and the Facility Agent addressed to the Finance Parties.

7.	A legal opinion of Allen & Overy Luxembourg, legal advisers in Luxembourg to the Mandated Lead Arranger and the Facility Agent addressed to the Finance Parties.

Other documents and evidence

1.	Evidence of the payment of all outstanding arrangement fees and any outstanding fees of the legal advisers of the Facility Agent and the Valuer or any Construction Cost Consultant.

2.	A copy of a form of loan agreement for Subordinated Loans.

3.	Linklater’s Memorandum.

4.	Evidence that €62,500,000 (the First Tranche) of the Equity Commitment is committed by the Equity Investors under the terms of the Joint Venture Agreement.

5.	A copy of the Joint Venture Agreement and the annexes thereto.

6.	The Due Diligence Report.

7.	In relation to the Original Property, evidence that a sufficient amount of the Equity Commitment has been contributed to the Company in form and substance satisfactory to the Facility Agent (being no less than 30 per cent. of the projected costs of the Development of the Original Property (as set out in the Real Estate Package).

8.	A tax opinion from each of PricewaterhouseCoopers and Deloitte & Touche (Brussels) addressed to the Finance Parties in respect of the 3 per cent. tax provided under Articles 990 D of the CGI.

9.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company before the first Utilisation Date is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

PART 2

FOR AN ADDITIONAL GUARANTOR

Additional Guarantors

1.	An Accession Agreement, duly executed by the Company and the Additional Guarantor.

2.	An accession agreement to the Subordination Agreement duly executed.

3.	A copy of the constitutional documents of the Additional Guarantor.

4.	A copy of a resolution (or any other relevant assembly) of the board of directors, if applicable, of the Additional Guarantor approving the terms of, and the transactions contemplated by, the Accession Agreement.

5.	A specimen of the signature of each person authorised on behalf of the Additional Guarantor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

6.	To the extent reasonably required or desirable for the purposes of issuing any legal opinion, a copy of a resolution signed by all (or any lower percentage agreed by the Facility Agent) of the holders of the issued or allotted shares in the Additional Guarantor approving the terms of, and the transactions contemplated by, the Finance Documents.

7.	To the extent reasonably required or desirable for the purposes of issuing any legal opinion, a copy of a resolution of the board of directors of each corporate shareholder in the Additional Guarantor approving the terms of the resolution referred to in paragraph 5 above.

8.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document specified in Part 2 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Agreement.

9.	If available, a copy of the latest audited accounts of the Additional Guarantor.

10.	Evidence that the agent of the Additional Guarantor (other than an Additional Guarantor incorporated in England and Wales) under the Finance Documents for service of process in England and Wales has accepted its appointment.

11.	Evidence that the procedure contemplated by sections 155-158 of the Companies Act 1985 or any equivalent in any other jurisdiction has been completed by all relevant Obligors, including copies of the auditor’s report and net assets letter for each Obligor incorporated in England and Wales and copies of the register of directors of each such Obligor.

For a French Obligor

1.	A certified copy of the statuts and an original of the extrait K-Bis of the relevant Registry of Commerce and Companies in respect of that French Obligor each dated no more than one month before the date of the Accession Agreement.

2.	Evidence that the person signing the Accession Agreement on behalf of an additional French Obligor is authorised so to do.

3.	For any French Obligor, a copy of the resolution of the board of directors made in accordance with Article L.225-38 of the French Commercial Code (and if that French Obligor is also a Guarantor, also made in accordance with Article L.225-35 of the French Commercial Code) approving the terms of, and the transactions contemplated by, this Agreement.

For a Dutch Obligor

1.	A copy of a resolution of the managing board or, if applicable, the supervisory board, and the shareholders in general meeting of the Dutch Obligor approving the terms of, and transactions contemplated by, this Agreement.

2.	Confirmation from the managing directors of the Dutch Obligor that it does not have a works council.

3.	An extract of the registration of the Dutch Obligor in the trade register of the chamber of commerce.

For a German Obligor

1.	A copy of a resolution of the shareholders (Gesellschafter) and, if applicable, the supervisory board (Aufsichtsrat) of each German Obligor approving the terms of, and the transactions contemplated by, this Agreement and any other Finance Document.

2.	A certified copy of an excerpt from the commercial register (Handelsregister) for each German Obligor.

3.	If applicable, a copy of a notarised power of attorney validly executed by an authorised managing director (Geschäftsführer) of each German Obligor authorising a specific person or persons to execute any Finance Document and to sign or send any document or notice in connection with a Finance Document.

For a Swedish Obligor

1.	A copy of the certificate of registration for the Swedish Obligor issued by the Swedish patent and registration office (patent - och registreringsverket) and a copy of the articles of association of the Swedish Obligor.

2.	(If applicable) a power of attorney authorising specific persons to execute any, Finance Documents or any other documents contemplated.

For a Danish Obligor

1.	A copy of or an online transcript from the Danish Commerce and Companies Agency (Erhvervs – og Selskabsstyrelsen) for each Danish Obligor.

2.	(If applicable) a power of attorney authorising specific persons to execute any Finance Documents or any other documents contemplated.

Security Document(s)

1.	Each Security Document (other than any Real Estate Security Document) over its assets, duly executed by the Additional Guarantor or, in respect of any Shares Security Agreement, its shareholders.

2.	A copy of any notices required to be sent under the Security Document(s).

3.	Share certificates, duly executed and stamped stock transfer forms in blank (if applicable).

4.	If applicable, consents from the relevant holders of negative pledges.

5.	Evidence that all such security, as required by the Facility Agent, has been released.

Development Documents

1.	A copy of the Development Agreement and the Property and Asset Management Agreement.

Legal opinions

1.	If applicable, a legal opinion from legal advisers to the Facility Agent in the jurisdiction of incorporation of the Additional Guarantor, addressed to the Finance Parties.

Other documents and evidence

1.	Evidence that all expenses due and payable from any Obligor under this Agreement in respect of the Accession Agreement have been paid.

2.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement or for the validity and enforceability of any Finance Document.

PART 3

FOR AN ADDITIONAL PROPERTY

Obligors

1.	A copy of the constitutional documents of the Obligor that owns the Additional Property or a certificate from a director of the Obligor that owns the Additional Property that these have not changed since they were last delivered to the Facility Agent under this Agreement.

2.	To the extent reasonably required or desirable for the purposes of issuing any legal opinion, a copy of a resolution of the board of directors (or any other relevant assembly) of the Obligor that owns the Additional Property approving the terms of, and the transactions contemplated by, the Security Documents referred to below.

3.	A specimen of the signature of each person authorised on behalf of the Obligor that owns the Additional Property to execute or witness the execution of the relevant Security Documents or to sign or send any document or notice in connection with the relevant Security Documents or a certificate from a director of the Obligor that owns the Additional Property that this has not changed since it was last delivered to the Facility Agent.

4.	A certificate of an authorised signatory of the Obligor that owns the Additional Property certifying that each copy document specified in this Part of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the last of the relevant Security Documents.

Real Estate Package

1.	A Real Estate Package for the Additional Property and, with regard to the projected Budgeted Costs set out in that Real Estate Package, an overview by a Construction Cost Consultant.

Insurance/Valuation

1.	Evidence, in the form of an insurance broker certificate, that the insurance cover in force in respect of the Additional Property complies with the terms of this Agreement and the necessary premia have been paid.

2.	An Initial Valuation addressed to the Finance Parties.

Additional Properties

A.	For all Additional Properties

1.	Copies of all Building Leases or Headleases in respect of the Additional Property (if any).

2.	A letter from the agreed legal adviser of the relevant Obligor that owns the Additional Property in that jurisdiction addressed to the Finance Parties confirming that all necessary Consents (other than, in respect of an Additional Property in France, the non-withdrawal certificate referred to in paragraph (a) of the definition of Planning Permission and, in respect of an Additional Property in Germany, those Consents agreed to by the Facility Agent) in relation to the Additional Property have been obtained.

For the purposes of this Schedule 2, the agreed legal advisers are:

(i)	Clifford Chance LLP for an Additional Property situated in Germany;

(ii)	Dechert LLP for an Additional Property situated in England and Wales;

(iii)	Hughes, Hubbard & Reed LLP for an Additional Property situated in France;

(iv)	Lexence for an Additional Property situated in The Netherlands;

(v)	Kromann Reumert for an Additional Property situated in Denmark;

(vi)	Advokatfirman Vinge (Göteborg) for an Additional Property situated in Sweden; or

(vii)	any other legal adviser acceptable to the Facility Agent.

B.	For an Additional Property in England

1.	Up to date official copy entries in respect of the Additional Property (if registered) confirming the relevant Obligor as registered proprietor.

2.	A clear Land Charges Registry search against the Obligor that owns the Additional Property or the results of Land Registry searches in favour of the Facility Agent on the appropriate forms against all of the registered titles comprising that Obligor’s interests in the Additional Property and:

(a)	giving not less than 25 Business Days’ priority beyond the date of the relevant Security Document; and

(b)	showing no adverse entries.

3.	Evidence that all Security Interests (other than under the relevant Security Document) affecting the relevant Obligor’s interests in the Additional Property have been, or will be, discharged by the Utilisation Date in respect of the Additional Property.

4.	All necessary Land Registry application forms in relation to the transfer of the Additional Property to the relevant Obligor and the charging of the Additional Property in favour of the Facility Agent (including a form to note the obligation to make further advances, a form to register the restriction contained in the Security Documents and a form for disclosable overriding interests), duly completed, accompanied by payment of the applicable Land Registry fees.

5.	A Land Transaction Return in relation to any stamp duty land tax payable in connection with the transfer of the Additional Property to the relevant Obligor, duly completed (stating the relevant Obligor’s solicitors as that Obligor’s agent and directing the Stamp Office to send its certificate to that Obligor’s solicitors), accompanied by payment of that stamp duty land tax and an undertaking from that Obligor’s solicitors to deliver the Stamp Office certificate to the Facility Agent or its solicitors within three Business Days of receipt.

6.	If applicable, a copy of a notice to the reversioner of the assignment/transfer of the Headlease to the relevant Obligor and the charging of the Headlease to the Facility Agent, accompanied by payment of the appropriate registration fees.

7.	If applicable, a copy of a rent receipt showing due payment of the latest instalment of rent under any Headlease.

8.	A Report on Title prepared by Dechert LLP or any other law firm acceptable to the Facility Agent together with an overview prepared by Allen & Overy LLP, London.

C.	For an Additional Property in France

1.	A declaration as to ownership of the Additional Property from a notary confirming the relevant Obligor as owner of the Additional Property.

2. (i)	A Land Registry (état hypothécaire) dated not more than two months prior to the date of the notarial mortgage deed to be granted to the Finance Parties over that Additional Property confirming that no Security Interest exists on the Additional Property; or

(ii)	A Land Registry (état hypothécaire) showing that certain Security Interests exist on the Additional Property accompanied with evidence that any Security Interest still registered has been released by its beneficiary (with a copy notarial deed of mortgage release granted by the beneficiary).

D.	For an Additional Property in The Netherlands

1.	A letter addressed to the Finance Parties from the relevant notary confirming that the relevant Obligor is registered with the public register of the relevant land registry (Kadaster) as owner or holder of the ground lease rights of that Additional Property.

2.	A letter addressed to the Finance Parties from the relevant notary confirming that the Security Document creates a first priority security interest over that Additional Property has been filed with the land registry.

E.	For an Additional Property in Denmark

1.	A letter from the agreed legal advisers (as defined in Part 3 of Schedule 2) to the Obligors in Denmark, addressed to the Finance Parties, confirming that the Danish Obligor is registered with the relevant land registry as owner of the Additional Property.

2.	To the extent that a legal adviser is appointed by the Obligors that is not an agreed legal adviser (as defined in Part 3 of Schedule 2), a certified true copy of the relevant Deed of Title (skøde) confirming the relevant Danish Obligor as owner of the Additional Property.

3.	To the extent that any legal adviser is appointed by the Obligors that is not an agreed legal adviser (as defined in Part 3 of Schedule 2), evidence from the relevant Land Registry that the relevant Danish Obligor is the owner of the Additional Property.

F.	For an Additional Property in Sweden

1.	A certified true copy of the official certificate of search (gravationsbevis) confirming the relevant Swedish Obligor as owner of the Additional Property.

2.	A letter from the agreed legal advisers (as defined in Part 3 of Schedule 2) to the Obligors in Sweden, addressed to the Finance Parties confirming that the relevant Swedish Obligor is the registered owner of the Additional Property with the relevant central land register.

3.	To the extent that a legal adviser is appointed by the Obligors that is not an agreed legal adviser (as defined in Part 3 of Schedule 2), a certified true copy of the certificate of registration of title (lagfart) for the Additional Property.

G.	For an Additional Property in Germany

1.	Either:

(a)	a certified land register excerpt (beglaubigter Grundbuchauszug) confirming that the relevant German Obligor is the owner of the Additional Property or the holder of a hereditary building right of the Additional Property; or

(b)	a German Notarial Certificate.

2.	A copy of all necessary Land Registry application forms in relation to any Land Charge and an original of a notarial confirmation.

3.	Evidence that all Security Interests (other than a Security Interest referred to in Clause 20.4(b)(vi) (Negative pledge)) affecting the Obligor’s interests in each Property have been, or will be, discharged, or in case of a German Notarial Certificate the respective filings to discharge the Security Interests (other than a Security Interest referred to in Clause 20.4(b)(vi) (Negative pledge)) have been made, by the Utilisation Date (including the relevant consents to discharge (Löschungsbewilligung)).

Security and other Transaction Documents

1.	The Security Documents in respect of the Additional Property (including any Receivables Security Agreement to the extent not executed on or prior to first utilisation of the Facility).

2.	All relevant registration forms and certificates in respect of the relevant Security Documents.

3.	A letter from the agreed legal adviser (as defined in this Part 3 of Schedule 2) in the relevant jurisdiction addressed to the Finance Parties summarising the terms of each Development Document with a Collateral Warranty Major Development Party and the scope of the Collateral Warranty in relation to each of those Development Documents, in relation to the Additional Property.

4.	A Collateral Warranty from each Collateral Warranty Major Development Party in relation to the Additional Property.

Legal opinions

1.	A legal opinion in relation to the Security Documents referred to above from legal advisers in the jurisdiction of incorporation of the relevant Obligor to the Facility Agent, addressed to the Finance Parties.

Other documents and evidence

1.	Evidence of the payment of all outstanding expenses payable by the Obligors under this Agreement in connection with the Finance Documents.

2.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Documents.

SCHEDULE 3

FORM OF REQUEST

To:	THE ROYAL BANK OF SCOTLAND PLC as Facility Agent

From:	SECOND SHURGARD FINANCE S.À R.L.

Date:	[ ]

SECOND SHURGARD FINANCE S.À R.L. – €140,000,000 Credit Agreement

dated [             ], 2004 (the Agreement)

1.	We refer to the Agreement. This is a Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Utilisation Date: [a Business Day falling within the Availability Period].

(b)	Amount/currency: [ ].

(c)	Interest Period: [ ].

3.	Our payment instructions are: [ ].

4.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.	This Request is irrevocable.

SECOND SHURGARD FINANCE S.À R.L.

By:

SCHEDULE 4

CALCULATION OF THE MANDATORY COST

1.	General

(a)	The Mandatory Cost is to compensate a Lender for the cost of compliance with:

(i)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces any of its functions); or

(ii)	the requirements of the European Central Bank.

(b)	The Mandatory Cost is expressed as a percentage rate per annum.

(c)	The Mandatory Cost is the weighted average (weighted in proportion to the percentage share of each Lender in the relevant Loan) of the rates for the Lenders calculated by the Facility Agent in accordance with this Schedule on the first day of an Interest Period (or as soon as possible after then).

(d)	The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

(e)	Any determination by the Facility Agent pursuant to this Schedule will be, in the absence of manifest error, conclusive and binding on all the Parties.

2.	For a Lender lending from a Facility Office in the U.K.

(a)	The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formulae:

for a Loan in Sterling:

AB + C(B+ D) + E x 0.01	per cent. per annum
100 + (A + C)

for any other Loan:

E x 0.01	per cent. per annum
300

where on the day of application of the formula:

A	is the percentage of that Lender’s eligible liabilities (in excess of any stated minimum) which the Bank of England requires it to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

B	is the percentage rate of LIBOR for the relevant Interest Period;

C	is the percentage (if any) of that Lender’s eligible liabilities which the Bank of England requires it to place as an interest bearing special deposit;

D	is the percentage rate per annum payable by the Bank of England on interest bearing special deposits; and

E	is calculated by the Facility Agent as being the average of the rates of charge under the fees rules supplied by the Reference Banks to the Facility Agent under paragraph (d) below and expressed in pounds per £1 million.

(b)	For the purposes of this paragraph 2:

(i)	eligible liabilities and special deposit(s) have the meanings given to them at the time of application of the formula pursuant to the Bank of England Act 1988 or (as appropriate) by the Bank of England;

(ii)	fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook or any other law or regulation as may then be in force for the payment of fees for the acceptance of deposits;

(iii)	fee tariffs means the fee tariffs specified in the fees rules under fee-block Category A1 (Deposit acceptors) (ignoring any minimum fee or zero rated fee required pursuant to the fees rules but applying any applicable discount rate); and

(iv)	tariff base has the meaning given to it in, and will be calculated in accordance with, the fees rules.

(c) (i)	In the application of the formulae, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5% and B = 15%, AB is calculated as 0.5 x 15. A negative result obtained by subtracting D from B is taken as zero.

(ii)	Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d)	If requested by the Facility Agent, each Reference Bank must, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules for that financial year of the Financial Services Authority (calculated by that Reference Bank as being the average of the fee tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

(e)	Each Lender must supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender. In particular, each Lender must supply the following information on or prior to the date on which it becomes a Lender:

(i)	the jurisdiction of its Facility Office; and

(ii)	any other information that the Facility Agent reasonably requires for that purpose.

Each	Lender must promptly notify the Facility Agent of any change to the information supplied to it under this paragraph.

(f)

The percentages of each Lender for the purposes of A and C above and the rates of charge of each Reference Bank for the purpose of E above are determined by the Facility Agent based upon the information supplied to it under paragraphs (d) and (e) above. Unless a Lender notifies the Facility Agent to the contrary, the Facility Agent may assume that the Lender’s obligations in respect of cash ratio deposits and special deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

(g)	The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender. The Facility Agent is entitled to assume that the information provided by any Lender or Reference Bank under this Schedule is true and correct in all respects.

3.	For a Lender lending from a Facility Office in a Participating Member State

(a)	The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent. This percentage rate per annum must be certified by that Lender in its notice to the Facility Agent as its reasonable determination of the cost (expressed as a percentage of that Lender’s share in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Facility Office.

(b)	If a Lender fails to specify a rate under paragraph (a) above, the Facility Agent will assume that the Lender has not incurred any such cost.

4.	Changes

(a)	The Facility Agent may, after consultation with the Company and the Lenders, determine and notify all the Parties of any amendment to this Schedule which is required to reflect:

(i)	any change in law or regulation; or

(ii)	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

(b)	If the Facility Agent, after consultation with the Company, determines that the Mandatory Cost for a Lender lending from a Facility Office in the U.K. can be calculated by reference to a screen, the Facility Agent may notify all the Parties of any amendment to this Agreement which is required to reflect this.

SCHEDULE 5

FORMS OF ACCESSION AND RESIGNATION DOCUMENTS

PART 1

FORM OF TRANSFER CERTIFICATE

To:	THE ROYAL BANK OF SCOTLAND PLC as Facility Agent

From:	[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date:	[ ]

SECOND SHURGARD FINANCE S.À R.L.– €140,000,000 Credit Agreement

dated [            ], 2004 (the Agreement)

We refer to the Agreement. This is a Transfer Certificate.

1.	The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.	The proposed Transfer Date is [ ].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	The parties to this Transfer Certificate agree that Article 1278 and 1281 of the French Civil Code apply to this Transfer Certificate.

5.	The Security Interests and guarantees created pursuant to the Agreement, any Security Document and any Accession Agreement are expressly reserved by the Existing Lender or the Facility Agent in accordance with Article 1278 and 1281 of the Belgian Civil Code and such Security Interests and guarantees shall benefit the New Lender or the Facility Agent with the same ranking as that benefiting the Existing Lender or the Facility Agent prior to the novation.

6.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be transferred by novation

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [                     ].

THE ROYAL BANK OF SCOTLAND PLC

By:

Note: It is the responsibility of each individual New Lender to ascertain whether any other document or formality is required to perfect the transfer contemplated by this Transfer Certificate including any interest in security.

PART 2

FORM OF COUNTERPARTY ACCESSION AGREEMENT

To:	THE ROYAL BANK OF SCOTLAND PLC as Facility Agent

From:	[COUNTERPARTY]

Date:	[ ]

SECOND SHURGARD FINANCE S.À R.L.– €140,000,000 Credit Agreement

dated [            ], 2004 (the Agreement)

We refer to the Agreement. This is a Counterparty Accession Agreement.

We, [COUNTERPARTY], agree to become a Counterparty and to be bound by the terms of the Agreement as a Counterparty.

This Counterparty Accession Agreement is governed by English law.

[COUNTERPARTY]

By:

THE ROYAL BANK OF SCOTLAND PLC

By:

PART 3

FORM OF ACCESSION AGREEMENT

To:	THE ROYAL BANK OF SCOTLAND PLC as Facility Agent

From:	SECOND SHURGARD FINANCE S.À R.L. (the Borrower) and [Additional Guarantor]

Date:	[ ]

SECOND SHURGARD FINANCE S.À R.L. – €140,000,000 Credit Agreement

dated [            ], 2004 (the Agreement)

We refer to the Agreement. This is an Accession Agreement.

[Name of company] of [address/registered office] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor.

[Clause 40 (Enforcement) of the Agreement will have effect as if set out in this Accession Agreement.]1

This Accession Agreement is governed by English law.

SECOND SHURGARD FINANCE S.À R.L.

By:

[ADDITIONAL GUARANTOR]

By:

[1]	Include for a Belgian Obligor.

PART 4

FORM OF RESIGNATION REQUEST

To:	THE ROYAL BANK OF SCOTLAND PLC as Facility Agent

From:	SECOND SHURGARD FINANCE S.À R.L. and [relevant Guarantor]

Date:	[ ]

SECOND SHURGARD FINANCE S. À R.L. - €140,000,000 Credit Agreement

dated [            ], 2004 (the Agreement)

1.	We refer to the Agreement. This is a Resignation Request.

2.	We request that [resigning Guarantor] be released from its obligations as a Guarantor under the Agreement.

3.	We confirm that no Default is outstanding or would result from the acceptance of this Resignation Request.

4.	We confirm that as at the date of this Resignation Request no amount owed by [resigning Guarantor] under the Agreement is outstanding.

5.	This Resignation Request is governed by English law.

SECOND SHURGARD FINANCE S.À R.L.	[Relevant Guarantor]

By:	By:

The Facility Agent confirms that this resignation takes effect on [                    ].

THE ROYAL BANK OF SCOTLAND PLC

By:

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

[ON THE LETTERHEAD OF THE FACILITY AGENT]

To:	THE ROYAL BANK OF SCOTLAND PLC as Facility Agent

To:	SECOND SHURGARD SPRL

Date:	[ ]

Dear Sirs,

SECOND SHURGARD FINANCE S.À R.L.- €140,000,000 Credit Facility Agreement

dated [            ], 2004 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate.

2.	We confirm that as [a relevant testing date]:

(a)	Batched Interest Cover is [ ];

(b)	Consolidated Interest Cover is [ ]; and

(c)	the Loan to Value ratio is [ ].

3.	We set out below calculations establishing the figures in paragraph 2 above:

[        ].

4.	[We confirm that no Default is outstanding as at [relevant testing date].

SECOND SHURGARD FINANCE S.À R.L.

By:

[Insert applicable certification language]

for.............

[auditors of the Company]

SCHEDULE 7

STAMP DUTY AND REGISTRATION AND FORMALITY REQUIREMENTS

PART 1

APPLICABLE STAMP DUTY

1.	Nominal stamp duty (droit de timbre de dimension) payable in France under Article 899 of the French General Tax Code (Code générale des Impôts) in respect of each Finance Document that contains a written undertaking for payment or reimbursement of a sum of money, if made or registered in France, to which a French Obligor is party.

2.	Nominal stamp duties (droits de timbre et d’enregistrement fixe ou proportionnel) payable in Belgium in respect of each Security Document which is prepared (opgemaakt/dressé) in Belgium.

3.	Fixed and proportional registration duties (droits d’enregistrement fixe ou proportionnel) payable in Luxembourg in respect of each Finance Document registered with the Administration de l’Enregistrement et des Domaines in Luxembourg.

4.	If, in relation to a Property situated in Sweden, a new mortgage certificate is to be issued in Sweden, a stamp duty of two per cent. of the value of such newly issued mortgage certificate is payable.

5.	In relation to a Swedish Obligor of Property in Sweden if a new mortgage certificates needs to be issued in connection with a Security (such as a charge over real property) in Sweden, stamp duty of two per cent. of the amount of the new mortgage shall be paid.

6.	If, in relation to a Property situated in Denmark, a new mortgage is to be issued in Denmark, a registration fee of DKK1, 400 plus 1.5 per cent. of the value of such newly issued mortgage is payable.

7.	In relation to each Finance Document that has to be set down in a notarial deed (notariële akte) a stamp duty (registratierecht) of €3,000 is payable in The Netherlands for each notarial deed that has to be presented for registration (aanbieden ter registratie).

PART 2

APPLICABLE REGISTRATION AND FORMALITY REQUIREMENTS

1.	In relation to a French Obligor or a Property in France:

(a)	notarisation of the Real Estate Security Document relating to that Property and registration of an original or notarised copy of that Real Estate Security Document together with a duly executed and certified bordereaux d’inscription hypothécaire with the applicable Land Registry for the Property;

(b)	registration of the Shares Security Agreement relating to the shares of that Obligor in its shareholding books (compte d’actionnaire and registre des mouvements de titres) or (as applicable) registration (enregistrement) of that Shares Security Agreement with the French tax authorities and notification by bailiff (huissier) to that Obligor in accordance with article 2075 of the French Civil Code;

(c)	registration (enregistrement) of each Account Security Agreement relating to a bank account in France with the French tax authorities and formal notification (signification) by bailiff (huissier) of the bank at which that account is held in accordance with article 2075 of the French Civil Code;

(d)	if applicable, registration (enregistrement) of each Receivables Security Agreement governed by French law with the French tax authorities and notification by bailiff (huissier) to the relevant tenants under the Leases in accordance with article 2075 of the French Civil Code;

(e)	compliance with the formalities of publicité foncière in relation to any Receivables Security Agreement to which that Obligor is party;

(f)	notarial notification of the legal insurance pledge to the relevant insurance company in accordance with the terms of the Real Estate Security Documents and article L-121-13 of the Insurance Code (Code des Assurances).

2.	In relation to a Belgian Obligor (if shares of that Obligor are in registered form) registration of the Shares Security Agreement relating to those shares in its register of shareholders (aandeelhoudersregister/registre des actionnaires) or (if shares of that Belgian Obligor are in bearer form) delivery of the shares of that Obligor to the Facility Agent.

3.	In relation to a Dutch Obligor or a Property in The Netherlands:

(a)	execution of the Real Estate Security Document relating to that Property before a civil law notary and registration of a notarised copy of that Real Estate Security Document with the Land Registry (Dienst van het Kadaster en Openbare Registers) for the Property;

(b)	execution of each Shares Security Agreement relating to the shares of that Obligor before a civil-law notary and registration of that agreement in its shareholders register (aandeelhoudersregister); and

(c)	with respect to any Dutch law governed undisclosed rights of pledge (stil pandrecht) created pursuant to any of the Security Documents, registration thereof with the appropriate register.

4.	In relation to a German Obligor or a Property in Germany:

(a)	registration of the Land Charge in the land register (Grundbuch) of the competent Land Registry (Grundbuchamt);

(b)	notification to third party debtors of pledges in respect of any claims;

(c)	notification of share pledges to the company whose shares are being pledged;

(d)	notarial certificate of signature in relation to the Land Charge;

(e)	notarisation of the submission to immediate enforcement (Unterwerfung unter die sofortige Zwangsvollstreckung) relating to the Land Charge and registration of the submission to immediate enforcement in the land register of the competent land registry; and

(f)	notarisation of the Shares Security Agreement to the extent it relates to the shares limited liability company (Gesellschaft mit beschränkter Haftung).

5.	In relation to a Danish Obligor or a Property in Denmark:

(a)	execution of the Real Estate Security Document relating to that Property by duly authorised officers of the relevant Danish Obligor. Registration of the mortgage delivered together with the original Title of Deed (skøde) and a transcript from the Danish Commerce and Companies Agency;

(b)	execution of each Share Security Agreement relating to the shares of the relevant Danish Obligor and registration of that Share Security Agreement in the relevant Danish Obligor’s Share Register; and

(c)	execution of the Receivables Security Agreement and (if applicable) registration of the same.

(d)	execution of the Assignment of Insurance and notification to the relevant insurance company of the assignment.

6.	In relation to the Borrower:

(a)	registration of the Shares Security Agreement in its register of shareholders (registre des associés);

(b)	notification of the Account Security Agreement to the account holding bank.

7.	In relation to a Swedish Obligor or a Property in Sweden:

(a)	execution of any Real Estate Security Document and delivery of the mortgage certificates and a copy of the notification sent to the relevant district court regarding the registration of the pledge created by the relevant Real Estate Security Document;

(b)	execution of each Share Security Agreement relating to the shares of the relevant Swedish Obligor and delivery of the share certificates, notification to the relevant pledged entity and registration of the Share Security Agreement in the Swedish Obligor’s Share register (if the relevant Swedish Obligor is a limited liability company) or (in the case of a pledge of a limited partnership) a notification to the pledged limited partnership;

(c)	execution of the Receivables Pledge Agreement and a copy of the notification sent to the relevant insurance company; and

(d)	execution of the Account Security Agreement and a copy of the notification sent to the relevant Account bank.

SCHEDULE 8

PRINCIPLES OF CONSTRUCTION

1.	FRENCH TERMS

In this Agreement a reference used in connection with any French Obligor to:

(a)	a winding-up, administration or dissolution (and each of those terms) includes a redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire under Article L.620-1 et seq. of the French Commercial Code;

(b)	a composition, assignment or similar arrangement with any creditor includes a réglement amiable under Article L.611-3 et seq. of the French Commercial Code;

(c)	a compulsory manager, receiver, administrator includes an administrateur judiciaire, administrateur provisoire, mandataire ad hoc, conciliateur or mandataire liquidateur;

(d)	a lease includes an opération de crédit-bail;

(e)	a reconstruction includes any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with Articles L.236-1 to L.236-24 of the French Commercial Code;

(f)	a Security Interest includes any type of security (sûreté réelle) and transfer by way of security;

(g)	a person being unable to pay its debts includes that person being in a state of cessation des paiements;

(h)	the French Commercial Code means the Code de Commerce; and

(i)	the French Civil Code means the Code Civil.

2.	BELGIAN TERMS

In this Agreement a reference used in connection with any Belgian Obligor to:

(a)	a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer includes any curator/curateur, vereffenaar/liquidateur, voorlopig bewindvoerder/administrateur provisoire, gerechtelijk deskundige/expert judiciaire, mandataris ad hoc/mandataire ad hoc and sekwester/séquestre;

(b)	a Security Interest includes any mortgage (hypotheek / hypothèque), pledge (pand / nantissement), any mandate to grant a mortgage, a pledge or any other real surety (mandaat/mandat), privilege (voorrecht / privilège), reservation of title arrangement (eigendomsvoorbehoud / droit de rétention), any real surety (zakelijke zekerheid / sûreté réelle) and any transfer by way of security (overdracht ten titel van zekerheid / transfert à titre de garantie);

(c)	a person being unable to pay its debts is that person being in a state of cessation of payments (staking van betaling/cessation de paiements);

(d)	a composition, assignment or similar arrangement includes, a minnelijk akkoord met alle schuldeisers / accord amiable avec tous les créanciers; winding up, administration or dissolution includes any vereffening/liquidation, ontbinding / dissolution, faillissement / faillite and sluiting van een onderneming/fermeture d’une enterprise;

(e)	an attachment, sequestration, distress, execution or analogous events includes any uitvoerend beslag/saisie exécutoire and bewarend beslag/saisie conservatoire; and

(f)	an amalgation, demerger, merger, consolidation or reconstruction includes a overdracht van algemeenheid/transfert d’universalité, overdracht van bedrijfstak/transfert de branche d’activité, splitsing/scission and fusie/fusion and assimilated transaction in accordance with article 676 and 677 of the Belgian Companies Code (gelijkgestelde verrichting/opération assimilée).

3.	DUTCH TERMS

In this Agreement, a reference used in connection with any Dutch Obligor to:

(a)	(where applicable) a necessary action to authorise, includes without limitation:

(i)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(ii)	obtaining an unconditional positive advice (advies) from the competent works council(s);

(b)	financial assistance means any act contemplated by:

(i)	(for a besloten vennootschap) Article 2:207(c) of the Dutch Civil Code; or

(ii)	(for a naamloze vennootschap) Article 2:98(c) of the Dutch Civil Code;

(c)	a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkte recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(d)	(i) a winding-up, administration or dissolution (and any of those terms) includes being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(ii)	a moratorium includes surséance van betaling and granted a moratorium includes surséance verleend;

(iii)	any step or procedure taken in connection with insolvency proceedings includes filing a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 16d of the Social Insurance Co-ordination Act of the Netherlands (Coördinatiewet Sociale Verzekeringen);

(iv)	a trustee in bankruptcy includes a curator;

(v)	an administrator includes a bewindvoerder; and

(vi)	an attachment includes a beslag.

4.	LUXEMBOURG TERMS

In this Agreement, a reference used in connection with any Luxembourg Obligor to:

(a)	a composition, assignment or similar arrangement with any creditor includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(b)	a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur;

(c)	a security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of real security (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; and

(d)	a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements).

5.	GERMAN TERMS

In this Agreement, a reference used in connection with any German Obligor to:

(a)	title when used in relation to Property situated in Germany, means sole legal and beneficial ownership (Alleineigentum) or, in the case of hereditary building rights (running for a minimum of a further 30 years), sole and legal entitlement (Alleinberechtigung);

(b)	a person being unable to pay its debts includes that person being in a state of Zahlungsunfähigkeit or being overindebted (Überschuldung) or being at risk of being unable to pay its debts as they fall due (drohende Zahlungsunfähigkeit);

(c)	a compulsory manager, receiver, administrator includes an Insolvenzverwalter or creditor’s trustee (Sachwalter); and

(d)	a winding up, administration or dissolution (and each of those terms) includes insolvency proceedings (Insolvenzverfahren).

6.	DANISH TERMS

In this Agreement, a reference used in connection with any Danish Obligor to Financial Assistance means any act contemplated by it pursuant to Section 49 and 50 of the Danish Act on Private Limited Liabilities Companies (Anpartsselskabsloven).

7.	VAT

In this Agreement VAT:

(a)	in relation to France means value added tax chargeable under or pursuant to the French General Tax Code (Code Général des Impôts) and the EC Sixth Directive (77/388/EEC); and

(b)	in relation to Belgium, either Taxe sur la Valeur Ajoutée or Belasting over de Toegevoegde Waarde;

(c)	in relation to The Netherlands, Belasting over de Toegevoegde Waarde;

(d)	in relation to Luxembourg, the tax imposed by the Sixth Council Directive (77/388/EEC) of the European Communities and any national legislation implementing that directive together with legislation supplemental thereto; and

(e)	in relation to Germany means value added tax chargeable under or pursuant to the German VAT Law (Umsatzsteuergesetz).

SIGNATORIES

Company

SECOND SHURGARD SPRL

By:

Borrower

SECOND SHURGARD FINANCE S.À R.L.

By:

Guarantors

SHURGARD DEUTSCHLAND RE 2 GMBH

By:

SECOND SHURGARD FRANCE SAS

By:

SECOND SHURGARD NEDERLAND B.V.

By:

SHURGARD UK PROPERTIES (2004) LIMITED

By:

SECOND SHURGARD DENMARK INVEST ApS

By:

SECOND SHURGARD DENMARK ApS

By:

Mandated Lead Arranger

THE ROYAL BANK OF SCOTLAND

By:

Original Lender

THE ROYAL BANK OF SCOTLAND PLC

By:

Facility Agent

THE ROYAL BANK OF SCOTLAND PLC

By: